UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
NCR VOYIX CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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o	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Time and Date 9:30 a.m., Eastern Time, on Wednesday, June 3, 2026 Place Virtual Meeting via webcast at www.virtualshareholdermeeting.com/VYX2026 Record Date March 16, 2026

The Annual Meeting will be held in a virtual format only on the Internet. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/VYX2026.
You will also be able to vote your shares electronically at the Annual Meeting. You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to vote and ask questions during the meeting.
For more information about our virtual meeting process, including how to access technical support, if necessary, please see the Questions Relating to this Proxy Statement — Information about Our Virtual Annual Meeting section of this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2026
This proxy statement and NCR Voyix’s 2025 Annual Report are available at www.proxydocs.com/VYX. Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of the proxy statement. The Company’s 2025 Annual Report is not proxy soliciting material.

Notice of Annual Meeting of Stockholders
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of NCR Voyix Corporation, a Maryland corporation (“NCR Voyix” or the “Company”), will be held at 9:30 a.m., Eastern Time, on Wednesday, June 3, 2026. The Annual Meeting will be held virtually, which will be conducted via live webcast.
Items of Business
NCR Voyix stockholders who are entitled to vote at the Annual Meeting will consider and vote upon the following proposals:

1
To elect the eight individuals to the Company's Board of Directors (the “Board of Directors” or the "Board") as described in these proxy materials, each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies

2	To approve, on a non-binding and advisory basis, the compensation of the Company's named executive officers (Say on Pay), as described in these proxy materials

3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026

4	To approve the NCR Voyix Corporation 2026 Stock Incentive Plan

5	Any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Other Important Information
•Stockholders of NCR Voyix who are entitled to vote at the Annual Meeting are record holders of common stock, par value $0.01 per share ("common stock"), and record holders of shares of Series A Convertible Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share (the "Series A Preferred Stock") at the close business on March 16, 2026 (collectively, "Stockholders").
•Stockholders will vote together as a single class, and holders of our Series A Convertible Preferred Stock will vote on an as-converted basis.
•Your shares cannot be voted unless you virtually attend the Annual Meeting via webcast or your shares are represented by proxy. Whether or not you plan to virtually attend the Annual Meeting you are encouraged to read the proxy statement and authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented and voted at the Annual Meeting.
Copies of these proxy materials are available at SEC Filings | NCR Voyix Corporation and www.virtualshareholdermeeting.com/VYX2026. You may also obtain these materials on the SEC website at www.sec.gov or by contacting the Company’s Corporate Secretary at NCR Voyix Corporation 864 Spring Street NW, Atlanta, Georgia 30308-1007.
By order of the Board of Directors,
Kelli Sterrett
Executive Vice President, General Counsel and Secretary
April 21, 2026

April 21, 2026
Dear Fellow Stockholders,
On behalf of the Board of Directors and management team, I would like to thank you for your investment in NCR Voyix.
Over the past year, we have been focused on three key objectives: aligning our cost structure with our strategy following the spin-off of the ATM business and subsequent non-core business divestitures, deepening engagement with our customers and employees, and modernizing our technology to support long-term growth. We took decisive actions to right size our cost structure, streamline operations, insource key functions, and implement our hardware ODM agreement. These actions improved efficiency, aligned the Company’s resources with our growth priorities, and created a stronger operational foundation for execution. With this foundation in place, I focused on direct engagement with our global base of customers and employees. As I shared last year, my initial priorities as Chief Executive Officer were to strengthen customer relationships and refine our product offerings to meet evolving service expectations. In parallel, I visited all of our primary offices, reinforcing our growth strategy and energizing our teams to drive disciplined execution.
As important as each of these efforts was, they ultimately enabled our most significant achievement in 2025: the modernization of our market‑leading software products. We entered 2026 with 20 early adopters of our next-generation products across enterprise retailers and restaurants in Europe, Asia-Pacific, and the United States. Recent customer signings in the U.S. include one of North America’s largest travel center operators and one of the largest fast-casual restaurant brands, both of which are already in the lab with our next-generation solutions.
Today, NCR Voyix is the global platform-powered leader in unified commerce for shopping and dining. As we look ahead, we are focused on executing the next phase of our strategy, which includes scaling our platform solutions with customer-centric AI enhancements, expanding our payments and services capabilities, and delivering our end-to-end proprietary offerings to new and existing customers. With modernized technology, a more efficient operating model, and a clear strategic roadmap, I believe NCR Voyix is now positioned to begin to drive long-term value creation for our stockholders.
Thank you for your continued support.
Sincerely,
James G. Kelly
President and Chief Executive Officer
NCR Voyix

Notice of Annual Meeting of Stockholders
Letter from the CEO

Proxy Statement Summary
The following is a summary of certain key disclosures found elsewhere in this proxy statement. This is only a summary, and it may not contain all the information that is important to you. NCR Voyix Corporation encourages you to carefully review this proxy statement in its entirety for more information as well as the Company’s 2025 Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”). References to “NCR Voyix,” “the Company,” “we,” “us,” or “our” refer to NCR Voyix Corporation.

Meeting Information
Time and Date	Place	Record Date
9:30 a.m., Eastern Time Wednesday, June 3, 2026	Virtual Meeting via webcast at www.virtualshareholdermeeting.com/VYX2026	March 16, 2026
The Annual Meeting will be held on the internet in a virtual format only. The holders of the Company’s common stock or its Series A Preferred Stock as of the Record Date above (collectively, “You” or the “Stockholders”) will be able to vote and submit questions electronically during the Annual Meeting. You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to vote and ask questions during the meeting.
For more information about our virtual Annual Meeting, including how to access technical support, if necessary, please see the "Questions Relating to this Proxy Statement – Information about Our Virtual Annual Meeting" section of these proxy materials.

Proposals for Your Vote and Board Recommendations
Stockholders having shares of common stock or shares of Series A Convertible Preferred Stock as of the Record Date will consider, and vote as a single class upon, the following four proposals:

PROPOSAL 1
Election of Directors
The election of each of James G. Kelly, Janet Haugen, Irv Henderson, Kirk Larsen, Laura Miller, Kevin Reddy, Laura Sen and Jeffrey Sloan as a director of the Company (each, a "Director Nominee and, collectively, the "Director Nominees"), with each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies. The Board believes that each Director Nominee possesses the qualifications and experiences necessary to provide quality advice and counsel to the Company’s management, effectively oversee the business and create long-term value for the Company’s stockholders. For more information on our Director Nominees, please review pages 3-7 below.
Board Recommendation FOR each nominee See page 2 for more information

PROPOSAL 2
Say on Pay: Advisory Vote on the Compensation of the Named Executive Officers
The approval, on a non-binding and advisory basis, of the compensation of the named executive officers as described in these proxy materials. Our executive compensation programs are designed to align the interests of our executives with those of our stockholders. To fulfill this objective, our compensation programs, including those of our executives, are structured to balance near-term results with long-term success, while mitigating excessive risk-taking and enabling us to attract, retain and reward our executive team for delivering stockholder value.
Board Recommendation FOR this proposal See page 26 for more information
PROPOSAL 3
Ratification of the Appointment of the Independent Registered Public Accounting Firm
The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Board Recommendation FOR this proposal See page 67 for more information
PROPOSAL 4
Approval of the NCR Voyix Corporation 2026 Stock Incentive Plan
The approval of the 2026 Stock Incentive Plan to replace the Company’s 2017 Stock Incentive Plan, which will, by its terms, expire in May 2027.
Board Recommendation FOR this proposal See page 71 for more information

How to Vote
Proxy Voting Methods
Internet	Telephone	Mail
www.proxyvote.com	1-800-690-6903	Sign, date and mail your proxy card (record holders) or your voting instruction form (beneficial owners)

2026 Proxy Statement	1

Corporate Governance Matters

PROPOSAL 1: Election of Directors

The election of each Director Nominee to serve as a member of the Board of NCR Voyix, with each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies.
Board Recommendation FOR each Director Nominee

Proposal Details
The NCR Voyix Board currently consists of nine members, each of whom was last elected by our Stockholders at our annual meeting of stockholders held on June 6, 2025 (the “2025 Annual Meeting”). The Board has nominated each of the eight Director Nominees, consisting of James G. Kelly, Janet Haugen, Irv Henderson, Kirk Larsen, Laura Miller, Kevin Reddy, Laura Sen and Jeffrey Sloan, each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies.
The Board has no reason to believe that any of the Director Nominees will be unable to serve; however, should one of them become unable to serve on the Board prior to the Annual Meeting, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by properly authorized proxies that were voted "FOR" the Director Nominee that became unable to serve will be voted "FOR" such substitute nominee.
How Does the Board Recommend that I Vote on this Proposal?
The Board recommends that you vote “FOR” the election of all eight Director Nominees, each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies. Proxies solicited by the Board and properly authorized will be exercised “FOR” the election of each of the eight Director Nominees unless you elect to vote “AGAINST” or “ABSTAIN” from voting for any Director Nominee.
Vote Required for Approval
The affirmative vote of a majority of the total votes cast for and against each Director Nominee by our Stockholders (via attendance at the virtual Annual Meeting or by proxy) is required. Holders of our Series A Convertible Preferred Stock will vote on an “as-converted” basis and will vote together as a single class with holders of our common stock. Abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the vote required to elect each Director Nominee.

2	2026 Proxy Statement

Corporate Governance Matters
Attributes of Director Nominees, Director Nominees for Election and Director Selection
Attributes of Director Nominees
The Board has identified the following skills and experiences as important in ensuring that our directors collectively possess the necessary core skills and specific areas of expertise to provide effective oversight of the Company and our long-term success. We believe our Director Nominees represent a well-rounded range of background, skills and experiences.

87.5% are independent

General Business

Public Company	7/8

P&L / Operations	6/8

Financial Expertise	6/8

Global Business	6/8

Governance	7/8

Specialist \ Industry

Retail / Restaurant Sector	4/8

Enterprise Technology / Digital Products
6/8

Finance & Deals	5/8

Functional Areas

Risk Management	6/8

Human Capital	8/8

2026 Proxy Statement	3

Corporate Governance Matters
Director Nominees for Election
Set forth below are the biographies for each Director Nominee nominated to serve on the NCR Voyix Board of Directors. Each biography contains certain qualifications, skills and attributes that the Board considered in its decision to nominate each of the Director Nominees to serve on the Board. The age reported for each director is as of the filing date of this proxy statement.

AGE: 64 PRESIDENT AND CHIEF EXECUTIVE OFFICER DIRECTOR SINCE: 2023

JAMES G. KELLY
James G. Kelly is President and Chief Executive Officer of NCR Voyix. He served as Independent Chairman of our Board of Directors from October 2023 to May 2024 and as Executive Chair from May 2024 to February 2025. Mr. Kelly previously served as Chief Executive Officer and as a member of the board of directors of EVO Payments, Inc. (“EVO”) from May 2018 until EVO’s acquisition by Global Payments Inc. (“Global Payments”) in March 2023. Prior to EVO’s initial public offering in 2018, Mr. Kelly served as Chief Executive Officer and a member of the board of directors of EVO Payments International from 2012 to 2018.
Before joining EVO, Mr. Kelly held several leadership roles at Global Payments from 2001 to 2010, including President and Chief Operating Officer from 2006 to 2010 and Senior Executive Vice President and Chief Financial Officer from 2000 to 2005. Prior to joining Global Payments, Mr. Kelly served as a managing director of Alvarez & Marsal, LLC, a leading global professional services firm, and as a manager of Ernst & Young’s mergers and acquisitions and audit groups.
Mr. Kelly currently serves as an investment committee member of an affiliated fund of Madison Dearborn Partners, LLC and is a member of the board of directors of Great Gray Trust Company. Mr. Kelly holds a bachelor’s degree from the University of Massachusetts, Amherst.
QUALIFICATIONS: Mr. Kelly’s qualifications include his extensive experience in senior leadership roles at publicly held companies including EVO and Global Payments; his significant experience in financial services and technology industries; his financial expertise; and his experience leading companies in operational, financial and strategic matters.

AGE: 68 INDEPENDENT DIRECTOR SINCE: 2023 NCR VOYIX COMMITTEES: Technology Committee

KEVIN REDDY
Kevin Reddy is the Independent Chair of our Board of Directors, a position he has held since February 2025. Mr. Reddy joined our Board in October 2023 and previously served as Lead Director from May 2024 through February 2025. Since 2016, Mr. Reddy has served as Managing Partner of Reddy Enterprises, providing advisory and management consulting services to distinguished investment funds.
Mr. Reddy previously served as Chief Executive Officer of Noodles & Company from 2006 to 2016. He became a member of its board of directors in 2006 and served as Chairman of the board from 2008 to 2016. Under his leadership, Noodles & Company held a successful initial public offering in 2013 and grew to more than 450 restaurants and in excess of 10,000 team members during his tenure. Prior to joining Noodles & Company, Mr. Reddy was the Chief Operating Officer and Restaurant Support Officer for Chipotle Mexican Grill Inc. and was instrumental in designing and building the infrastructure, team and culture to propel Chipotle from 11 locations to almost 500.
Mr. Reddy currently serves on the board of directors of K-MAC Enterprises Inc., a leading YUM! franchisee, operating over 300 Taco Bell restaurants in Arkansas, Missouri, Oklahoma, and Texas. He is an advisory board member of Aptive Environmental, LLC and Citation Capital. Mr. Reddy also serves as a Senior Operating Partner to a prestigious sovereign wealth fund and several early- stage innovative technology companies.
QUALIFICATIONS: Mr. Reddy’s qualifications include his leadership skills; his extensive experience in the restaurant industry; his financial expertise; and his independence.

4	2026 Proxy Statement

Corporate Governance Matters

AGE: 67 INDEPENDENT DIRECTOR SINCE: 2023 NCR VOYIX COMMITTEES: Audit Committee (Chair) and Compensation and Human Resources Committee

JANET HAUGEN
Janet Haugen joined our Board of Directors in October 2023. Ms. Haugen is the former Senior Vice President and Chief Financial Officer of Unisys Corporation (“Unisys”), a global information technology company, a role which she held from April 2000 to November 2016. She also held positions as Vice President, Controller and Interim Chief Financial Officer of Unisys between April 1996 and April 2000. Prior to joining Unisys, she held positions at Ernst & Young from 1980 to 1996, including as an audit partner from 1993 to 1996.
Ms. Haugen has served as a director and member of the audit committee of Bentley Systems, Incorporated., a software development company, since September 2020 and as its lead independent director and chair of its sustainability committee since December 2021 and March 2021, respectively. She has served as a member of board of directors of West Pharmaceutical Services, Inc., a leading provider of injectable solutions and services, since December 2024, serving as member of its audit committee and its finance committee. She is also a member of the board of directors and audit committee chair of Central Square Technologies.
Ms. Haugen served on the board of directors of Juniper Networks, Inc., a provider of high-performance networking and cybersecurity solutions, from May 2019 until July 2025, and as chair of its audit committee from February 2020 until July 2025. From 2018 to 2021, she served on the board of directors, as audit committee chair and as a member of the compensation committee of Paycom Software, Inc., a provider of comprehensive, cloud-based human capital management software. She also served on the board of directors and was chair of the audit committee of SunGard Data Systems Inc., a software and services company, from 2002 to 2005. She earned her bachelor’s degree in economics from Rutgers University.
OTHER PUBLIC COMPANY BOARDS: West Pharmaceutical Services, Inc.; Bentley Systems, Inc.
QUALIFICATIONS: Ms. Haugen’s qualifications include her extensive leadership experience; her financial expertise; her current and prior public company board and committee experience; her broad industry experience, including various software and technology companies; and her independence.

AGE: 57 INDEPENDENT DIRECTOR SINCE: 2024 NCR VOYIX COMMITTEES: Technology Committee (Chair) and Committee on Directors and Governance

IRV HENDERSON
Irv Henderson joined our Board of Directors in March 2024. Mr. Henderson is the Chief Executive Officer and Founder of KonstructIQ Inc., an AI-native platform purpose built for residential contractors that modernizes estimation, project management, and financial operations. Mr. Henderson formerly served as Executive Vice President and Chief Digital Officer for Small Business at U.S. Bank from September 2019 to December 2022, where he led development and execution of the One U.S. Bank digital strategy for business customers. Prior to U.S. Bank, Mr. Henderson was Chief Executive Officer and Founder of talech, a provider of point-of-sale (POS) systems for restaurants and retailers, from 2012 until talech’s acquisition by U.S. Bank in 2019. Mr. Henderson has also held various technology product leadership roles with Yahoo!, Obopay and InfoSpace Mobile. He holds an MBA from Cornell University.
QUALIFICATIONS: Mr. Henderson’s qualifications include his extensive leadership experience; his background in technology and point-of-sale software development; his retail and restaurant industry experience; and his independence.

2026 Proxy Statement	5

Corporate Governance Matters

AGE: 54 INDEPENDENT DIRECTOR SINCE: 2019 NCR VOYIX COMMITTEES: Compensation and Human Resource Committee and Audit Committee

KIRK LARSEN
Kirk Larsen has been a member of our Board of Directors since September 2019. Mr. Larsen is Chief Financial Officer of Relativity, a global legal technology company, a role he has held since April 2024. He served as an Advisor to ICE Mortgage Technology Holdings, Inc., a division of Intercontinental Exchange, Inc. (“Intercontinental Exchange”), from September to December 2023.
Mr. Larsen is the former President and Chief Financial Officer of Black Knight, Inc. (“Black Knight”), a provider of software, data and analytics to the mortgage and consumer loan, real estate and capital markets verticals, a position he held from May 2022 through the successful acquisition of the company by Intercontinental Exchange in September 2023. From January 2014 to May 2022, Mr. Larsen was Executive Vice President and Chief Financial Officer of Black Knight. From January 2014 to April 2015, he also served as the Executive Vice President and Chief Financial Officer of ServiceLink, a national provider of loan transaction services to the mortgage industry.
Before joining Black Knight, Mr. Larsen held leadership roles at Fidelity National Information Services, Inc., a financial services technology company, serving as Corporate Executive Vice President, Finance from July 2013 to December 2013 and as Senior Vice President and Treasurer from October 2009 to July 2013. He previously held finance and accounting roles at Metavante Corporation, Rockwell Automation, Inc. and Ernst & Young LLP.
QUALIFICATIONS: Mr. Larsen’s qualifications include his significant experience in leadership roles in publicly held technology companies; his expertise in mergers and acquisitions, technology and software; his financial expertise; and his independence.

AGE: 61 INDEPENDENT DIRECTOR SINCE: 2023 NCR VOYIX COMMITTEES: Risk Committee (Chair), Audit Committee and Technology Committee

LAURA MILLER
Laura Miller joined our Board of Directors in October 2023. From March 2021 to August 2024, Ms. Miller served as Executive Vice President and Chief Information Officer of Macy’s, Inc. (“Macy’s”). As CIO of Macy’s, her responsibilities included strategy, execution, operations, enterprise data and analytics, and cybersecurity for three brands across more than 650 locations. Prior to joining Macy’s, Ms. Miller was with InterContinental Hotels Group PLC (“IHG”) from 2013 to January 2020, where she held the role of Global Chief Information Officer. Prior to joining IHG, Ms. Miller was Senior Vice President, Financial Services Application Development for First Data Corporation, where she led several transformational initiatives to rearchitect the global business model to deliver operational and financial improvements.
Ms. Miller was appointed director of Wipro Limited in April 2026, a leading AI-powered technology services and consulting company. She also served on the supervisory board of Ahold Delhaize, a Dutch public company that is one of the world's largest food retail groups and a leader in supermarkets and e-commerce, from April 2024 to April 2026, serving as chair of its technology committee and as a member of its audit, finance and risk committees. She previously served on the board and as chair of the technology committee of EVO Payments, Inc., a global merchant acquirer and payment processor, and on the board of directors of LGI Homes, an industry-leading residential home design, construction, sales and marketing business.

Ms. Miller has a bachelor’s degree in Information Systems Management from the University of Maryland, Baltimore County, and holds a master’s degree in Computer Systems Management from the University of Maryland University College.

OTHER PUBLIC COMPANY BOARDS: Wipro Limited
QUALIFICATIONS: Ms. Miller’s qualifications include her global executive leadership experience as well as her extensive expertise in retail, technology and cybersecurity matters; and her independence.

6	2026 Proxy Statement

Corporate Governance Matters

AGE: 69 INDEPENDENT DIRECTOR SINCE: 2022 NCR VOYIX COMMITTEES: Committee on Directors and Governance (Chair) and Risk Committee

LAURA SEN
Laura Sen has been a member of our Board of Directors since May 2022. She most recently served as the Non-Executive Chairman of the board of directors of BJ’s Wholesale Club, Inc. (“BJ’s”), a membership-only warehouse chain, from January 2016 to April 2018, and was Chief Executive Officer of BJ’s from 2009 to 2016. She served as BJ’s Chief Operating Officer from 2008 to 2009 and served as BJ’s Executive Vice President of Merchandising and Logistics from 2007 to 2008. From 2003 to 2006, Ms. Sen was the Principal of Sen Retail Consulting, advising companies in the retail sector in the areas of merchandising and logistics.
Ms. Sen is a member of the board of directors of Burlington Stores, Inc., a nationally recognized off-price retailer of high-quality, branded merchandise, where she serves on the audit committee. Ms. Sen is also a member of the board of directors of Massachusetts Mutual Life Insurance Company, a privately held insurance company. Ms. Sen previously served as a director of EMC Corporation, rue21, inc., Abington Savings Bank and the Federal Reserve Bank of Boston.
OTHER PUBLIC COMPANY BOARDS: Burlington Stores, Inc.
QUALIFICATIONS: Ms. Sen’s qualifications include her current and prior experience as a director of other public companies; her significant leadership and management experience in leading a growth company and serving on boards of significant companies in the retail industry; her financial expertise; and her independence.

AGE: 58 INDEPENDENT DIRECTOR SINCE: 2025 NCR VOYIX COMMITTEES: Compensation and Human Resource Committee (Chair), Audit Committee and Technology Committee

JEFFREY SLOAN
Jeff Sloan joined our Board of Directors in March 2025. Mr. Sloan most recently served as Chief Executive Officer of Global Payments Inc. ("Global Payments"), a leading worldwide provider of software solutions and payments technology, from October 2013 to June 2023. He joined Global Payments as President, a role in which he served from June 2010 to September 2013. Between September 1998 and May 2010, Mr. Sloan held various executive positions at Goldman Sachs, including as Global Head of Goldman Sachs’ Financial Technology Group where he pioneered the firm’s FinTech investment banking practice.
Mr. Sloan has served on the board of directors of Corpay Inc., a global S&P 500 corporate payments company, since July 2013 and is a member of Corpay’s Executive and Acquisitions Committee and its Information Technology and Security Committee. Mr. Sloan has served on the board of directors of Guidewire Software, Inc., a provider of cloud-based software for the property and casualty insurance industry, since January 2025. He joined the board of directors of Verifone, Inc., a privately held global payments leader for merchants, financial institutions and financial technology companies, in June 2025.

OTHER PUBLIC COMPANY BOARDS: Corpay Inc.; Guidewire Software, Inc.
QUALIFICATIONS: Mr. Sloan's qualifications include his significant leadership experience as Chief Executive Officer of Global Payments; his technology and transactional experience; his current and prior experience serving on the boards of directors of public and private companies; his financial expertise; and his independence.

2026 Proxy Statement	7

Corporate Governance Matters
Director Selection
The Committee on Directors and Governance and our other directors are responsible for recommending nominees for membership to the Board. The director selection process is described in our Corporate Governance Guidelines. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Independent Chair of the Board and will consider individuals recommended for Board membership by the Company’s stockholders. In addition, periodically the Board or the Committee on Directors and Governance engages a third-party search firm to assist with identifying candidates who have the desired experience and expertise and who meet the qualification guidelines described below.
Our Corporate Governance Guidelines include qualification guidelines for directors. All candidates are evaluated by the Committee on Directors and Governance using these qualification guidelines. As part of the selection process under the Corporate Governance Guidelines, in addition to such other factors as it may deem relevant, the Committee on Directors and Governance will consider, a candidate’s:
•Management experience (including with major public companies with successful multinational operations);
•Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, which are assessed periodically by the Committee on Directors and Governance (such as public company experience, governance expertise, accounting and financial expertise, retail and restaurant industry experience, relevant technology and digital products background, capital allocation and investment experience, risk management oversight and human capital management);
•Desirability of range in age so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members;
•Independence, as defined by the Board (and under the standards of independence set forth in the Corporate Governance Guidelines, which reflect the independence standards provided in the NYSE listing standards);
•Diversity of thought and perspectives, including with respect to backgrounds, experiences, geography, industry experience, and board tenure;
•Personal characteristics matching the Company’s values such as integrity, accountability, financial literacy and high performance standards;
•Willingness to commit the time required to fully discharge responsibilities to the Board;
•Ability and willingness to represent stockholder interests;
•Awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and
•The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.
Each Director Nominee standing for election currently serves on our Board. All of the Director Nominees, with the exception of James G. Kelly, our Chief Executive Officer, have been determined by the Board to be independent under the standards of independence set forth in the Corporate Governance Guidelines, which reflect the independence standards provided in the NYSE listing standards.

8	2026 Proxy Statement

Corporate Governance Matters
Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing to the Company’s Corporate Secretary at NCR Voyix Corporation, 864 Spring Street NW, Atlanta, Georgia 30308-1007. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates.
Stockholders who wish to nominate an individual to serve as a director for inclusion in the Company’s proxy materials in accordance with the proxy access provisions in the Company’s bylaws, or to otherwise nominate an individual to serve as a director of the Company at the Company’s next annual meeting of stockholders, must follow the procedures described in the Company’s bylaws. See “Procedures for Nominations Using Proxy Access,” “Procedures for Stockholder Proposals and Nominations for 2027 Annual Meeting Pursuant to SEC Rule 14a-8” and “Procedures for Stockholder Proposals and Nominations for 2027 Annual Meeting Outside of SEC Rule 14a-8 and Pursuant to SEC Rule 14a-19” in this proxy statement for more details.
New Director Orientation
The Board has an orientation process for new directors that is overseen by its Committee on Directors and Governance. The orientation process program is tailored to meet the needs of each new director appointed to serve on our Board, dependent upon his or her level of experience serving on other boards or knowledge of the Company.

2026 Proxy Statement	9

Corporate Governance Matters
Our Governance Framework
At NCR Voyix, we strive to meet the needs of all stakeholders, including our customers, employees and investors, and the communities in which we serve. We are committed to promoting ethical business conduct and achieving compliance with applicable laws. The Board is responsible for overseeing management’s performance and our corporate governance practices and risk management activities. To ensure effective oversight, the Board leverages its committee structure to ensure that management is embedding strong governance practices within our operations and executing against the Company’s commitments to leading with integrity, transparency and accountability.
The Board has adopted Corporate Governance Guidelines that address significant corporate governance matters, including, among other things: the Board's size and composition; director selection; independence requirements; leadership roles; the Board's responsibilities; risk oversight; and Board compensation, committee membership and structure, meetings and executive sessions. Key governance documents, including the Corporate Governance Guidelines, our bylaws and each of the committee charters, are available online through our website at www.ncrvoyix.com/company/corporate-governance. In addition, you may also obtain, without charge, a written copy of these Corporate Governance Guidelines, or any of the Board’s committee charters, by writing to the Company’s Secretary at the address listed in the section below.
Communications with the Board of Directors
Stockholders or interested parties wishing to communicate directly with the Board or any individual director, the Independent Chair of the Board, or the Company’s independent directors as a group are welcome to do so by writing to the Company’s Corporate Secretary at NCR Voyix Corporation, 864 Spring Street NW, Atlanta, Georgia 30308-1007.
The Corporate Secretary will forward appropriate communications. Any matters reported by Stockholders relating to the Company’s accounting, internal accounting controls or audit matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board may also be made by writing to this address. For more information on how to contact the Board, please visit "Contact Corporate Governance" on our website at https://www.ncrvoyix.com/company/corporate-governance.
Key Governance Practices
We continue to demonstrate a strong commitment to corporate governance practices and policies that reinforce the Board's alignment with, and accountability to, our Stockholders:

Independent Chair
In February 2025, the Board appointed James G. Kelly, as the President and Chief Executive Officer of the Company. In connection with this appointment and pursuant to the Corporate Governance Guidelines, Mr. Kelly stepped down from his role as the Board’s Executive Chair and Kevin Reddy became the Board’s Independent Chair.

Supermajority of independent directors
The Board has adopted the NYSE definition of independence for listed companies. In addition, the Board believes that, as a matter of policy, the substantial majority of directors should be independent. Consistent with that policy, the Board has determined that seven of the eight Director Nominees nominated for election at the 2026 Annual Meeting of Stockholders are “independent” as defined by the NYSE.

Annual election of all directors	In 2016, we eliminated the classification of the Board. All directors are elected annually.

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Majority voting in director elections
Since our IPO, we have had majority voting in director elections, which was enhanced in 2021 to provide for a plurality voting standard in director elections where there are more nominees than directorships, consistent with market practice.

Board efforts to remove supermajority voting provisions
In 2020, the Board recommended that stockholders approve a proposal to amend and restate the Company charter to eliminate the supermajority voting provisions. Unfortunately, our stockholders did not approve the proposal by the vote required under the Company’s charter and Maryland law.
In 2019, the Board included a proposal in the Company’s proxy statement that was substantially similar to the 2020 proposal described above. However, despite twice adjourning our 2019 annual meeting of stockholders to solicit votes, our stockholders did not approve the balance of the proposal by the vote required under the Company’s charter and Maryland law.

Stockholder right to amend our bylaws
For decades our stockholders have had the concurrent power to amend our bylaws, provided that amendments to certain provisions require the affirmative vote of stockholders entitled to cast 80% of the votes entitled to be cast on the matter. As noted above, the Board's attempts to obtain the required stockholder approval to remove the supermajority vote requirements have been unsuccessful.

Proxy Access Bylaw	Since 2016

Stockholder right to call special meetings upon request of the holders of 25% of the votes entitled to be cast
For decades, our stockholders have had the right to call special meetings and, in 2018, the Board authorized and approved amendments to the Company’s bylaws to reduce the percentage ownership requirement necessary to allow stockholders to call a special meeting of stockholders from a majority of the votes entitled to be cast at the meeting to 25% of the votes entitled to be cast at the meeting, with limited exception.

Annual Say on Pay vote	Since inception of Say on Pay.

Our Code of Conduct
We believe that our long-standing commitment to corporate responsibility and ethical business conduct allows us to attract and retain customers, partners, employees and investors and promotes a culture of integrity and transparency. Our Code of Conduct establishes the standards by which we conduct our business operations and serves as our guide to act ethically and compliantly. The Code of Conduct applies to all NCR Voyix directors, officers, employees, contractors, agents and any other person representing or acting on behalf of NCR Voyix.
The Code of Conduct is available on our website at https://www.ncrvoyix.com/company/corporate-governance. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at NCR Voyix Corporation, 864 Spring Street NW, Atlanta, Georgia 30308-1007.

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The Culture and Values of NCR Voyix
We have taken extraordinary steps to accelerate the transformation of our business operations, technological capabilities and commercial offerings to advance our position as a global platform-powered leader in unified commerce for shopping and dining. Our people strategy has also evolved to ensure we focus our time and attention on what matters most: our customers, our employees, and the relationships that fuel sustainable growth.
We have adopted Get. Grow. Keep. as our guiding principles, demonstrating our strategy to:
•Get. Attract the right customers and talent,
•Grow. Deepen value and expand opportunity, and
•Keep. Earn long-term loyalty from our customers and our employees.
As we continue to modernize our software solutions and comprehensive service offerings, we aim to enable our retail and restaurant customers to deliver experiences that meet and exceed consumer expectations. We are committed to engaging with our customers to win together, delivering innovative solutions capable of adapting to meet consumer expectations. These values guide our daily decision-making and the way in which we conduct our business.
In 2025, we continued our global commitment to supporting the communities in which we work. Through the NCR Foundation, we partner with non-profit organizations to maximize our positive impact and make a true difference in our communities. We focus on three key areas: STEM education, economic development and disaster recovery.
Our Board of Directors
Each member of the NCR Voyix Board of Directors is elected by our Stockholders, and the Board is responsible for overseeing the management and affairs of the Company in alignment with the interests of our Stockholders. Directors are expected to serve in an advisory capacity to our management team, monitoring our performance, reviewing our strategic plans and financial objectives and ensuring that we remain committed to operating ethically and responsibly.
The NCR Voyix Board is guided by the Corporate Governance Guidelines and by the Company's bylaws, which address significant corporate governance matters, including, among other things, the size and composition of the Board, director independence, leadership, the Board’s roles and responsibilities, risk oversight, director compensation, committee membership and structure, meetings procedures and executive sessions, and director selection and retirement.

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The Corporate Governance Guidelines also contains an overboarding policy that requires directors to notify the Chair of the Committee on Directors and Governance prior to joining the board of directors at another public company. The Board believes that it is important for directors to be available to fulfill their responsibilities to the Company. The Board, through its Committee on Directors and Governance, will thoroughly assess a director’s availability to serve on the NCR Voyix Board where that director (a) serves on more than three other public company boards, (b) serves as an executive officer of any other public company while also serving on a total of two or more public company boards or (c) serves as a director of a potential competitor of the Company. In addition, the Chief Executive Officer of NCR Voyix may only serve on one other public company board and only if that service is approved by the Committee on Directors and Governance.
Director Independence
As established in the Corporate Governance Guidelines, the Board believes that a substantial majority of directors should be independent from the Company and its management. Annually, the Board reviews and assesses the independence of each director and that of each Director Nominee in accordance with NYSE rules, which are consistent with the Board's Corporate Governance Guidelines. The Board’s Committee on Directors and Governance assists with these assessments, providing input and recommendations to the Board regarding director and Director Nominee independence.
This year, the Committee on Directors and Governance reviewed each Director Nominee's independence and made independence recommendations to the Board. The Board, in turn, determined that seven of the eight Director Nominees are considered “independent” in accordance with applicable NYSE rules and the Board's Corporate Governance Guidelines. They are: Janet Haugen, Irv Henderson, Kirk Larsen, Laura Miller, Kevin Reddy, Laura Sen and Jeffrey Sloan.
To further the Board’s commitment to independence and in compliance with NYSE rules, following Board and committee meetings, the non-employee independent directors regularly hold executive sessions without members of management present.
Board Leadership, Meetings & Committee Structure and Risk Oversight
Board Leadership
Our Board is committed to independent leadership and, under our Corporate Governance Guidelines, the Board has appointed an independent director to serve as Independent Chair of the Board. In connection with Mr. Kelly's appointment as President and Chief Executive Officer of the Company, the Board appointed Mr. Reddy to serve as the Independent Chair of the Board, in February 2025.
The Board believes Mr. Reddy is well suited to serve as the Independent Chair given his leadership skills, extensive experience in the restaurant industry, his financial expertise, and his independence. As a result of his broad-based and relevant experience, our Board believes Mr. Reddy is well positioned to carry out the responsibilities of the Independent Chair, lead the Board and provide constructive, independent, and informed guidance and oversight to management. The Independent Chair has the following responsibilities:
•Leads Board meetings and chairs the annual meeting of stockholders;
•Collaborates with the Chief Executive Officer to establish the Board agenda and schedule meetings for the full Board and those held by its committees;
•Oversees the preparation and distribution of proxy materials to stockholders;
•Facilitates communications among directors and builds relationships with the Board;
•Assists in recruiting and retaining new Board members;

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•Provides input to the CEO and the Committee on Directors and Governance to the structure of the Board’s committees, including assignments, committee leadership;
•Assists the Committee on Directors and Governance to evaluate the performance of the Board and its committees;
•Leads discussions regarding CEO performance, personal development and compensation;
•Works with the CEO to ensure timely and sufficient information is sent to the Board;
•Stays current on major risks to the Company and its business and ensures the Board focuses on these; and
•If requested by Stockholders, makes him or herself available for consultation and/or direct communications.
Meetings & Committee Structure
The Board is responsible for overseeing our management team and the overall performance of the Company on behalf of our Stockholders. Directors stay informed of the Company’s business activities by participating in Board and committee meetings (including regular executive sessions of the Board), reviewing materials provided to them prior to the meetings and otherwise, and through discussions with the Company's Chief Executive Officer and other members of management and Company employees.
Under the Corporate Governance Guidelines, directors are expected to attend Board meetings and committee meetings for those on which they serve. The Board met 7 times in 2025, and each director attended 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person was a director); and (ii) the total number of meetings held by each of the committees of the Board on which such person served (during the periods that such person served). While the Company has no formal policy requiring director attendance at its annual meeting of stockholders, each director attended the annual meeting of stockholders that took place virtually in 2025.
The Board has five standing committees that meet regularly: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, the Risk Committee, and the Technology Committee, and each committee consists solely of independent directors. Our Corporate Governance Guidelines and our committee charters (referenced below) require that each of member of the Audit Committee, the Compensation and Human Resource Committee and the Committee on Directors and Governance be independent, and our Risk Committee charter also requires that each member of the Risk Committee be independent.
The Board has adopted a written charter for each committee it has formed, which describes that committee’s mission, composition and responsibilities. Each charter can be found under "Committee Memberships and Charters" on our website at https://www.ncrvoyix.com/company/corporate-governance.

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The Audit Committee, Compensation and Human Resource Committee, Committee on Directors and Governance, and Risk Committee met 5, 11, 5, and 4, times, respectively, during fiscal year 2025. The Technology Committee was formed in February 2026, and its first meeting is scheduled to occur in May 2026. Below is the current composition of each committee formed by the Board:

NCR Voyix Directors	Audit Committee	Compensation and Human Resource Committee	Risk Committee	Committee on Directors and Governance	Technology Committee

James G. Kelly

Catherine L. Burke

Janet Haugen	Chair

Irv Henderson					Chair

Kirk Larsen

Laura Miller			Chair

Kevin Reddy

Laura Sen				Chair

Jeffrey Sloan		Chair

In addition to the Board’s standing committees that meet regularly, the Board formed a Transaction and Finance Committee in 2023 that meets only on an ad-hoc basis when needed. The current members of the Transaction and Finance Committee are Mr. Henderson (Chair), Ms. Haugen, and Messrs. Larsen, Reddy and Sloan.
Audit Committee
Our Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, our independent registered public accounting firm's qualifications and independence, the integrity and adequacy of internal controls, and the performance of the internal audit function. Among other things, the Audit Committee also:
•Selects, evaluates, sets compensation for and, where appropriate, replaces the Company’s independent registered public accounting firm;
•Pre-approves all audit and non-audit services provided to the Company by its independent registered public accounting firm;
•Reviews and discusses with the Company’s independent registered public accounting firm its services and quality control procedures and the Company’s critical accounting policies and practices;
•Regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;
•Meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;
•Reviews the Company’s periodic SEC filings and quarterly earnings releases;

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•Reviews the Company’s compliance with legal and regulatory requirements; and
•Reviews and oversees the internal audit function.
Each Audit Committee member serving in 2025 was, and all current members are, independent and financially literate as determined by the Board under applicable SEC and NYSE rules. In addition, the Board has determined that the following three current members of the Audit Committee are each an “audit committee financial expert” as defined by SEC rules: Ms. Haugen, Mr. Larsen, and Mr. Sloan. Each member of the Audit Committee during 2025 and all current members were also determined by the Board to be independent based on applicable standards set forth in our Corporate Governance Guidelines and SEC and NYSE rules.
No member of the Audit Committee may receive any compensation, consulting, advisory or other fees from the Company, other than the Board compensation described below under the "Director Compensation" section of this proxy statement, as determined in accordance with applicable SEC and NYSE rules. Pursuant to the Audit Committee Charter, members of the Audit Committee are limited to serving on no more than two other audit committees of publicly traded companies, unless the Board determines that, after its evaluation, these other commitments would not impair a member’s ability to effectively serve the Company.
Compensation and Human Resource Committee
The Compensation and Human Resource Committee provides general oversight of the Company’s management compensation philosophy and practices. Among other things, the Compensation and Human Resource Committee also:
•Reviews and approves the compensation of the Company's executive officers, including the achievement of any applicable performance measures;
•Assesses the risks associated with the Company's compensation programs, including those that apply to the Company's executive officers;
•Reviews and approves executive compensation plans;
•Oversees our compliance with SEC and NYSE compensation-related rules;
•Reviews and approves any employment agreements, severance agreements, change-in-control agreements and special or supplementary compensation or benefits applicable to the Company's executive officers;
•Reviews and approves the financial and performance metrics and targets for the Company's executive officers; and
•Oversees management succession and development.
The Board determined that all members of the Compensation and Human Resource Committee during 2025 were, and currently are, independent based on independence standards set forth in the Corporate Governance Guidelines which reflect NYSE rules, including those provisions specifically applying to members of compensation committees at NYSE-listed companies.

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Committee on Directors and Governance
The Committee on Directors and Governance is responsible for reviewing the Board’s corporate governance practices and procedures, including compliance with the Company’s Corporate Governance Guidelines, and for making recommendations to the Board with respect to director candidates, director qualifications and committee assignments. Among other things, the Committee on Directors and Governance also:
•Reviews the composition of the Board and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors;
•Recommends to the Board the assignment of directors to various committees of the Board;
•Recommends the criteria and process to assess the Board’s performance, and oversees an evaluation of the Board based on such criteria;
•Reviews the Company’s charter, bylaws and Corporate Governance Guidelines, including the Director Qualification Guidelines and independence standards, and makes any recommendations for changes, as appropriate;
•Reviews and approves each related party transaction under the Company’s Related Person Transaction Policy (unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board);
•Reviews and makes recommendations to the Board concerning director compensation to the Board;
•Reviews the Company’s ethics and compliance programs; and
•Monitors compliance with independence standards established by the Board.
The Committee on Directors and Governance is authorized to engage consultants to review the Company’s director compensation program.
The Board has determined that each Committee on Directors and Governance member is independent based the independence standards within the Corporate Governance Guidelines, which reflect applicable NYSE rules.
Technology Committee
The Technology Committee assists the Board in overseeing management’s responsibilities with respect to technology, including, artificial intelligence, product development and innovation, operational transformation and infrastructure, and other strategic technology initiatives and investments. Among other things, the Technology Committee also:
•Reviews and assesses the Company’s strategies with respect to technology and innovation, including the adoption and use of artificial intelligence;
•Reviews and receives updates and reports from executive management on technology strategies utilized by partners and other industry participants, including, but not limited to, their use, adoption and advancement of technology;
•Reviews the Company’s strategic plans with respect to research and development for new product and service offerings;
•Reviews key goals and metrics relating to the achievement of the Company’s technology and innovation strategies;

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•Reviews the Company’s engineering, product and IT organizational structures, including key talent and leadership, development center locations, and lower-cost strategies;
•Evaluates evolving and emerging technological trends and developments, including how such trends and developments may impact the Company’s overall competitive position; and
•Coordinates with other committees established by the Board regarding technology-related matters, including the impact of technology and artificial intelligence on financial reporting, internal controls, compliance, cybersecurity, third-party risk, and enterprise risk oversight.
Risk Committee
The Risk Committee assists the Board with its oversight of executive management’s responsibilities to design, implement and maintain an effective enterprise risk management (“ERM”) framework for the Company’s overall operational, information security, strategic, reputational, technology, cybersecurity, and other risks. Among other things, the Risk Committee also:
•Oversees executive management’s overall deployment of an ERM framework and its risk measurement methodologies, including, as and when appropriate, integration of the framework into the Company’s strategic planning and capital allocation processes;
•Reviews and discusses with executive management the Company’s risk identification, risk tolerance, risk assessment and management practices for enterprise risks and the Company’s compliance with and performance against those policies, procedures and standards;
•Oversees and reviews and receives updates and reports from executive management on the state of: (a) the quality, adequacy and effectiveness of the Company’s data security, privacy, and technology policies, procedures, and internal controls, (b) cybersecurity and cyber incident response, and (c) business continuity and disaster recovery planning and capabilities;
•Reviews reports from the Company’s chief information security officer concerning the status of the Company’s information security program and other related matters; and
•Assists the Board with its oversight responsibilities for matters relating to corporate responsibility initiatives.
Risk Oversight
Oversight of Our Enterprise Risk Management Program
Our management team is responsible for the day-to-day assessment, identification, monitoring and decision-making with regard to the risks faced by the Company. However, the Board, acting directly and through its committees, plays a key role in overseeing management's processes for identifying and addressing areas of material risk to the Company, including, but not limited to, operational, financial, cybersecurity, legal, regulatory, strategic and reputational risks. The Board and its committees actively oversee the risks inherent in our business and operations in addition to implementation risks associated with our strategic plans. In doing so, the Board obtains regular assistance and input from its committees and receives regular reports from members of the executive leadership team and other key members of management.
The Risk Committee bears the primary responsibility for overseeing the Company's enterprise risk management program. Throughout the year, the Board and its committees review and discuss specific risk topics, and each committee of the Board provides periodic reports to the full Board regarding its areas of responsibility and oversight, which are described in more detail below. We believe that our Board’s active role in risk oversight supports our efforts to manage areas of material risk to the Company.

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Board/Committee	Primary Areas of Risk Oversight

Board
•Maintains primary oversight of strategic, operational, and financial-related risks
•Discusses with executive management and other business leaders our business strategy, operations and results, as well as developments in our industry, to enable the Board to evaluate competitive and operational risks

Audit Committee
•Oversees risks related to accounting and financial reporting, disclosure, internal control over financial reporting, legal and regulatory compliance
•Oversees the management of the internal audit function

Compensation and Human Resource Committee	•Oversees risks related to our compensation policies and practices as well as performance management, talent and succession

Committee on Directors and Governance
•Oversees risks related to the Company's governance practices as well as the composition of the Board and committees of the Board, director independence, Board performance and refreshment
•Oversees compliance with our Corporate Governance Guidelines
•Oversees our ethics and compliance programs

Risk Committee
•Oversees management’s design, implementation and maintenance of an effective enterprise risk management framework
•Oversees top enterprise risks and risks associated with cybersecurity, information security, business continuity, brand and reputation, and geopolitical and country risk

Technology Committee
•Oversees risks related to Company's strategies regarding technology and innovation, including the adoption and use of artificial intelligence
•Oversees management's execution against its technology strategies and initiatives, including, with respect to talent management and research and development

At the management level, we have a Vice President of Enterprise Risk Management who reports to our Executive Vice President, General Counsel and Secretary and leads our ERM program, assisting the Board and its Risk Committee in fulfilling its objectives with respect to ERM, corporate responsibility, third-party risk management ("TPRM") and business continuity planning ("BCP"). Our Vice President of Enterprise Risk Management is responsible for developing, managing and ensuring that our formal ERM, corporate responsibility, TPRM and BCP programs are designed to identify, assess and respond to material and emerging risks and opportunities that may impact the Company's ability to achieve its strategic objectives.
The Company’s ERM programs support our strategic objectives and corporate governance responsibilities. The ERM programs include the following primary objectives:
•Establish a standard risk framework and support policies and processes to identify, assess, respond to, and report on business risks and opportunities;
•Establish clear roles and responsibilities in support of the Company’s risk management activities;
•Ensure appropriate independent oversight of business risks and opportunities and the impacts of related business decisions on the Company’s risk profiles and tolerances;
•Ensure appropriate communication and reporting of business risks and opportunities including related response strategies and controls to the Company’s executive leadership and Board of Directors; and
•Provide relevant training to executives, managers and employees.

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Further, we have an Ethics & Compliance department, which reports to our Executive Vice President, General Counsel and Secretary and they are responsible for overseeing our global compliance programs and reporting processes and enforcing our Code of Conduct.
Cybersecurity Risk Oversight
The Risk Committee oversees our cybersecurity processes and policies on risk identification, management, and assessment. The Risk Committee also reviews the adequacy and effectiveness of such policies, as well as the steps taken by management to mitigate or otherwise control these cybersecurity exposures and to identify future risks. Our Chief Technology Officer and Chief Information Security Officer report regularly to the Risk Committee on cybersecurity and information security and the full Board reviews significant cybersecurity matters as appropriate. Included among the members of the Board and the Risk Committee are directors with experience in cybersecurity matters, and Board members actively engage in dialogue on the Company’s information security plans, and in discussions of improvements to the Company’s cybersecurity defenses. When the Company faces an actual or potential cybersecurity incident, the Company's established procedures dictate the appropriate notification and escalation processes which, depending on the level of severity assigned to the incident, includes notification of the Company's Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Privacy Officer, as well as with members of the Board in situations where the Company may be materially impacted by the actual or potential incident. The Board, including, if applicable, certain committees of the Board, will engage with key members of management under these circumstances to assess and manage the actual or potential incident.
Compensation Risk Management
Risk Assessment of Our Compensation Programs
The Company takes a prudent and risk-balanced approach to its incentive compensation programs to ensure that these programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking. The Compensation and Human Resource Committee evaluates the Company’s executive and broad-based compensation programs, including the mix of cash and equity, balance of short-term and longer-term performance focus, balance of revenue and profit-based measures, stock ownership guidelines, clawback policies and other risk mitigators. The Compensation and Human Resource Committee directly engages its independent compensation consultant to assist with this evaluation process. Based on this evaluation, the CHRC concluded that none of the Company’s compensation policies and plans are reasonably likely to have a material adverse effect on the Company.
Recently Completed Clawback Analysis
In the third quarter of 2025, the Company revised its previously issued financial statements to correct immaterial errors relating to the historical pre Spin-Off operations of NCR Atleos. The Compensation and Human Resource Committee reviewed the impact of such revisions and did not identify any executive compensation that was subject to clawback under applicable law or the Company’s clawback policy as a result of the revisions. None of the Company’s current executive officers received cash or equity-based incentive compensation during the applicable period impacted by the financial statement revision under the Company's clawback policy. In addition, the Compensation and Human Resource Committee determined that recovery was not required from any of the Company’s current or former executive officers because the revisions did not change the amount of incentive-based compensation that would have been paid to them.

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Director Compensation
The Committee on Directors and Governance oversees our Director Compensation Program (the “Program”) and reviews the form and amount of compensation payable to our non-employee directors. In recommending appropriate adjustments to director compensation under the Program, and with the assistance of an independent compensation consultant, the Committee on Directors and Governance considers peer group director pay practices and other relevant data and considerations. The Program provides for the payment of annual retainers and annual equity grants to non-employee Board members in accordance with the NCR Corporation 2017 Stock Incentive Plan, as amended (the “2017 Stock Plan”). Our 2017 Stock Plan generally caps non-employee director pay at $1 million per calendar year (including cash and grant date fair value of equity).
Annual Retainer
In May 2025, the Committee on Directors and Governance recommended, and the Board approved, that the annual retainer amounts for non-employee directors under the Program for the period between the 2025 Annual Meeting and the 2026 Annual Meeting (the “Board Year") would remain unchanged at $80,000 and that the additional annual retainer for Independent Chair service would remain unchanged at $130,000. In February 2026, the Committee on Directors and Governance further recommended and the Board approved, revising the compensation structure for the ad hoc Transactions and Finance Committee to replace the existing annual retainer with a per-meeting fee structure that is subject to an annual cap of $25,000 for the Committee Chair and $10,000 for Committee members. Additionally, in February 2026, the Committee on Directors and Governance recommended, and the Board approved the formation of the Technology Committee. Set forth below are the current annual retainer fees for member and chair committee service on each committee.

Additional Annual Retainers for Board Committee Service ($)

Committee	Chair	Member

Audit Committee	$35,000	$15,000

Compensation and Human Resource Committee	$25,000	$10,000

Committee on Directors and Governance	$17,500	$7,500

Risk Committee	$20,000	$10,000

Technology Committee	$25,000	$10,000

Transaction and Finance Committee	*	*

*As described above, the Board revised the compensation structure for retainer fees paid to members serving on the ad hoc Transaction and Finance Committee. Beginning in 2026, the fees are paid on a per-meeting basis, subject to an annual cap of $25,000 for the Chair and $10,000 for each member.
The Program provides for grants of prorated annual cash retainers for Board service to directors who join the Board mid-year. Cash retainers for committee service are prorated in the event a director commences or ceases service on a particular Committee of the Board mid-year. In each case, proration is based on the number of days served on the Board or the applicable Committee during the applicable payment period.
The annual retainers for Board and committee service are generally paid in four equal installments on approximately June 30th, September 30th, December 31st and March 31st. They may be received at the director’s election in cash or deferred restricted stock units distributable in shares of common stock after director service ends.

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Annual Equity Grant
Under the Program, the Committee on Directors and Governance and the Board determine the value of the annual equity grant made to non-employee directors elected at the annual meeting of stockholders. Annual equity grants made to directors vest fully one year after the grant date, subject to the director's continued service through such date. A director may elect for his or her annual equity grants to be deferred until after his or her service ends with the Company. The Program also permits prorated mid-year equity grants for non-employee directors who join our Board mid-year and in other appropriate circumstances. Mid-year equity grants generally vest on the same vesting date as the annual equity grants to full year directors.
In 2025, the annual equity grant value under the Program remained unchanged at $160,000. Accordingly, on June 6, 2025, the date of the 2025 Annual Meeting, each then serving non-employee director received an annual equity grant of restricted stock units ("RSUs") valued at $160,000. Upon his appointment to the Board on March 5, 2025, Mr. Sloan received a prorated annual equity grant in accordance with the Program.
Director Stock Ownership Guidelines
To foster equity ownership and align our Directors' interests with those of our stockholders, the Board has adopted Stock Ownership Guidelines for our non-employee directors. Within five years of his or her appointment to the Board, each non-employee director is expected to beneficially own NCR Voyix stock equal to five times the annual retainer amount for Board service. Beneficial ownership includes shares owned outright, restricted stock, RSUs and deferred shares, and excludes stock options. As of the Record Date (as defined below), every current non-employee director was in compliance with these guidelines or within the applicable five-year grace period.
Director Compensation Tables
For 2025, compensation for Messrs. Kelly and Wilkinson is disclosed in the "Summary Compensation Table" in the "Executive Compensation Tables" section of this proxy statement.

Compensation for 2025 ($)

Director Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)

Catherine L. Burke	113,187	159,990	—	273,177

Janet Haugen	135,000	159,990	—	294,990

Irv Henderson	112,500	159,990	—	272,490

Kirk Larsen	115,000	159,990	—	274,990

Laura Miller	115,000	159,990	—	274,990

Kevin Reddy	156,378	159,990	—	316,368

Laura Sen	102,095	159,990	—	262,085

Jeffrey Sloan(4)	94,571	198,558	—	293,129

(1)Shows the annual retainers earned in cash during 2025 by our non-employee directors.

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(2)This column reflects the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of annual equity grants in the form of RSUs (including RSUs that were deferred until after director service ends at the director’s election (also referred to as “phantom stock units”)). See Note 9 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, where we explain assumptions made in valuing equity awards.
(3)On June 6, 2025, Messrs. Henderson and Sloan and Mses. Burke, Miller and Sen each received grants of 14,096 RSUs, which will vest on June 6, 2026, subject to his or her continued service on the Board. Pursuant to prior elections made by Ms. Haugen and Messrs. Larsen and Reddy, they each received grants of 14,096 deferred shares on June 6, 2025, which will vest (but remain outstanding) on June 6, 2026, subject to his or her continued service. As of December 31, 2025, the following non-employee directors held vested (but outstanding) deferred shares of the Company: Ms. Haugen (12,413 deferred shares); and Mr. Larsen (48,110 deferred shares).
(4)Mr. Sloan received a prorated annual cash retainer payment of approximately $6,137 and a prorated annual equity grant in the form of RSUs valued at approximately $38,568 for his partial first year of service, which vested on May 29, 2025. Under the Program, Mr. Sloan also received the applicable annual cash retainer payments and an equity award for the Board Year described above.
Related Person Transactions
Under its charter, the Committee on Directors and Governance is responsible for the review of all related person transactions. The Board has adopted a Related Person Transaction Policy that provides that each related person transaction must be considered for approval by (i) the Committee on Directors and Governance or (ii) all of the disinterested members of the Board (the “Related Person Transaction Policy”).
The Related Person Transaction Policy requires each director and executive officer of the Company to report to the Company’s General Counsel any transaction that could constitute a related person transaction prior to undertaking the transaction. The General Counsel must advise the Committee on Directors and Governance Chair of any related person transaction of which the General Counsel becomes aware, whether as a result of reporting or otherwise. The Committee on Directors and Governance then considers each such related person transaction, unless the Committee on Directors and Governance determines that the approval of such transaction should be considered by all of the disinterested members of the Board, in which case such disinterested members of the Board will consider the transaction.
If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter became a related person transaction, then, in either case, the related person transaction shall be promptly presented to the Committee on Directors and Governance or the disinterested members of the Board, as applicable, for approval. If such related person transaction is not approved, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

2026 Proxy Statement	23

Corporate Governance Matters
Biographical Information of Our Executive Officers
The Company’s executive officers are appointed by the Board and serve at the Board's discretion, holding office until such officer's successor is elected and qualified or until such officer's earlier death, resignation or removal. Set forth below are the names and certain biographical information regarding the Company's current executive officers.

Name	Age	Position

James G. Kelly(1)	64	President and Chief Executive Officer

Brian Webb-Walsh	50	Executive Vice President and Chief Financial Officer

Darren Wilson	58	Executive Vice President and President, Retail and Payments

Beimnet Tadele	47	Executive Vice President and President, Restaurants

Kelli Sterrett	46	Executive Vice President, General Counsel and Secretary

James Wise	42	Chief Accounting Officer

(1)See Nominees for Election for biographical information regarding Mr. Kelly.
Brian Webb-Walsh has served as our Executive Vice President and Chief Financial Officer since October 2023 and joined the Company in 2023 shortly before the Spin-Off. Brian has global responsibility for finance, accounting, treasury, investor relations, tax, M&A and internal audit. He works with our business units to ensure success and profitability. Mr. Webb-Walsh has spent his career operating in global, publicly traded Fortune 500 organizations. Prior to joining NCR Voyix, he was most recently the CFO for UPS’ international, healthcare and supply chain solutions businesses from June 2021 to August 2023. Prior to UPS, he spent nearly five years as Executive Vice President and CFO of Conduent Incorporated, a technology-led business process services company that spun out of Xerox Corporation in 2017. He led all aspects of finance, real estate, procurement and transformation with a team of more than 1,000 professionals primarily in the U.S., India and the Philippines. Before Conduent, he spent 19 years at Xerox. At Xerox he developed strong financial discipline and leadership capability. His positions included divisional CFO roles, investor relations, and corporate financial planning and analysis. Mr. Webb-Walsh holds a bachelor's degree in management from the State University of New York at Geneseo, an MBA from Rochester Institute of Technology, and a master’s degree in accounting from George Washington University.
Darren Wilson has served as our Executive Vice President and President, Retail and Payments since February 2025, leading our global retail segment as well as driving the Company’s payments strategy. He joined NCR Voyix in November 2024 and previously served as Executive Vice President and President, International. Prior to joining NCR Voyix, Mr. Wilson served as President, International at EVO Payments Inc. from April 2014 to March 2023. Prior to EVO, he served in various leadership roles in global markets, including serving as Managing Director at Worldpay UK and CEO/President of Western Europe for Global Payments Inc. Mr. Wilson also held several strategic roles during his 22 years at HSBC Banking Group. Mr. Wilson holds an Associate of the Chartered Institute of Bankers degree after pursuing studies at both Birmingham and Warwick Universities.

24	2026 Proxy Statement

Corporate Governance Matters
Beimnet "Benny" Tadele has served as our Executive Vice President and President, Restaurants since January 2024. With an exceptional ability to navigate the complexities of today’s digital economy, Mr. Tadele excels at transitioning traditional business models to innovative Software as a Service (SaaS) and platform-based solutions, driving significant growth and operational efficiency. Prior to joining NCR Voyix in January 2024, Mr. Tadele was an officer at ACI Worldwide Inc. and served as Executive Vice President, Head of North America Business from July 2022 to January 2024, Senior Vice President, Global Head of Revenue Growth from May 2021 to July 2022 and Vice President, Global Head of Merchant Solutions from June 2018 to Mary 2021, Mr. Tadele earned advanced degrees in computational science and engineering from the Georgia Institute of Technology, where he developed a solid foundation in the principles that underpin today’s most successful tech-driven business models.
Kelli Sterrett has served as our Executive Vice President, General Counsel and Secretary since October 2023, and joined the Company in 2023 shortly before the Spin-Off. She has global responsibility for the Company’s legal, compliance and risk functions. Ms. Sterrett has spent her career as a corporate attorney, focusing on strategic transactions, corporate governance, and securities law matters. She has significant experience with regulated industries. Prior to joining NCR Voyix, Ms. Sterrett was most recently General Counsel at EVO Payments, a NASDAQ-listed electronic payments company from July 2021 to March 2023, and Deputy General Counsel from December 2018 to July 2021. Prior to EVO, she served as Deputy General Counsel of Scientific Games Corporation, a NASDAQ-listed technology and gaming company. She began her career as a corporate attorney at Gibson, Dunn & Crutcher in New York. Ms. Sterrett holds a bachelor's degree in political science from Colgate University and a juris doctorate from Columbia University School of Law.
James Wise has served as our Senior Vice President, Chief Accounting Officer since September 2025. Mr. Wise previously served as the Company’s Vice President, Assistant Controller since October 2023. Prior to that role, Mr. Wise served as the Company’s Director of Mergers & Acquisitions and Technical Accounting from October 2021 to October 2023. Between 2007 and 2021, Mr. Wise held progressively senior roles at PricewaterhouseCoopers LLP, most recently as Assurance Director. Mr. Wise holds a bachelor's degree from Auburn University and a Masters of Accounting degree from Auburn University Harbert College of Business.

2026 Proxy Statement	25

Executive Compensation

PROPOSAL 2: Say on Pay: Advisory Vote on the Compensation of the Named Executive Officers

Consider and vote on the approval, on a non-binding and advisory basis, of the compensation of the Named Executive Officers (Say on Pay), as described in these proxy materials.	Board Recommendation FOR this proposal

Proposal Details
We conduct a Say on Pay vote at our annual meeting of stockholders as required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We currently conduct the Say on Pay vote every year. Unless our Board changes its policy, our next Say on Pay vote following the 2026 Annual Meeting of Stockholders will be held at our 2027 annual meeting of stockholders. While this vote is non-binding, our Board and its Compensation and Human Resource Committee (as referenced throughout the various sections of this Proposal 2, including the "Compensation Discussion & Analysis" section, the "Committee") highly value the opinions of our stockholders. The Committee has considered, and will continue to consider, the outcome of the Say on Pay vote as part of its annual evaluation of our executive compensation program.
Please read the following "Compensation Discussion & Analysis" section as well as the tabular and narrative disclosure under the "Executive Compensation Tables" section of this proxy statement for information that is relevant and necessary to inform your vote on this proposal.
How Does the Board Recommend that I Vote on this Proposal?
The Board recommends that you vote, on a non-binding and advisory basis, "FOR" the approval of the compensation of NCR Voyix's executive officers disclosed in these proxy materials (as referenced throughout the various sections of this Proposal 2, including in the "Compensation Discussion and Analysis" section, the "Named Executive Officers" or "NEOs"). Properly authorized proxies received by the Board will be voted "FOR" this proposal unless they specify otherwise.
Vote Required for Approval
Under applicable Maryland law and the Company’s charter and bylaws, an affirmative vote of the majority of all the votes cast by our Stockholders (via attendance at the virtual Annual Meeting or by proxy) is required to approve, on a non-binding and advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in these proxy materials. Holders of our Series A Convertible Preferred Stock will vote on an “as-converted” basis and will vote together as a single class with holders of our common stock. Under Maryland law, abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the approval of this proposal.

26	2026 Proxy Statement

Executive Compensation
Compensation Discussion & Analysis
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes our executive compensation philosophy and program and compensation decisions made under the program for our Named Executive Officers for the fiscal year ended December 31, 2025. Our 2025 NEOs are listed below.

Name	Title

James G. Kelly(1)	President and Chief Executive Officer

Brian Webb-Walsh	Executive Vice President and Chief Financial Officer

Darren Wilson(2)	Executive Vice President and President, Retail and Payments

Beimnet Tadele	Executive Vice President and President, Restaurants

Kelli Sterrett	Executive Vice President, General Counsel and Secretary

Name	Former Title

David Wilkinson(3)	Former Chief Executive Officer

Eric Schoch(4)	Former Executive Vice President and President, Retail

(1)Mr. Kelly was appointed as our President and Chief Executive Officer as of February 4, 2025, and he previously served as Executive Chair of the Board from May 8, 2024 until February 4, 2025.
(2)Mr. Wilson was appointed as our Executive Vice President and President, Retail and Payments as of February 11, 2025, and he previously served as our Executive Vice President and President, International from November 6, 2024 until February 11, 2025.
(3)Mr. Wilkinson served as our President and Chief Executive Officer until February 4, 2025.
(4)Mr. Schoch served as our Executive Vice President and President, Retail until February 11, 2025.
The material terms of the compensation provided to our NEOs for 2025 are described in this CD&A section and set forth in more detail in the tabular and narrative disclosures under the "Executive Compensation Tables" section that follows, along with accompanying footnotes and narratives relating to those tables. This section also discusses our executive compensation philosophy, objectives, and design, including how and why the Committee arrived at the specific compensation policies and decisions during 2025 that involved our executive team, including our NEOs; the role of Meridian Compensation Partners ("Meridian"), the Committee’s independent compensation consultant for executive compensation matters for 2025; and the peer companies used in evaluating executive officer compensation.
Leadership Structure and Changes
Effective February 4, 2025, Mr. Kelly was appointed as the Company's President and Chief Executive Officer, having previously served as Executive Chair of the Company's Board of Directors since May 8, 2024. Mr. Kelly succeeded Mr. Wilkinson, who previously served as President and Chief Executive Officer until February 4, 2025.
The Board appointed Mr. Wilson as the Company's Executive Vice President and President, Retail and Payments, effective as of February 11, 2025, succeeding Mr. Schoch. From November 6, 2024 until February 11, 2025, Mr. Wilson served as our Executive Vice President and President, International.

2026 Proxy Statement	27

Executive Compensation
Additional Information and Definitions
This CD&A uses capitalized terms, certain of which are defined in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section of this proxy statement, including certain terms used with respect to the metrics established by the Committee that relate to our executive incentive plans.
Business Overview
NCR Voyix is a global platform-powered leader in unified commerce for shopping and dining, empowering customers to simplify transactions, optimize and scale operations and deliver superior experiences to customers through our modernized suite of microservices-based applications and comprehensive service offerings. We are headquartered in Atlanta, Georgia with approximately 13,500 employees across nearly 30 countries.
The Company has undertaken significant and transformative changes to its businesses in the recent past, starting with the spin-off of its ATM-focused business, which included its self-service banking, payments & network and telecommunications and technology businesses, into an independent publicly traded company, NCR Atleos Corporation (“NCR Atleos”). The spin-off of NCR Atleos was effectuated through a pro rata distribution of all outstanding shares of NCR Atleos common stock to holders of our common stock as of the close of business on October 2, 2023 (such transaction, the “Spin-Off”). Following the Spin-Off, the Company sold its Digital Banking segment businesses for a purchase price of $2.45 billion in September 2024. In connection with these transactions, the Company implemented a number of initiatives to reduce its cost structure to better align with the Company's focused operations as a platform-led software company.
In addition, we made the following announcements in 2026:
•January 2026 - The launch of our next-generation portfolio of proprietary cloud-to-edge applications built on the Voyix Commerce Platform, modernizing capabilities from over 50 legacy on-premise applications onto a single, scalable platform.
•March 2026 - The announced sale of our banking technology business in Japan, which is expected to be completed during 2026.
•March 2026 - The completed transition of our self-checkout and point-of-sale hardware business towards an outsourced design and manufacturing model in partnership with Ennoconn Corporation.
2025 Financial Highlights*
For the year ended December 31, 2025, we achieved the following financial results:
•Revenue was $2.7 billion.
•Net income from continuing operations attributable to NCR Voyix was $42 million.
•Adjusted EBITDA* was $425 million.
•Diluted EPS from continuing operations was $0.16; non-GAAP diluted EPS* was $0.90.
•Software & Services Revenue was $2 billion.
*    Definitions of the non-GAAP metrics referenced above can be found in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section. Refer to the "Supplementary Non-GAAP Information" section of this proxy statement for reconciliations of non-GAAP measures.

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Executive Compensation
Stockholder Engagement and 2025 Say on Pay Vote
We actively engage with our stockholders to understand their perspectives on our Company’s performance, operations, and business strategy, including, executive compensation. Members of management, including Mr. Kelly and Mr. Webb-Walsh, regularly participate in these stockholder engagements, and they utilize feedback received from stockholders to inform their decision-making and provide our Board members regular updates regarding stockholder sentiment. As appropriate, members of our Board are also made available to engage with stockholders.
Our annual Say on Pay vote is one avenue for the Board and the Committee to solicit and receive feedback from stockholders regarding our executive compensation program, and they believe that this vote provides valuable insights into the views of our stockholders on our executive compensation policies, practices and disclosures. The Committee carefully considers the results of the Say on Pay vote in addition to the feedback received from stockholders when designing and evaluating our executive compensation program. While investors affirmed their support of the compensation of our NEOs by a vote of over 91% in favor of the Company's Say on Pay proposal at the 2025 annual meeting, we have continued, and will continue, engaging with our stockholders to understand their perspectives and views on our Company, including our executive compensation program and other strategic initiatives.
As discussed in the “Board Meetings, Committee Structure and Risk Oversight” section of these proxy materials, we take a prudent and risk-based approach to our compensation programs so that our compensation practices promote alignment with the long-term interests of our stockholders and do not contribute to excessive risk-taking. The Committee, with the assistance of its independent compensation consultant, Meridian, undertakes an annual assessment of the Company’s compensation policies and practices, including the type and mix of short-term and long-term incentive compensation, to ensure the Company's programs continue to align management with stockholders’ interests and reward for high performance.

Say on Pay Voting Provides stockholders with the opportunity to vote on a non-binding and advisory basis on the Company's compensation policies and decisions with respect to the Company's NEOs

Review Say on Pay Results The Committee considers the results for evaluation of appropriateness of compensation policies and decisions

Review Investor Feedback Consider results of Say on Pay voting and investor feedback to understand areas of concern related to compensation plan design or decisions

Compensation Philosophy and the Committee's Role
Our executive compensation program design incentivizes and rewards our NEOs for achieving and exceeding strategic business and financial goals that are aligned with the long-term interests of our stockholders and the Company’s overall strategy and success. The Committee generally accomplishes this by linking a substantial majority of our NEO’s compensation to certain operational and financial performance metrics. The Committee regularly evaluates the elements of our program to ensure that they appropriately align executive pay with Company performance, do not encourage excessive risk-taking, consider the feedback shared by our stockholders, provide competitive compensation opportunities that attract, motivate and retain top talent, and are consistent with the goals of our Company and stockholders. The Committee annually approves the design of our executive compensation program, performance objectives, specific goals, results, target compensation levels and final compensation for our NEOs.

2026 Proxy Statement	29

Executive Compensation
Executive Compensation Practices
The table below highlights our key executive compensation practices, including those that we implemented because they support our desire to appropriately impact performance results in alignment with long-term stockholder interests, and those practices that we do not use because we do not believe they would serve our stockholders’ long-term interests. There were no changes to the practices below from the previous year.

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance. We structure a majority of pay to be 'at risk' to ensure alignment with key business objectives and interest of our shareholders.
No Guaranteed Annual Salary Increases or Guaranteed Bonuses. Salary increases and bonuses are not guaranteed for our NEOs. Salaries are based on individual performance evaluations and competitive considerations, while bonuses are generally tied to performance on corporate financial and non-financial metrics that link executive and stockholder interests and drive our business priorities.

Independent Compensation Consultant. The Committee retains an independent compensation consultant to evaluate and advise on our executive compensation programs and practices, as well as pay mix and levels for our NEOs.

No Compensation Plans that Encourage Excessive Risk Taking. Based on the Committee’s annual review, none of our pay practices incentivize executives or employees to engage in unnecessary or excessive risk-taking.

Double Trigger Benefits in the Event of a Change in Control. Equity awards do not vest in a change in control of NCR Voyix unless employment also ends in a qualifying termination or the awards are not assumed by a public company acquirer in the change in control.
No Hedging or Pledging of NCR Voyix Securities. Our policies prohibit hedging and pledging of the Company’s equity securities as described in the "Hedging and Pledging Policy" section below.

Reasonable Change in Control Severance. Change in control cash severance benefits range from 2 to 2.5 times target cash pay depending upon the executive’s position and is paid solely upon a qualifying termination of employment that occurs within a specified period prior to or following the change in control.

No Excessive Perquisites. We only offer perks that we believe make us competitive in our efforts to attract and retain highly talented executives, enhance productivity and ensure focus on critical business activities, and protect the health, safety and security of our executives.

Compliant Procedures for Trading of NCR Voyix Stock. We only permit executive officers to trade in NCR Voyix common stock with appropriately protective pre-clearance procedures, including pursuant to a Rule 10b5-1 trading plan.
No Dividends or Dividend Equivalents Paid on Unvested Equity Awards. Our existing 2017 Stock Incentive Plan requires that equity awards must vest before dividends are payable.

Compensation Clawback Policy. We maintain an executive officer clawback policy that requires the Company to recover incentive-based compensation in the event of an accounting restatement.	No Special Executive Pension Benefits. There are no special executive or broad-based pension benefits for any NEOs.

Robust Stock Ownership Guidelines. We require our executive officers to meet our guidelines, which range from one to six times salary, and to maintain the guideline ownership level after any transaction.
No Excise Tax Gross-ups. Our NEOs are not eligible for excise tax gross-ups or tax gross-ups on any perquisites other than standard relocation benefits.

Reasonable Severance Practices. Severance will not be paid under the 2024 Executive Severance Plan to NEOs who voluntarily resign from Company service (other than for "good reason"), and no additional amounts will be paid unless required to obtain additional covenants, transition services, or similar additional consideration determined to be proportionate, necessary and appropriate to protect the interests of the Company and our stockholders.
No Repricing Stock Options or SARs. Our existing 2017 Stock Incentive Plan prohibits repricing of stock options and stock appreciation rights without prior stockholder approval.

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Executive Compensation
Use of Market Data
The Committee, with assistance from Meridian, its independent compensation consultant, annually reviews competitive market data to assist with evaluating and establishing compensation levels for our NEOs. Meridian utilizes compensation peer group data (see the "Peer Group" section below) along with compensation survey information covering general and industry-specific data when analyzing the market competitiveness of our executive pay levels.
In 2025, the Committee reviewed a comprehensive analysis and assessment that Meridian prepared, which shows the competitive position of our NEOs’ pay mix and levels compared to the marketplace using a combination of survey data provided by the Company as well as proxy data from our peer group for the CEO and CFO positions. The Committee targets a reasonable range around the median for all pay elements to ensure recommendations are balanced against the following factors:
•Creation of stockholder value
•Internal equity
•External market
•Tenure
•Responsibility
•Company Performance
•Individual Performance
Management does not participate in Committee discussions about CEO compensation. No member of management provides recommendations for, or participates in discussions regarding, his or her own compensation.
Role and Responsibilities of the Compensation and Human Resource Committee
The responsibilities of the Committee include, among other things:
•Review and approve the compensation of the Company's executive officers, including the achievement of any applicable performance metrics;
•Assess the risks associated with the Company's compensation programs, including those applicable to the Company's executive officers;
•Review and approve any employment agreements, severance agreements, change-in-control agreements and special or supplementary compensation or benefits for executive officers;
•Oversee the Company's compliance with compensation-related requirements established by the U.S. Securities and Exchange Commission and the NYSE;
•Review and approve the financial and performance metrics and targets for the Company’s executive officers;
•Review management succession plans;
•Oversee the administration of the Company's clawback policy; and
•Perform the other duties and responsibilities as outlined in its charter or as delegated by the Board.

2026 Proxy Statement	31

Executive Compensation
Role of the Independent Compensation Consultant
The Committee retained and was advised by Meridian to assist with reviewing and overseeing our executive compensation programs for 2025. Meridian is a nationally recognized executive compensation consulting firm that is independent of the Company’s management and reports directly to the Committee. Pursuant to applicable SEC and NYSE rules, the Committee assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. When making executive compensation decisions, the Committee considered the advice and recommendations of Meridian. NEOs are not present when the Committee and Meridian discuss their compensation.
As the Committee’s independent compensation consultant, Meridian has an important role in our compensation program and provides the Committee with objective, expert analyses, independent advice, and comparative data on executive and director compensation. The Committee is responsible for appointing, compensating, retaining, and overseeing the work performed by its compensation consultant. A senior representative from Meridian generally attends Committee meetings, participates in executive sessions of the Committee without management present, and communicates directly with the Committee Chair and other Committee members outside of meetings.
Peer Group
The Committee reviews our peer group at least annually. While determining the appropriate composition of our peer group, the Committee considers companies that are reasonably representative of those with whom we compete for executive talent and those who are similar to us based on a number of criteria, including size and industry focus. Although the Committee reviews the compensation peer group annually, the Company's peer group is not necessarily changed each year.
Following its annual review in May 2024 and in consultation with Meridian, the Committee made changes to the Company's peer group for purposes of setting 2025 compensation levels. The changes to the compensation peer group were driven by the Company’s completed spin-off of NCR Atleos Corporation and the shift in the Company’s primary focus towards competing in the payments and technology industries.
The companies comprising our compensation peer group were as follows:

ACI Worldwide Inc.	Jack Henry & Associates, Inc.	The Western Union Co.

Dropbox Inc.	Open Text Corp.	Toast Inc.

GoDaddy, Inc.	Sabre Corp.	TTEC Holdings, Inc.

Informatica Inc.	Shift4 Payments Inc.	Twilio Inc.

Insight Enterprises, Inc.	Teradata Corp.	Zebra Technologies Corp.

32	2026 Proxy Statement

Executive Compensation
2025 Compensation Program
The following table sets forth the key elements of our 2025 executive compensation programs established by the Committee for our NEOs.

Element	Key Features

Base Salary
•Fixed cash compensation reflective of the competitive market for similar positions as well as individual skills, experience, abilities and performance
•Reviewed and adjusted to maintain market competitiveness
•Increases are not automatic or guaranteed

Annual Management Incentive Plan ("MIP")
•Rewards short-term performance
•Awarded in variable cash compensation based on company financial measures (Adjusted EBITDA and Revenue) as well as strategic scorecard metrics (percentage of recurring revenue, customer net promoter score, and employee satisfaction score)

Long-Term Incentive Program ("LTIP")
•Rewards long-term performance, drives long-term growth, aligns interest with stockholders, and promotes a culture of ownership and accountability
•Awarded in the form of 50% Time-Based Restricted Stock Units (TB-RSUs) and 50% Performance-Based Restricted Stock Units (PB-RSUs)
•PB-RSUs are based 50% on Pro Forma Free Cash Flow metrics and 50% on rTSR metrics

Pay elements that are considered “at risk” or contingent upon corporate performance are noted in the charts below. The Committee believes that the executive compensation design that it established creates an incentive to achieve our goals (short- and long-term) and aligns the interests of our NEOs with those of our stockholders. For Mr. Kelly, 90% of his 2025 target total compensation is considered at risk, which includes a base salary of $700,000, a target 2025 MIP award of $875,000, and a target 2025 equity award of $5,425,000 (consisting of 50% TB-RSUs and 50% PB-RSUs). The percentage of target total compensation that is directly linked to the performance of the Company for our NEOs, excluding our former executives, Mr. Wilkinson and Mr. Schoch, averaged 77% for 2025.
2025 Target Total Direct Compensation Pay Mix

2025 CEO Compensation Mix	2025 Other NEOs Compensation Mix

2026 Proxy Statement	33

Executive Compensation
2025 Compensation Program Elements and Payouts
The following describes the elements of our 2025 executive compensation program established by the Committee for our NEOs as well as the payouts earned and funded under the program.
2025 Base Salaries
The Committee endeavors to set base salaries at a level competitive with our peer group. This helps us attract and retain top quality executive talent, while keeping our overall fixed costs at a reasonable level. The annual base salaries for our NEOs for 2025 were as follows:

2025 Base Salary ($)

NEO	2025 Base Salary(4)

James G. Kelly(1)	$700,000

Brian Webb-Walsh	$550,000

Darren Wilson(2)	$599,596

Benny Tadele(3)	$500,000

Kelli Sterrett	$500,000

David Wilkinson	$800,000

Eric Schoch	$500,000

(1)Mr. Kelly’s base salary reflects his annual base salary that became effective upon his appointment as President and Chief Executive Officer as of February 4, 2025.
(2)Mr. Wilson's base salary reflects his annual base salary of £445,500 per year that became effective upon his appointment as Executive Vice President and President, Retail & Payments, on February 11, 2025. The U.S. dollar amount shown above reflects an approximate conversion using the exchange rate of 1 USD : 0.743 GBP as of December 31, 2025 (source: FactSet).
(3)Mr. Tadele's base salary was increased from $400,000 to $500,000, effective February 12, 2025.
(4)These salaries may vary from the "Summary Compensation Table," which reflects, where applicable, pro-rata treatment based on the appointment and salary adjustment dates indicated above.
2025 Management Incentive Plan ("MIP")
In 2025, our NEOs participated in the 2025 MIP. The 2025 MIP is an annual short-term cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of our annual financial plan and reward achievement of organizational objectives.

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Executive Compensation
At the beginning of the performance year, the Committee establishes an annual cash incentive plan target for our executive officers as a percentage of base salary based on market pay ranges and positioning within the senior leadership team. The 2025 MIP target bonus opportunities for our NEOs were as follows:

2025 Management Incentive Plan Target Opportunity (% of Salary)

NEO	Target MIP(1)

James G. Kelly(2)	125%

Brian Webb-Walsh	100%

Darren Wilson	100%

Benny Tadele	100%

Kelli Sterrett	100%

David Wilkinson	150%

Eric Schoch	100%

(1)Individual MIP payout is capped at 200% of target.
(2)Effective as of February 4, 2025, Mr. Kelly's MIP target was increased from 100% to 125% in connection with his appointment as President and Chief Executive Officer.
2025 MIP Objectives and Weightings
Awards under our 2025 MIP were calculated based on the achievement of corporate and strategic goals that tie payouts directly to key measures of our overall business performance. Further details regarding how the Company defines the below metrics can be found in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section.
•Adjusted EBITDA (50%): Adjusted EBITDA continues to be our primary financial performance objective, weighted at 50%. The Committee established Adjusted EBITDA as 50% of the 2025 MIP metrics because it is one of our key business objectives, aiming to drive profitable growth by increasing revenue and controlling operating costs, and is a critical measure our stockholders use to assess our annual performance.
•Revenue (30%): The Committee established Revenue as 30% of the 2025 MIP metrics because it is supported by our stockholders and continues to be a key indicator of our strategic execution on our growth strategy.
•Strategic Scorecard (20%): The Strategic Scorecard is an annual assessment of accomplishments and progress on strategic goals in recognition of their importance in supporting the Company's strategic objectives. For 2025, the strategic scorecard metrics and the weighting assigned to each metric were as follows: (i) percentage of recurring revenue (10%); (ii) customer net promoter score (5%); and (iii) employee satisfaction score (5%).

2026 Proxy Statement	35

Executive Compensation
Each financial metric is defined in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section of this proxy statement. The "Supplementary Non-GAAP Information" section of this proxy statement reflects a reconciliation of net income (loss) from continuing operations attributable to NCR Voyix (GAAP) to Adjusted EBITDA (Non-GAAP).
2025 Performance Objectives and Results
Each year, the Committee sets rigorous performance targets for our MIP based on our business strategy, alignment with stockholder interests, the annual financial plan, performance history, and industry outlook. The Committee established the following performance objectives for the 2025 MIP:
•Adjusted EBITDA Target: $475 million
•Revenue Target: $2,859 million
•Strategic Scorecard Targets: The targets are based on expected improvement over the prior year's results, which are designed to be challenging but achievable. We do not disclose the threshold, target or actual values for each of the strategic scorecard metrics, the disclosure of which could result in competitive harm to the Company.
The Committee approved the threshold, target and maximum funding levels for the 2025 MIP objectives (as shown in the table below) which, if achieved, would result in funding at 50%, 100%, and 200%, respectively. Actual achievement is interpolated between these points. The threshold for a particular MIP objective must be achieved before any payment will be made with respect to it. In no event can funding levels exceed 200%.
Adjusted EBITDA achieved by the Company for 2025 was $425 million, which was below the threshold MIP objective of $428 million as shown in the table below. This resulted in 0% funding for the Adjusted EBITDA objective under the 2025 MIP.
Revenue achieved by the Company for 2025 was $2,687 million, which was below the threshold of $2,716 million. This resulted in 0% funding for the Revenue objective under the 2025 MIP.
Based on the Committee’s evaluation, the Strategic Scorecard component under the 2025 MIP was achieved at 102% of target.
Based on achievement of each of our 2025 MIP objectives, as shown below, the 2025 MIP was achieved at 20.4% of target. However, in light of the Company not achieving threshold performance for either of the primary financial objectives (Adjusted EBITDA and Revenue), the Committee determined that the key financial strategic objectives of the 2025 MIP were not achieved and utilized the negative discretion provided for under the plan to establish a zero-dollar payout.

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Executive Compensation

2025 MIP Objectives and Performance Results

		Modifier Range			Performance Results	Weighted Metric Results	Total
	Weight	Threshold (50% Earned)	Target (100% Earned)	Maximum (200% Earned)

Adjusted EBITDA(1)	50%	$428M	$475M	$523M	$425M	—%	0%

Revenue(1)	30%	$2,716M	$2,859M	$3,002M	$2,687M	—%

Strategic Scorecard	20%	—%	—%	—%	—%	20.4%

Negative Adjustment						(20.4%)

(1)The Adjusted EBITDA and Revenue targets are shown after constant currency, certain unplanned items, and other Committee-approved adjustments noted with respect to the definition of this metric in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables."
In recognition of the complexity of, and management's successful execution against, certain 2025 activities related to the restructuring and transition of the Company's legacy hardware business to an outsource design with Ennoconn Corporation, the Committee considered and approved a one-time bonus of $100,000 for each of the Company's current NEOs, excluding the Chief Executive Officer, who did not receive any bonus.
2025 Annual Long-Term Incentive Program
Our annual Long-Term Incentive Program ("LTIP") directly aligns a large portion of the total compensation of our NEOs with the Company performance and the long-term interests of our stockholders. In February 2025, the Committee approved the structure of the 2025 LTIP annual awards, composed of 50% Time-Based Restricted Stock Units ("TB-RSUs") and 50% Performance-Based Restricted Stock Units ("PB-RSUs") and a target grant value for each of our executive officers. The Committee believes the balance of time-based and performance-based equity incentivizes performance in support of the Company's long-term strategy and promotes retention.
The 2025 TB‑RSUs vest in equal annual installments over three years. The 2025 PB‑RSUs, to the extent earned, will cliff vest on March 3, 2028, with vesting based 50% on our TSR performance from January 1, 2025 through December 31, 2027 relative to the TSR for the companies in the S&P 600 Information Technology Index over the same period, and 50% on our achievement of Pro Forma Free Cash Flow during the performance period from January 1, 2025 through December 31, 2027.
2025 Long-Term Incentive Plan

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Executive Compensation
2025 PB-RSU Relative TSR Performance and Payout Levels

Performance Level	Relative TSR Percentile Rank	Payout(1)

Maximum	Greater than or equal to 80th Percentile	200%

Target	55th Percentile	100%

Threshold	25th Percentile	50%

Minimum	Below 25th Percentile	—%

(1)Performance between levels is linearly interpolated.
The following table sets forth the target value and the accounting grant date fair values of the 2025 LTIP awards made to our NEOs.

2025 Annual Long-Term Incentive Plan Target

NEO	LTIP Target Value	Shares	ASC 718 Value(1)

James G. Kelly	$5,425,000	522,136	$5,712,168

Brian Webb-Walsh	$2,000,000	192,492	$2,105,862

Darren Wilson	$1,250,000	120,308	$1,316,170

Benny Tadele	$1,000,000	96,246	$1,052,931

Kelli Sterrett	$1,000,000	96,246	$1,052,931

David Wilkinson	—	—	—

Eric Schoch	—	—	—

(1)This column shows the valuation of the TB-RSUs and PB-RSUs granted to all NEOs in 2025 pursuant to the 2025 LTIP, as determined in accordance with FASB ASC Topic 718. The number of shares of the Company's common stock, comprising of the TB-RSUs and PB-RSUs, is determined by dividing the target value of the 2025 LTIP awards shown in the “LTIP Target Value” column by the closing price of the Company's common stock on the date of grant of $10.39 per share. The difference in value between the target value of the 2025 LTIP awards shown in the “LTIP Target Value” column and the “ASC 718 Value” column in the table above is solely due to the different requirements of ASC 718 as applied to the different kinds of 2025 LTIP awards. Under ASC 718, both the TB-RSUs and the portion of the PB-RSUs tied to financial metrics are also valued for accounting purposes using the Company's common stock price on the date of grant of $10.39 per share. However, the portion of the PB-RSUs tied to rTSR is valued using a “Monte Carlo valuation” on the date of grant, which instead of using the Company's common stock price on the date of grant of $10.39, simulates a distribution of stock prices throughout the remaining performance period for such PB-RSUs, resulting in a weighted grant date fair value for accounting purposes for such PB-RSUs of $11.49 per share.

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Executive Compensation
Other Benefits and Perquisites
Our U.S.-based NEOs, like our other full-time salaried U.S. employees, participate in our 401(k) plan and our health and welfare benefit programs designed to attract, retain and motivate our workforce and keep us competitive with other employers. Our 401(k) plan encourages employees to save and prepare financially for retirement. Health and welfare benefits help our workforce stay healthy, focused and productive. Our United Kingdom-based NEO is provided with comparable retirement, health and welfare programs.
Our NEOs are also eligible for other limited benefits that the Committee considers reasonable and appropriate under our executive compensation philosophy. These benefits, which do not represent a significant portion of our NEOs’ total compensation, are intended to attract and retain highly qualified talent, minimize distractions from critical Company business and protect the health and security of our key executives. These benefits are reported as All Other Compensation in our "Summary Compensation Table" in the "Executive Compensation Tables" section. They include a financial planning allowance of up to $15,000 per year, an annual executive physical exam, Company-paid life insurance premiums, and 401(k) or comparable retirement plan contributions for NEOs based outside the U.S.
We do not provide tax reimbursements (or tax gross-ups) with the exception of those provided in limited cases in connection with relocations required by the Company, which are generally also provided to non-executive employees.
Agreements with Our Named Executive Officers
Messrs. Kelly, Webb-Walsh, Wilson, Tadele, and Ms. Sterrett have agreements with the Company that generally set forth, among other things, their initial base salaries, target bonus opportunities and target equity awards, as well as benefit plan participation and applicable restrictive covenants. These agreements generally are not updated to reflect ordinary-course compensation changes or promotions. Messrs. Wilkinson and Schoch each entered into a separation agreement with the Company that detailed certain key terms with respect to their separations from the Company as described below.
James G. Kelly. In connection with his appointment as President and Chief Executive Officer, Mr. Kelly and the Company entered into a letter agreement dated February 4, 2025. The letter agreement describes Mr. Kelly's salary, incentive opportunities and awards and benefit plan participation. Mr. Kelly’s time-based equity-based incentive awards will vest in full upon a “Qualifying Termination” (as defined in the 2024 Executive Severance Plan, provided that in determining whether a Qualifying Termination has occurred, “Good Reason” will have the meaning given to such term in Mr. Kelly’s letter agreement), and all performance-based equity incentive awards will vest at the conclusion of the applicable performance period based on the Company’s actual performance during the applicable performance period. Such awards will also be eligible to vest upon Mr. Kelly’s voluntary retirement following his attainment of (x) both the age of sixty-five (65) and completion of at least five (5) years of combined employment and board service for the Company, or (y) any other combination of age and combined employment and board service that equals seventy (70), subject in each case to Mr. Kelly’s provision of at least six (6) months’ notice of intent to retire, and provided that equity-based incentive awards issued within twelve (12) months of retirement will not be eligible for retirement-based vesting acceleration. Mr. Kelly’s letter agreement also provides that Mr. Kelly will participate in the 2024 Executive Severance Plan; provided, that all cash severance payments to which Mr. Kelly may become entitled to under the 2024 Executive Severance Plan will be paid in three (3) equal installments, payable on each of the first three (3) anniversaries of Mr. Kelly’s termination of employment. Mr. Kelly’s letter agreement also contains customary employment terms and conditions, and restrictive covenants applicable to Mr. Kelly, including for three (3) years post-termination, non-solicitation and non-compete covenants. Mr. Kelly’s equity awards are each governed by the terms of the applicable award agreements and the terms of the 2017 Stock Incentive Plan.

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Executive Compensation
Prior to his appointment as President and Chief Executive Officer, Mr. Kelly served as Executive Chair of the Board from May 8, 2024 through February 4, 2025. The terms of Mr. Kelly's May 8, 2024 letter agreement for the Executive Chair role provided his initial salary, incentive opportunities and awards, benefit plan participation and related items including noncompete and other restrictive covenants. Mr. Kelly’s letter agreement also provided for Mr. Kelly’s eligibility to participate in the 2024 Executive Severance Plan; provided, that, in the event that Mr. Kelly ceased being the Executive Chair of the Board but thereafter remained in service to the Company as a non-employee director of the Board, such termination would not constitute a “Qualifying Termination” under the 2024 Executive Severance Plan.
Brian Webb-Walsh. Mr. Webb-Walsh’s June 9, 2023 letter agreement describes his initial salary, sign-on bonus, incentive opportunities and awards, benefit plan participation and related items including noncompete and other restrictive covenants. Pursuant to his letter agreement, if his employment is terminated other than for Cause or if he resigns for Good Reason (as each such term is defined in his letter agreement), Mr. Webb-Walsh’s unvested sign-on equity awards will vest immediately, and he will be entitled to separation benefits described in the 2024 Executive Severance Plan, as applicable. Mr. Webb-Walsh’s equity awards are each governed by the terms of the applicable award agreements and the terms of the 2017 Stock Incentive Plan.
Darren Wilson. Mr. Wilson entered into a Statement of Terms & Conditions of Employment ("Employment Contract") on November 1, 2024 in connection with his position as the Company's Executive Vice President and President, International. Mr. Wilson's employment contract describes his initial salary, benefits, sign-on equity grant, incentive opportunities and awards and certain other benefits and related items, including, noncompete and other restrictive covenants. In connection with his appointment as the Company's Executive Vice President and President, Retail and Payments, Mr. Wilson and the Company amended his Employment Contract on February 9, 2025 to increase his annual base salary and establish a new LTIP equity award target for 2025. All other terms of his Employment Contract, executed on November 1, 2024, remained in effect. Mr. Wilson is entitled to separation benefits described in the 2024 Executive Severance Plan.
Beimnet Tadele. Mr. Tadele's December 8, 2023 letter agreement describes his initial salary, incentive opportunities and awards, and his sign-on bonus and equity awards, benefit plan participation and related items including noncompete and other restrictive covenants. Mr. Tadele is entitled to separation benefits described in the 2024 Executive Severance Plan.
Kelli Sterrett. Ms. Sterrett's July 26, 2023 letter agreement describes her initial salary, incentive opportunities and awards, and her sign-on equity award, benefit plan participation and related items including noncompete and other restrictive covenants. Pursuant to her letter agreement, if her employment is terminated other than for Cause or if she resigns for Good Reason (as each such term is defined in her letter agreement), her unvested sign-on equity awards will vest immediately, and she will be entitled to separation benefits described in the 2024 Executive Severance Plan, as applicable. Ms. Sterrett's equity awards are governed by the terms of the applicable award agreements and the 2017 Stock Plan.
David Wilkinson. Mr. Wilkinson’s September 25, 2023 employment agreement describes his salary, incentive opportunities and awards, benefit plan participation and related items including noncompete and other restrictive covenants. Mr. Wilkinson’s employment agreement was amended on March 13, 2024 to incorporate the 2024 Executive Severance Plan.
In connection with Mr. Wilkinson's departure from the Company, on February 4, 2025, the Company entered into a separation and release agreement with Mr. Wilkinson, which confirms his severance benefits and post-termination obligations under his employment agreement, the 2024 Executive Severance Plan and the agreements governing his outstanding equity awards. Pursuant to the separation agreement, Mr. Wilkinson agreed to a general waiver and release of claims in favor of the Company. In addition, Mr. Wilkinson agreed to provide transition services, as an independent contractor of the Company, from February 4, 2025 through April 5, 2025. In exchange for the promises in Mr. Wilkinson’s separation

40	2026 Proxy Statement

Executive Compensation
agreement, Mr. Wilkinson received (i) cash severance payments and benefits consistent with the provisions of his employment agreement as amended on March 13, 2024 and the 2024 Executive Severance Plan; (ii) his accrued, but unpaid short-term cash incentive bonus for calendar year 2024; (iii) a prorated short term cash incentive bonus for calendar year 2025; (iv) prorated vesting and settlement of previously granted TB-RSUs, based on his continued services through the last day of his transition services period and subject to the terms set forth in the 2017 Stock Plan; (v) prorated vesting and settlement of certain previously granted PB-RSUs, based on actual performance at the end of the performance period and continued services through the last day of his transition services period, and subject to the terms set forth in the 2017 Stock Plan; and (vi) a consulting fee of $15,000 per month for each month that Mr. Wilkinson provided transition services, subject to Mr. Wilkinson’s reaffirmation of his general waiver and release of claims in favor of the Company.
Eric Schoch. Mr. Schoch’s October 28, 2016 letter agreement describes his initial salary, incentive opportunities and awards, benefit plan participation and related items. In connection with his appointment as Executive Vice President and President, Retail, Mr. Schoch’s letter agreement was amended on September 15, 2023. Mr. Schoch was also eligible to participate in the 2024 Executive Severance Plan.
On February 11, 2025, Mr. Schoch departed from his role as Executive Vice President and President, Retail and transitioned to a non-executive, operational leadership role at the Company. There was no change in Mr. Schoch’s compensation in connection with this transition, and he remained a participant in the 2024 Executive Severance Plan. Subsequent to this transition, Mr. Schoch left the Company in May 2025. In connection with his departure in May 2025, Mr. Schoch and the Company entered into a separation and release agreement on April 7, 2025, which confirmed his severance benefits and post-termination obligations under his employment agreement, the 2024 Executive Severance Plan and the agreements governing his outstanding equity awards, consistent with a termination without cause pursuant to such plans and agreements.
Severance Benefits - 2024 Executive Severance Plan
Change in Control (CIC) Severance
If the Company considers potential Change in Control transactions, we want to ensure that our key executives are incentivized to remain with us during this process and evaluate the transactions in an objective manner and that our executives remain focused on maximizing stockholder value. For these reasons, our 2024 Executive Severance Plan for our senior executive team has certain provisions applicable to a Change in Control. Under this plan, in the event of a Change in Control, we pay only “double-trigger” separation benefits, that is, benefits pay out only if both a Change in Control occurs and employment ends in a qualifying termination within the six-month period prior to, or the two-year period following, the Change in Control. Tax gross-ups are not provided under the plan. The 2024 Executive Severance Plan has three benefit levels that apply to our NEOs in the event of a qualifying termination connected to a Change in Control, as described in greater detail below.
Standard (Non-CIC) Severance
We provide our key executives with reasonable severance benefits to ensure that we remain competitive with other employers, and to help us attract and retain top talent. Our 2024 Executive Severance Plan provides certain severance benefits in the event employment ends in a qualifying termination not connected to a Change in Control. Under the 2024 Executive Severance Plan, severance will not be paid to NEOs who voluntarily resign from Company service (other than for Good Reason) and no additional amounts will be paid under the Plan unless required to obtain additional covenants, transition services, or similar additional consideration determined to be proportionate and necessary and appropriate to protect the interests of the Company and our stockholders.

2026 Proxy Statement	41

Executive Compensation
For more about these severance benefits and the multipliers used to determine the executives’ benefits, see the “Potential Payments Upon Termination or Change in Control” section below.
Hedging and Pledging Policy
The Company has adopted an insider trading policy and program applicable to the Company's directors, officers and employees, that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations and the New York Stock Exchange listing standards. The foregoing summary of the Company's insider trading policy does not purpose to be complete and is qualified in its entirety by reference to the full text thereof attached as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Our Insider Trading Policy incorporates the Company’s prohibitions against hedging, pledging and related transactions. The Insider Trading Policy applies to all officers, directors and employees (including temporary employees) of the Company and its subsidiaries, as well as certain family members of, and individuals who live in the same household as, are financially dependent on, or whose transactions (including transactions by an entity) in the Company’s securities are directed by or subject to the influence or control of, any such person.
In order to restrict covered persons from engaging in transactions that hedge or offset, or are designed to hedge or offset, fluctuations in the market value of NCR Voyix equity securities, our Insider Trading Policy prohibits covered persons from directly or indirectly engaging in hedging activities or transactions of derivative securities of the Company at any time. In addition, because a margin or foreclosure sale may occur at a time when individuals are in possession of material nonpublic information or otherwise are not permitted to trade in NCR Voyix securities, our directors, executive officers and designated restricted employees are prohibited from taking margin loans where NCR Voyix securities are used, directly or indirectly, as collateral for the loan. Such individuals are also prohibited from pledging NCR Voyix securities as collateral for a loan.
Stock Ownership Requirements
Our Board has adopted stock ownership guidelines for our executive leadership team to foster equity ownership and align the interests of our executive leadership team with those of our stockholders. Within five years of initial appointment to the position, each executive officer is expected to beneficially own Company shares having an aggregate value at least equal to:
•For the Chief Executive Officer: equal to six times base salary
•For all other NEOs: equal to three times base salary
Shares that count towards satisfaction of the stock ownership levels include shares owned personally, unvested TB-RSUs, and stock acquired through our Employee Stock Purchase Plan. Unearned PB-RSUs and unexercised stock options (vested and unvested) do not count toward the minimum ownership levels. Newly hired or promoted executives have five years to reach their ownership levels. Each of our NEOs was within the five-year grace period or was in compliance with the stock ownership guidelines as of the Record Date of the Annual Meeting.

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Executive Compensation
Compensation Committee Interlocks and Insider Participation
None of our Compensation and Human Resource Committee members during 2025 have served as an officer or employee of the Company or any of its subsidiaries or have had or have any relationships with the Company required to be disclosed by Regulation S-K Item 404. In addition, none of our executive officers have served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Board or Compensation and Human Resource Committee during 2025.
Compensation Clawback Policy
The Company adopted an updated clawback policy in 2023 to comply with NYSE rules that track the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy generally provides that short-term and long-term incentive-based awards provided to our executive officers, including our NEOs, that are granted, vested or paid based on the achievement of a financial reporting measure (“covered compensation”), will be subject to clawback (forfeiture or repayment) subject to certain limited regulatory exceptions, as directed by the Committee, if:
•There is an accounting restatement of the Company’s financial statements, and
•The amount of covered compensation granted, vested or paid to the executive officer exceeds the amount of covered compensation that otherwise would have been granted, vested or paid to the executive officer had such compensation been determined based on the applicable restatement.
The clawback obligation is irrespective of any finding of misconduct by any current or former executive officer. This policy applies to all incentive-based compensation (including cash bonus payments) received by our current and former executive officers on or after October 2, 2023, which is the effective date specified in the NYSE listing standards.
Tax Considerations
Section 162(m) of the Internal Revenue Code places a $1.0 million limit on the amount of compensation we can deduct in any tax year on compensation paid to a “covered employee,” which includes our NEOs. The Committee considers many factors in the design of the Company's compensation programs, including, among other things, tax and accounting rules and regulations. Although the Committee may consider the impact of Section 162(m) as a factor in the design of the Company's compensation programs, this consideration will not necessarily limit compensation to only amounts that are deductible by the Company under Section 162(m).
Option Grant Policies and Practices
We do not currently grant equity in the form of stock options, stock appreciation rights, or similar option-like instruments, and we have not granted any equity in the form of stock options since 2020. As such, we do not currently have any policies or practices in place with respect to the timing of such awards in relation to the disclosure of material non-public information.

2026 Proxy Statement	43

Executive Compensation
Compensation and Human Resource Committee Report
The Compensation and Human Resource Committee of our Board of Directors reviewed and discussed the foregoing Compensation Discussion & Analysis (“CD&A”) with management. Based on that review and those discussions, the Committee recommended to our Board of Directors that the CD&A be included in these proxy materials.
The Compensation and Human Resource Committee
Jeffrey Sloan, Chair
Catherine L. Burke, Member
Janet Haugen, Member
Kirk Larsen, Member

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Executive Compensation
Preview of 2026 Compensation Program
The Committee regularly reviews the design and effectiveness of the Company’s executive compensation programs. In February 2026, the Committee approved the 2026 executive compensation plan's structure and design, which continues to emphasize pay for performance. The Committee determined that the existing MIP and LTIP structures and metrics remain appropriate; however, to further strengthen alignment between profitability and compensation, the 2026 MIP now includes a gating mechanism under which no payout will occur unless threshold Adjusted EBITDA is achieved, regardless of the achievement of the other MIP metrics.

Overview of 2026 Program

Management Incentive Plan ("MIP")
Metrics for the 2026 MIP:
•Adjusted EBITDA weighted at 50%
•Revenue weighted at 30%
•Strategic Scorecard weighted at 20%
◦Percentage of recurring revenue weighted at 10%
◦Customer net promoter score weighted at 5%
◦Employee satisfaction score weighted at 5%

Long-Term Incentive Plan ("LTIP")	Annual 2026 LTIP Mix: •50% PB-RSUs with 3-year cliff vesting •50% TB-RSUs with 3-year ratable vesting
Metrics for 2026 PB-RSUs: •50% of PB-RSUs: Pro Forma Free Cash Flow •50% of PB-RSUs: rTSR with Peer Group S&P 600 Information Technology

2026 MIP Metrics
2026 LTIP Mix

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Executive Compensation
Executive Compensation Tables
These Executive Compensation Tables use capitalized terms, certain of which are defined in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section of this proxy statement, including certain terms used with respect to the metrics established for the Company’s incentive plans.
Summary Compensation Table
The following Summary Compensation Table shows the total compensation paid to or earned by each of our NEOs with respect to each of the fiscal years ending December 31, 2025, December 31, 2024, and December 31, 2023.

Summary Compensation Table for 2025 ($)

Name and Principal Position (a)	Year (b)	Salary (c)(1)	Bonus (d)(2)	Stock Awards (e)(3)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)(4)	Total (i)

James G. Kelly President and Chief Executive Officer (Former Executive Chair)	2025	$681,539	$0	$5,712,168	—	—	$27,405	$6,421,112

	2024	$344,808	$39,212	$3,546,288	—	$121,493	$117,100	$4,168,901

Brian Webb-Walsh Executive Vice President and Chief Financial Officer	2025	$550,000	$100,000	$2,105,862	—	—	$32,130	$2,787,992

	2024	$550,000	$60,390	$3,552,418	—	$187,110	$13,097	$4,363,015

	2023	$236,923	$1,074,000	$2,003,760	—	$253,151	$3,962	$3,571,796

Darren Wilson Executive Vice President and President, Retail and Payments	2025	$584,791	$100,000	$1,316,170	—	—	$67,283	$2,068,244

Benny Tadele Executive Vice President and President, Restaurants	2025	$485,769	$100,000	$1,052,931	—	—	$27,454	$1,666,154

Kelli Sterrett Executive Vice President, General Counsel & Secretary	2025	$500,000	$100,000	$1,052,931	—	—	$14,882	$1,667,813

	2024	$500,000	$38,430	$3,029,938	—	$119,070	$9,119	$3,696,557

	2023	$200,000	—	$500,813	—	$146,712	$215	$847,740

David Wilkinson Former Chief Executive Officer	2025	$98,462	—	—	—	—	$4,223,333	$4,321,795

	2024	$800,000	$131,760	$8,672,325	—	$408,240	$18,097	$10,030,422

	2023	$560,607	—	$69,314	$25,425	$1,200,000	$24,076	$1,879,422

Eric Schoch Former Executive Vice President and President, Retail	2025	$192,308	—	—	—	—	$1,521,542	$1,713,850

	2024	$500,000	$54,900	$2,803,691	—	$170,100	$153,852	$3,682,543

	2023	$504,321	$250,200	$1,039,045	$4,696	$157,288	$54,705	$2,010,255

(1)This column shows base salary payments received by our NEOs in 2025.
(2)For 2025, in recognition of the complexity of, and management's successful execution against, certain 2025 activities related to the restructuring and transition of the Company's legacy hardware business to an outsource design with Ennoconn Corporation, the Committee considered and approved a one-time bonus of $100,000 for each of the Company's current NEOs, excluding the Chief Executive Officer, who did not receive such a bonus.

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Executive Compensation
(3)This column shows the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all of the stock awards granted to our NEOs in 2025. The number of shares of the Company's common stock subject to all of the stock awards granted to our NEOs in 2025 was determined by dividing the target value of such awards as approved by the Committee by the closing price of the Company's common stock on the date of grant. Under ASC 718, the grant date fair values of the TB-RSUs and the portion of the PB-RSUs tied to financial metrics are also determined using the Company's common stock price on the date of grant, which was $10.39 per share for the 2025 LTIP awards. However, the portion of the PB-RSUs tied to rTSR for the 2025 LTIP awards are valued for accounting purposes using a Monte Carlo valuation on the date of grant, which instead of using the Company's common stock price on the date of grant, simulates a distribution of stock prices throughout the remaining performance period for such PB-RSUs, resulting in a weighted grant date fair value for accounting purposes for such PB-RSUs of $11.49 per share for the 2025 LTIP awards. The stock awards shown in this column are as follows:

NEO	2025 LTIP: TB-RSUs	2025 LTIP: PB-RSUs

James G. Kelly	$2,712,497	$2,999,671

Brian Webb-Walsh	$999,996	$1,105,867

Darren Wilson	$625,000	$691,169

Benny Tadele	$499,998	$552,933

Kelli Sterrett	$499,998	$552,933

The amount included with respect to the PB-RSUs tied to financial metrics is based on the grant date fair value assuming target level of performance. If maximum level of performance had been assumed for the financial metrics, the grant date fair value of this component of the PB-RSUs would have been (i) $4,355,920 for Mr. Kelly; (ii) $1,605,865 for Mr. Webb-Walsh; (iii) $1,003,669 for Mr. Wilson; (iv) $802,932 for Mr. Tadele; and (v) $802,932 for Ms. Sterrett.
(4)The amounts in this column consist of the aggregate incremental cost to the Company of the severance, perquisites, personal benefits, 401(k) plan contributions or comparable retirement benefits, relocation expense and associated tax gross-up and certain other compensation provided to our NEOs. Additional details regarding these amounts are included in the “All Other Compensation Table” below and the “Agreements with Our Named Executive Officers” section above.

2026 Proxy Statement	47

Executive Compensation
All Other Compensation Table
The following table sets forth the value of severance, Company‑paid perquisites and other personal benefits, insurance premiums, and Company matching contributions to the NCR Voyix Savings Plan, our broad‑based 401(k) plan (or, for NEOs outside the United States, a comparable non-U.S. retirement plan), provided to our NEOs in 2025:

All Other Compensation

NEO	Severance	Relocation	Executive Medical(1)	Financial Planning Allowance(2)	Life Insurance Premiums(3)	Company Contributions to 401(k) Plans(4)	Other	Total

James G. Kelly	—	—	—	$13,726	$1,929	$11,750	—	$27,405
Brian Webb-Walsh	—	—	$3,949	$15,000	$1,431	$11,750	—	$32,130
Darren Wilson(5)	—	—	$1,169	$15,000	$1,698	$29,240	$20,177	$67,283
Benny Tadele	—	—	$3,435	$10,894	$1,375	$11,750	—	$27,454
Kelli Sterrett	—	—	$4,661	$975	$1,413	$7,833	—	$14,882
David Wilkinson(6)	$4,000,000	—	—	—	$259	$2,954	$220,120	$4,223,333
Eric Schoch(7)	$1,000,000	$127,507	—	$16,838	$514	$11,750	$364,933	$1,521,542
(1)This column shows the Company-paid executive physical benefits available to NEOs in 2025 under our Executive Medical Exam Program.
(2)This column shows the Company-paid amounts for financial planning assistance under our Executive Financial Planning Program.
(3)This column shows the estimated value of Company-paid premiums for life insurance for the benefit of our NEOs.
(4)This column shows Company matching contributions to our broad-based 401(k) plan, which the Company also makes for non-executive participants in that plan. In accordance with Mr. Wilson's Employment Contract, Mr. Wilson opted out of the NCR VOYIX Master Trust Defined Contribution Plan and, in lieu of that right to pension contributions, the Company agreed to pay an annual non-bonus accruing allowance equal to £17,500 or approximately 5% of his base salary, which is paid on a monthly basis subject to necessary deductions for income tax and national insurance.
(5)Mr. Wilson receives an annual car allowance of £15,000. Car allowances are a customary benefit in the U.K., with eligibility and amounts determined based on employee level.
(6)Pursuant to the terms of his separation agreement, and in addition to severance, Mr. Wilkinson received the following amounts: $115,068 relating to a target prorated 2025 Management Incentive Plan award; $30,000 in consulting fees; $7,500 in legal fees; $50,000 for outplacement services; and $17,552 for COBRA medical, vision, and dental coverage. These amounts are reflected in the “Other” column of the table above.
(7)Pursuant to the terms of his separation agreement, and in addition to severance, Mr. Schoch received the following amounts: $176,712 relating to a target prorated 2025 Management Incentive Plan award; $107,078 paid in cash in lieu of a 2025 equity grant; $50,000 for outplacement services; and $31,143 for COBRA medical, vision, and dental coverage. These amounts are reflected in the “Other” column of the table above. Mr. Schoch also received a relocation benefit, which is reflected in the “Relocation” column.

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Grants of Plan-Based Awards Table for 2025
The following table shows the equity and non-equity incentive plan awards approved by the Committee for our NEOs during 2025. Equity awards were made under our 2017 Stock Plan. Non-equity incentive plan awards were made under our 2025 MIP. These plans and related awards are described in the "Compensation Discussion & Analysis" section above.

Named Executive Officer	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

James G. Kelly	MIP		421,918	843,836	1,687,672	—	—	—	—	—

	PB-RSUs	3/3/2025	—	—	—	130,534	261,068	522,136	—	2,999,671

	TB-RSUs	3/3/2025	—	—	—	—	—	—	261,068	2,712,497

Brian Webb-Walsh	MIP		275,000	550,000	1,100,000	—	—	—	—	—

	PB-RSUs	3/3/2025	—	—	—	48,123	96,246	192,492	—	1,105,867

	TB-RSUs	3/3/2025	—	—	—	—		—	96,246	999,996

Darren Wilson	MIP		292,231	584,461	1,168,922	—	—	—	—	—

	PB-RSUs	3/3/2025	—	—	—	30,077	60,154	120,308	—	691,169

	TB-RSUs	3/3/2025	—	—	—	—	—	—	60,154	625,000

Benny Tadele	MIP		244,247	488,493	976,986	—	—	—	—	—

	PB-RSUs	3/3/2025	—	—	—	24,062	48,123	96,246	—	552,933

	TB-RSUs	3/3/2025	—	—	—	—	—	—	48,123	499,998

Kelli Sterrett	MIP		250,000	500,000	1,000,000	—	—	—	—	—

	PB-RSUs	3/3/2025	—	—	—	24,062	48,123	96,246	—	552,933

	TB-RSUs	3/3/2025	—	—	—	—	—	—	48,123	499,998

(1)These columns show potential award levels based on performance under our 2025 MIP. The award levels were prorated to reflect in-year adjustments for Mr. Kelly, Mr. Wilson, and Mr. Tadele. For Mr. Wilson, the U.S. dollar amount shown above reflects an approximate conversion using the exchange rate of 1 USD : 0.743 GBP as of December 31, 2025 (source: FactSet). Actual payouts earned under this plan are shown in the “Non-Equity Incentive Plan Compensation” column of the "Summary Compensation Table" for 2025 above.
(2)This column shows the threshold, target and maximum shares that could be received under PB-RSUs awarded in 2025.
(3)The last column in this row shows the accounting grant date fair value as determined in accordance with FASB ASC Topic 718 of the TB-RSUs and PB-RSUs. The 2025 PB‑RSUs, to the extent earned, will cliff vest on March 3, 2028, with vesting based 50% on our TSR performance from January 1, 2025 through December 31, 2027 relative to the TSR for the companies in the S&P 600 Information Technology Index over the same period, and 50% on our achievement of Pro Forma Free Cash Flow during the performance period from January 1, 2025 through December 31, 2027.

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Executive Compensation
Outstanding Equity Awards at Fiscal Year-End 2025 Table
The following table provides details about the outstanding NCR Voyix equity awards held by our NEOs as of December 31, 2025.

NCR Voyix LTI Awards

Named Executive Officer	Grant Date	Option Awards			Number of Stock Units That Have Not Vested (#)	Market Value of Stock Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Stock Units That Have Not Vested ($)(2)
		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date

James G. Kelly	3/3/2025(8)	—	—	—	—	—	261,068	2,662,894

	3/3/2025(3)	—	—	—	261,068	2,662,894	—	—

	11/8/2024(9)	—	—	—	—	—	104,239	1,063,238

	5/10/2024(10)	—	—	—	—	—	40,097	408,984

	5/10/2024(4)	—	—	—	53,462	545,312	—	—

Brian Webb-Walsh	3/3/2025(8)	—	—	—	—	—	96,246	981,709

	3/3/2025(3)	—	—	—	96,246	981,709	—	—

	11/8/2024(9)	—	—	—	—	—	104,239	1,063,238

	3/15/2024(11)	—	—	—	—	—	40,519	413,289

	3/15/2024(5)	—	—	—	54,025	551,055	—	—

	8/1/2023(6)	—	—	—	130,830	1,334,466	—	—

Darren Wilson	3/3/2025(8)	—	—	—	—	—	60,154	613,571

	3/3/2025(3)	—	—	—	60,154	613,571	—	—

	11/8/2024(9)	—	—	—	—	—	52,119	531,614

	11/1/2024(7)	—	—	—	39,124	399,065	—	—

Benny Tadele	3/3/2025(8)	—	—	—	—	—	48,123	490,855

	3/3/2025(3)	—	—	—	48,123	490,855	—	—

	11/8/2024(9)	—	—	—	—	—	60,806	620,221

	3/15/2024(11)	—	—	—	—	—	18,234	185,982

	3/15/2024(5)	—	—	—	24,312	247,982	—	—

	2/1/2024(7)	—	—	—	9,882	100,796	—	—

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NCR Voyix LTI Awards

Named Executive Officer	Grant Date	Option Awards			Number of Stock Units That Have Not Vested (#)	Market Value of Stock Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Stock Units That Have Not Vested ($)(2)
		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date

Kelli Sterrett	3/3/2025(8)	—	—	—	—	—	48,123	490,855

	3/3/2025(3)	—	—	—	48,123	490,855	—	—

	11/8/2024(9)	—	—	—	—	—	104,239	1,063,238

	3/15/2024(11)	—	—	—	—	—	30,389	309,968

	3/15/2024(5)	—	—	—	40,519	413,294	—	—

	9/1/2023(7)	—	—	—	9,362	95,492	—	—

David Wilkinson	11/8/2024(9)	—	—	—	—	—	28,353	289,201

	3/15/2024(11)	—	—	—	—	—	39,334	401,202

	12/21/2022(13)	—	—	—	—	—	85,617	873,292

	2/12/2020(12)	207,006	22.19	4/5/2026	—	—	—	—

	2/08/2019	43,424	15.33	2/7/2026	—	—	—	—

Eric Schoch	11/8/2024(9)	—	—	—	—	—	11,613	118,453

	3/15/2024(11)	—	—	—	—	—	13,631	139,036

	12/21/2022(13)	—	—	—	—	—	41,520	423,504

	2/12/2020(12)	62,102	22.19	5/9/2026	—	—	—	—

(1)The 2019 and 2020 options are fully vested.
(2)The market value of outstanding RSU awards was calculated by multiplying the number of shares shown in the tables by $10.20, which was the closing market price of NCR Voyix common stock on December 31, 2025.
(3)2025 LTIP TB-RSU award that will vest in equal installments over a three-year period and will fully vest on the three-year anniversary of the grant date, generally subject to continued Company service through each applicable vesting.
(4)TB-RSU awards granted to Mr. Kelly in connection with his appointment as Executive Chair of the Board on May 8, 2024 that will fully vest at the end of the three-year period on March 15, 2027, generally subject to continued Company service through the applicable vesting date.
(5)2024 LTIP TB-RSU award that will vest in equal installments over a three-year period and will fully vest on the three-year anniversary of the grant date, generally subject to continued Company service through the applicable vesting date.
(6)TB-RSU award that will fully vest at the end of the three-year period on the three-year anniversary of the grant date, generally subject to continued Company service through the applicable vesting date.
(7)TB-RSU award that will vest in equal installments over a three-year period and will fully vest on the three-year anniversary of the grant date, generally subject to continued Company service through each applicable vesting date.
(8)Performance of these 2025 LTIP PB-RSUs will be determined based on the combined performance of Pro Forma Free Cash Flow and rTSR of NCR Voyix common stock relative to the S&P 600 Information Technology Index over the performance period between January 1, 2025 and December 31, 2027, and will cliff vest on the third anniversary of the grant date, generally subject to continued Company service through the vesting date. These rTSR RSUs were trending below target as of December 31, 2027 and in accordance with SEC rules are reflected herein at the target level of achievement.

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Executive Compensation
(9)Performance of these November 2024 PB-RSUs will be determined based on NCR Voyix common stock performance over the period between November 8, 2024 and November 8, 2027, and will cliff vest on the third anniversary of the grant date, generally subject to continued Company service through the vesting date. These awards are reflected herein at target level achievement.
(10)Performance of these PB-RSUs granted to Mr. Kelly in connection with his appointment as Executive Chair of the Board on May 8, 2024 will be determined based on the combined performance of free cash flow conversion and rTSR of NCR Voyix common stock relative to the S&P 600 Information Technology Index over the performance period between January 1, 2024 and December 31, 2026, and will cliff vest on the third anniversary of the grant date, generally subject to continued Company service through the vesting date. The rTSR RSUs were trending below threshold as of December 31, 2025 and in accordance with SEC rules are reflected herein at the threshold level of achievement.
(11)Performance of these 2024 LTIP PB-RSUs will be determined based on the combined performance of free cash flow conversion and rTSR of NCR Voyix common stock relative to the S&P 600 Information Technology Index over the performance period between January 1, 2024 and December 31, 2026, and will cliff vest on the third anniversary of the grant date, generally subject to continued Company service through the vesting date. These rTSR RSUs were trending below threshold as of December 31, 2024 and in accordance with SEC rules are reflected herein at the threshold level of achievement.
(12)Premium-priced options granted on February 12, 2020 with an exercise price that includes a 15% premium over the grant date closing NCR stock price. Sign-on premium-priced options granted on August 1, 2020 have an exercise price that includes a 10% premium over the grant date closing NCR stock price.
(13)Reflects PB-RSUs granted prior to the spin-off that would be assessed at the end of the original three-year performance period based on the combined TSR metrics attained by NCR Voyix and NCR Atleos as outlined in the table below (i.e., with the ending share price for purposes of such awards calculated by adding together the sum of the applicable NCR Voyix average stock price and the applicable NCR Atleos average stock price, as adjusted for the Spin-Off distribution ratio, for the entire three-year performance period). Of our NEOs, only Messrs. Wilkinson and Schoch received grants of these PB-RSUs, which had a performance period ending as of 12/31/2025.

Performance Level	3 Year TSR Compounded Annual Growth Rate (CAGR)	Payout

TSR Max	Greater than or equal to 30%	200%

TSR Target	15%	100%

TSR Threshold	0%	0%

The payout may be adjusted based on TSR ranking relative to the constituents of the S&P Midcap 400 Value Index (as constituted on 12/2/2022). If TSR is at or above the 35th percentile of the Index, the payout shall be at least 50% of target.
After the completion of the PB-RSU performance period on 12/31/2025, the Committee reviewed and approved the Company's achievement against the TSR performance measure on January 29, 2026. The annualized three-year TSR over the performance period with respect to the PB-RSUs granted in connection with the spin-off was 8.03%, which resulted in a payout factor of 53.52% of target. In accordance with SEC rules the awards are reflected herein at the target level of achievement.

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Executive Compensation
The numbers contained in the following table reflect the equity award adjustments made in connection with the Spin-Off of NCR Atleos. For additional information about the effect of the Spin-Off on equity awards, see the "Compensation Discussion and Analysis" section of our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 17, 2024 under the headings “Effect of the Spin-Off on Bonus” and “Long-Term Incentive Compensation.” Messrs. Schoch and Wilkinson are the only NEOs who held outstanding NCR Atleos awards as of December 31, 2025.

NCR Atleos LTI Awards

Named Executive Officer	Grant Date	Option Awards				Number of Stock Units That Have Not Vested (#)	Market Value of Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Stock Units That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

David Wilkinson	12/21/2022(3)	—	—	—	—	—	—	42,808	1,631,413

	2/12/2020(2)	52,503	—	32.15	4/5/2026	—	—	—	—

Eric Schoch	2/12/2020(2)	31,051	—	32.15	5/9/2026	—	—	—	—

(1)The 2020 options are fully vested.
(2)Premium-priced options granted on February 12, 2020 with an exercise price that includes a 15% premium over the grant date closing NCR stock price. Sign-on premium-priced options granted on August 1, 2020 have an exercise price that includes a 10% premium over the grant date closing NCR stock price.
(3)Reflects PB-RSUs granted prior to the spin-off that would be assessed at the end of the original three-year performance period based on the combined TSR metrics attained by NCR Voyix and NCR Atleos as outlined in the table below (i.e., with the ending share price for purposes of such awards calculated by adding together the sum of the applicable NCR Voyix average stock price and the applicable NCR Atleos average stock price (as adjusted for the Spin-Off distribution ratio) for the entire three-year performance period. Of our NEOs, only Mr. Wilkinson received a grant of these PB-RSUs, which had a performance period ending as of 12/31/2025.

Performance Level	3 Year TSR Compounded Annual Growth Rate (CAGR)	Payout

TSR Max	Greater than or equal to 30%	200%

TSR Target	15%	100%

TSR Threshold	0%	0%

The payout may be adjusted based on TSR ranking relative to the constituents of the S&P Midcap 400 Value Index (as constituted on 12/2/2022). If TSR is at or above the 35th percentile of the Index, the payout shall be at least 50% of target.
After the completion of the PB-RSU performance period on 12/31/2025, the Committee reviewed and approved the Company's achievement against the TSR performance measure on January 29, 2026. The annualized three-year TSR over the performance period with respect to the PB-RSUs granted in connection with the spin-off was 8.03%, which resulted in a payout factor of 53.52% of target. In accordance with SEC rules the awards are reflected herein at the target level of achievement.

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Executive Compensation
2025 Option Exercises and Stock Vested Table
The following table contains information about shares acquired upon the vesting of RSUs held by our NEOs during 2025. In connection with the Spin-Off of NCR Atleos, Mr. Wilkinson’s then-outstanding awards were adjusted, and the table below reflects the value of certain of his NCR Atleos shares that vested during 2025. For additional information about the effect of the Spin-Off on equity awards, see the sections titled “Effect of the Spin-Off on Bonus” and “Long-Term Incentive Compensation” in our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 17, 2024.

Option Exercises and Stock Vested Table - 2025

NEO	Number of Shares Acquired on Exercise	Value Realized of NCR Atleos Shares on Exercise ($) (3)	Number of NCR Voyix Corporation Shares Acquired on Vesting	Number of NCR Atleos Corporation Shares Acquired on Vesting	Value Realized of NCR Voyix Corporation Shares on Vesting(1)	Value Realized of NCR Atleos Corporation Shares on Vesting(2)	Total Value Realized on Vesting

James G. Kelly	—	—	26,731	—	$258,756	—	$258,756

Brian Webb-Walsh	—	—	27,012	—	$261,476	—	$261,476

Darren Wilson	—	—	19,561	—	$223,191	—	$223,191

Benny Tadele	—	—	17,095	—	$178,373	—	$178,373

Kelli Sterrett	—	—	29,620	—	$319,485	—	$319,485

David Wilkinson	125,215	909,636	106,599	15,840	$1,086,229	$459,360	$1,545,589

Eric Schoch	—	—	78,969	—	$837,217	—	$837,217

(1)The value realized is the fair market value on the vesting date for NCR Voyix shares.
(2)The value realized is the fair market value on the vesting date for NCR Atleos shares.
(3)Value realized on exercise calculated based on the difference between the fair market value on the exercise date for NCR Atleos shares and the option exercise price, multiplied by the number of shares exercised.
Potential Payments Upon Termination or Change in Control
The compensation and benefits that would have been provided to our NEOs in the event of various types of employment terminations on December 31, 2025 are described below and shown in the table below. For more on these items, see the "Severance Benefits – 2024 Executive Severance Plan" and the "Agreements with Our Named Executive Officers" in the "Compensation Discussion and Analysis" section of this proxy statement.
The information provided below reflects the payments that would have been required in the event of various types of employment terminations on December 31, 2025. All outstanding options held by our NEOs are fully vested.
Treatment of Equity - Termination Connected with Change in Control
The general rules for treatment for outstanding equity awards granted through 2025 in the event of a Change in Control are described below.
TB-RSUs. Under our 2017 Stock Plan and award agreements, the timing of any accelerated vesting for unvested TB-RSUs awarded to our NEOs depends upon whether the acquirer assumes the awards in the Change in Control. If the acquirer is a public company and does not assume the awards or if the acquirer is

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a private company, they immediately vest. If the acquirer is a public company and assumes the awards, they vest and become exercisable if the Company terminates the NEO’s employment within 24 months of the transaction for reasons other than Cause or Disability, or if the NEO resigns for Good Reason within such 24-month period.
PB-RSUs. Under our 2017 Stock Plan and award agreements, the timing for vesting of unvested PB-RSUs depends upon year of grant and whether the acquirer assumes the awards in the Change in Control.
For the 2024 PB-RSUs (other than the November 2024 PB-RSUs describe below) & 2025 PB-RSUs, if the acquirer is a public company and does not assume the awards or if the acquirer is a private company, they vest immediately, based on the greater of target and actual performance (using the change in control price if such price is greater than the 20 trading day trailing average stock price prior to such Change in Control) achieved with respect to the applicable performance goals measured as of the Change in Control.
If the acquirer is a public company and assumes the awards, and then terminates the NEO’s employment within 24 months of the transaction for reasons other than Cause or Disability, or if the NEO resigns for good reason within that 24-month period, the 2024 PB-RSU and 2025 PB-RSU awards will vest immediately based on the greater of target and actual performance (using the Change in Control price if such price is greater than the 20 trading day trailing average stock price prior to such Change in Control) achieved with respect to the applicable performance goals measured as of the Change in Control.
For the November 2024 PB-RSUs, if the acquirer is a public company and does not assume the awards or if the acquirer is a private company, they vest immediately, based on target performance for the year in which the change in control occurs and any subsequent year during the performance period, and for any completed year during the performance period, based on the greater of target and actual performance achieved with respect to such completed year.
If the acquirer is a public company and assumes the awards, and then terminates the NEO’s employment within 24 months of the transaction for reasons other than Cause or Disability, or if the NEO resigns for Good Reason within that 24-month period, the November 2024 PB-RSU awards will vest immediately based on target performance for the year in which the Change in Control occurs and any subsequent year during the performance period, and for any completed year during the performance period, based on the greater of target and actual performance achieved with respect to such completed year.
Treatment of Equity - Termination Not Connected with Change in Control
Under our 2017 Stock Plan and award agreements, the treatment of outstanding equity awards when employment ends in a termination not connected with a Change in Control differs based on the type of equity award, the year of grant and the reasons for the termination, as summarized below.
TB-RSUs. Unvested TB-RSUs held by our NEOs generally vest pro rata if employment ends because of retirement or termination by the Company without Cause, and without pro-ration if employment ends because of death or disability. For this purpose, “retirement” means termination of employment after reaching age 62 with 10 years of continuous service. The pro rata portion is determined based on the length of service during the applicable vesting period. All unvested TB-RSUs are immediately forfeited if a NEO resigns for any reason or is terminated by the Company for cause.
PB-RSUs. Unvested PB-RSUs held by our NEOs generally vest pro rata at the end of the performance period if employment ends because of retirement or termination by the Company without Cause, subject to achievement of the applicable performance goals following the conclusion of the performance period. If employment ends because of death or Disability, unvested PB-RSUs held by our NEOs generally vest as of the termination date, based on the greater of target and actual performance. For this purpose, “retirement” has the same meaning noted above for the TB-RSUs.

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Executive Compensation
An exception applies for 2024 LTIP PB-RSU awards, which, upon approval by the Compensation and Human Resource Committee or the Company’s Chief Executive Officer in their sole discretion (or in the case of the Company’s Chief Executive Officer, solely by the Compensation and Human Resource Committee), will continue to vest on their original vesting dates following a termination due to “Mutually Agreed Retirement” (defined to mean at least age 62 with two years of continuous Company service) subject to continued compliance with the restrictive covenants and other terms of the applicable award agreement. All unvested PB-RSUs are forfeited if an NEO resigns or is terminated for Cause.
All Equity Awards. In addition, all unvested equity awards are generally forfeited and deemed canceled, and the fair market value of any awards that vested during a period of up to 18 months prior to any termination of employment is subject to a repayment obligation, if during employment or the one-year period after any termination of employment an NEO competes with the Company, recruits, hires or solicits any of our employees, induces or attempts to induce any of our employees to resign or solicits business from any of our customers for the purpose of providing competitive products or services.
2024 Executive Severance Plan
Under the 2024 Executive Severance Plan, if an NEO’s employment is terminated by the Company without Cause (other than death or Disability as defined in the plan), or if the executive resigns for “Good Reason,” we will provide the executive a lump sum equal to two times (2x) salary plus target bonus (as defined in the plan) for Mr. Kelly, one and one-half times (1.5x) salary plus target bonus for Mr. Webb-Walsh, or one times (1x) salary plus target bonus for Ms. Sterrett, Mr. Wilson and Mr. Tadele. Also, the NEOs will receive a prorated bonus payment for the year of termination, up to eighteen months of COBRA medical, dental and vision coverage, and outplacement services under the Company’s outplacement program in effect on the termination date.
Under the 2024 Executive Severance Plan, if the Company terminates the employment of an eligible NEO for reasons other than “Cause,” death or Disability, or if the executive resigns for “Good Reason,” in each case within two years after a Change in Control (or within six months before a Change in Control), then the Company or its successor will provide the executive a lump sum equal to two and one-half times (2.5x) salary plus target bonus (as defined in the plan) for Mr. Kelly and two times (2x) salary plus target bonus for Mr. Webb-Walsh, Ms. Sterrett, Mr. Wilson and Mr. Tadele. Also, the NEOs will receive a prorated bonus payment, up to eighteen months of “COBRA” medical, dental and vision coverage, and outplacement services under the Company’s outplacement program in effect on the termination date.
“Cause” generally means the participant's: (i) failure to perform his or her employment duties; (ii) breach or violation of any agreement with the Company or the Company's Code of Conduct or any other material Company policy; (iii) commission of a material act of dishonesty or breach of trust; or (iv) indictment for, or plea of guilty or nolo contendere to, a felony or other crime or moral turpitude.
“Good Reason” generally means with respect to a participant: (i) a material diminution in title; (ii) reduction in the participant's then-current salary or target bonus; (iii) relocation of the participant's office by over fifty miles; or (iv) any material breach by the Company of the terms of any agreement with the participant, the 2024 Executive Severance Plan or any equity award agreement.

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“Change in Control” generally means any of the following: (i) third party acquisition of 30% or more of our stock; (ii) a change in our Board members such that the current incumbents and approved successors no longer make up a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any of the following is true – the stockholders of NCR Voyix immediately before the change in control do not hold at least 50% of the combined enterprise, there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in the Company), or our Board members (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.
Potential Payments Upon Termination or Change in Control Table
The table below shows the estimated amounts each NEO would have received upon the occurrence of the events listed in the Table as of December 31, 2025 under the 2024 Executive Severance Plan and our 2017 Stock Incentive Plan and award agreements, with any exceptions described in the footnotes below.
Mr. Wilkinson and Mr. Schoch are not included in the table below due to their separations from the Company in connection with each of their Separation Agreements, dated February 4, 2025 and May 9, 2025, respectively, as further described above in the "Agreements with Our Named Executive Officers" section.

Potential Payments Upon Termination or Change in Control ($)

NEO	Involuntary Termination Without Cause or Resignation for Good Reason Upon Change in Control(1)	Involuntary Termination Without Cause or Resignation for Good Reason (Non-CIC)(2)	Death or Disability	Retirement(3)	Voluntary Resignation Without Good Reason or Termination for Cause

James G. Kelly
Cash Severance	3,937,500	3,150,000	—	—	—
Pro rata Bonus(4)	875,000	875,000	875,000	—	—
Equity Awards(5),(6),(7)	7,752,306	2,509,307	7,752,306	—	—
Welfare Benefits(8)	62,286	62,286	—	—	—
Outplacement	50,000	50,000	—	—	—

Total Benefits Payable upon Termination	12,677,092	6,646,593	8,627,306	—	—

Brian Webb-Walsh
Cash Severance	2,200,000	1,650,000	—	—	—
Pro rata Bonus(4)	550,000	550,000	550,000	—	—
Equity Awards(5),(6),(7)	5,738,755	2,744,152	5,738,755	—	—
Welfare Benefits(8)	41,546	41,546	—	—	—
Outplacement	50,000	50,000	—	—	—

Total Benefits Payable upon Termination	8,580,301	5,035,698	6,288,755	—	—

2026 Proxy Statement	57

Executive Compensation

Potential Payments Upon Termination or Change in Control ($)

NEO	Involuntary Termination Without Cause or Resignation for Good Reason Upon Change in Control(1)	Involuntary Termination Without Cause or Resignation for Good Reason (Non-CIC)(2)	Death or Disability	Retirement(3)	Voluntary Resignation Without Good Reason or Termination for Cause

Darren Wilson
Cash Severance	2,398,384	1,199,192	—	—	—
Pro rata Bonus(4)	599,596	599,596	599,596	—	—
Equity Awards(5),(6),(7)	2,157,820	577,148	2,157,820	—	—
Welfare Benefits(8)	1,086	1,086	—	—	—
Outplacement	50,000	50,000	—	—	—

Total Benefits Payable upon Termination	5,206,886	2,427,022	2,757,416	—	—

Benny Tadele
Cash Severance	2,000,000	1,000,000	—	—	—
Pro rata Bonus(4)	500,000	500,000	500,000	—	—
Equity Awards(5),(6),(7)	2,322,673	878,161	2,322,673	—	—
Welfare Benefits(8)	62,286	62,286	—	—	—
Outplacement	50,000	50,000	—	—	—

Total Benefits Payable upon Termination	4,934,959	2,490,447	2,822,673	—	—

Kelli Sterrett
Cash Severance	2,000,000	1,000,000	—	—	—
Pro rata Bonus(4)	500,000	500,000	500,000	—	—
Equity Awards(5),(6),(7)	3,173,669	1,248,406	3,173,669	—	—
Welfare Benefits(8)	19,268	19,268	—	—	—
Outplacement	50,000	50,000	—	—	—

Total Benefits Payable upon Termination	5,742,937	2,817,674	3,673,669	—	—

(1)These payments are based on occurrence of a “double trigger” event (a qualifying change in control and a qualifying termination), together with assumption of applicable equity awards in the change in control and vesting based on actual performance.
(2)This amount shows what each executive would receive upon a termination without cause or for good reason under the terms of our 2024 Executive Severance Plan and our 2017 Stock Plan and award agreements.
(3)As of December 31, 2025, none of the NEOs met the retirement eligibility requirements.
(4)These payments are based on the 2025 MIP target bonus under the 2024 Executive Severance Plan.
(5)Equity valuations reflect a closing price of NCR Voyix common stock on December 31, 2025 of $10.20.
(6)These payments include only unvested awards for which payment would accelerate in connection with the applicable termination scenario.
(7)These payments reflect accelerated vesting of any applicable PB-RSU awards based on greater of target and actual performance. For the 2024 and 2025 PB-RSU awards, performance is reflected at 100%.
(8)These payments reflect the NEO’s entitlements under the 2024 Executive Severance Plan.

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Executive Compensation
Equity Compensation Plan Information Table
The table below shows information, as of December 31, 2025, regarding shares of NCR Voyix common stock authorized for issuance under the Company’s equity compensation plans, including our Management Stock Plan (in effect through April 25, 2006), our 2011 Amended and Restated Stock Incentive Plan (in effect through April 24, 2013, the “2011 Stock Plan”), our 2017 Stock Incentive Plan, as amended, which is our most recently adopted equity compensation plan (the “2017 Stock Plan”), and the equity incentive plan that we assumed in the Cardtronics Acquisition as noted below.

Equity Compensation Plan Information - 2025

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in column a)

Equity compensation plans approved by stockholders:	(a)		(b)	(c)

Management Stock Plan(2)	—		—	—

2011 Stock Plan(3)	675	(4)	—	—

2017 Stock Plan(5)	11,149,969	(6)	$19.81	20,790,622

Equity compensation plans not approved by stockholders:	—		—	—

Cardtronics Stock Plan(7)	2,690	(8)	$22.52	1,779,719	(9)

Moon, Inc. 2014 Stock Incentive Plan(10)	15,970	(10)	$1.11	—

Total	11,169,304		$19.75	22,570,341	(11)

(1)The weighted average exercise price does not take into account outstanding RSUs, which have no exercise price.
(2)We adopted the Management Stock Plan with stockholder approval effective January 1, 1997. We terminated the Management Stock Plan as of April 26, 2006, upon stockholder approval of the 2006 Stock Incentive Plan, which we subsequently amended and restated as the 2011 Stock Plan. However, termination of the Management Stock Plan did not affect awards previously granted and outstanding under its terms.
(3)We adopted the 2006 Stock Incentive Plan with stockholder approval effective April 26, 2006. On April 27, 2011, we amended and restated the 2006 Stock Plan as the 2011 Stock Plan. We froze the 2011 Stock Plan effective April 24, 2013, when stockholders approved our 2013 Stock Plan. Previously granted 2011 Stock Plan Awards remain outstanding under their terms.
(4)Outstanding awards consist of 675 RSUs payable at 100%.
(5)Stockholders approved our 2017 Stock Plan on April 26, 2017, and it became effective on May 1, 2017.
(6)Outstanding awards consist of 4,487,073 nonqualified stock options and 6,662,896 RSUs. Earned performance-based awards are shown at the actual level of performance attained and unearned performance awards are shown at target.
(7)In connection with the Cardtronics Acquisition effective June 21, 2021, we assumed the Cardtronics 2007 Stock Plan (the “Cardtronics Stock Plan”) which had been approved by the stockholders of Cardtronics plc but has not been approved by the Company’s stockholders.
(8)Outstanding awards consist of (i) nonqualified stock options and TB-RSUs awarded under the Cardtronics Stock Plan before the Cardtronics Acquisition, which were converted to NCR equity awards of the same type effective June 21, 2021 in connection with such acquisition, and (ii) TB-RSUs and PB-RSUs awarded under the 2021 Equity Retention Program to certain selected former Cardtronics employees who became employed by the Company in the Cardtronics Acquisition. Earned performance-based awards are shown at the actual level of performance attained and unearned performance awards are shown at target.
(9)Shares available for issuance under the Cardtronics Stock Plan, which we assumed in connection with the Cardtronics Acquisition and transferred from the Cardtronics Plan to our 2017 Stock Plan for future issuance thereunder to employees newly hired by the Company or an affiliate on and after June 21, 2021.
(10)Outstanding awards consist of nonqualified stock options and incentive stock options awarded under the Moon Inc., 2014 Stock Incentive Plan before the Moon Inc. Acquisition, which were converted to Company equity awards of the same type effective January 5, 2022 in connection with such acquisition.
(11)As of March 16, 2026, the outstanding shares available under the 2017 Plan are 15,189,945 shares after accounting for the shares granted through March 16, 2026.

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Executive Compensation
Pay Versus Performance Disclosure
The table below presents NEO compensation and Company performance information as required by applicable Securities and Exchange Commission rules, including the Compensation Actually Paid (“CAP”) for our NEOs and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is referred to as our Principal Executive Officer ("Third PEO") and our other NEOs other than the CEO are referred to as our “Non-PEO NEOs”. Michael Hayford and David Wilkinson are our former CEOs and are referred to as "First PEO" and "Second PEO," respectively.

Year	Summary Compensation Table Total for First PEO[1,2]	Summary Compensation Table Total for Second PEO[1,2]	Summary Compensation Table Total for Third PEO[1,2]	Compensation Actually Paid to First PEO[1,3,4]	Compensation Actually Paid to Second PEO[1,3,4]	Compensation Actually Paid to Third PEO[1,3,4]	Average Summary Compensation Table Total for Non-PEO NEOs[1,2]	Average Compensation Actually Paid to Non-PEO NEOs[1,3]	Value of an initial $100 Investment:		Net Income (Millions)[7]	Adjusted EBITDA Millions[8]
									Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]

2025	N/A	$4,321,795	$6,421,112	N/A	($5,406,732)	$4,183,227	$1,980,811	$149,733	$44.72	$258.38	$62	$425

2024	N/A	$10,030,422	N/A	N/A	$9,484,892	N/A	$4,347,990	$3,651,538	$60.68	$208.30	$957	$348

2023	$22,632,770	$1,879,422	N/A	$34,989,625	$5,810,060	N/A	$6,029,503	$6,122,187	$74.13	$152.48	($428)	$333

2022	$12,743,595	N/A	N/A	($23,626,321)	N/A	N/A	$5,545,639	$9,513,796	$62.31	$96.60	$59	$324

2021	$14,840,501	N/A	N/A	$25,600,030	N/A	N/A	$6,428,128	$13,908,923	$107.00	$134.53	$98	$471

(1)NEOs included in these columns reflect the following individuals:

Year	First PEO	Second PEO	Third PEO	Non-PEO NEOs

2025	—	David Wilkinson	James G. Kelly	Brian Webb-Walsh, Darren Wilson, Eric Schoch, Kelli Sterrett, Benny Tadele

2024	—	David Wilkinson	—	Brian Webb-Walsh, James G. Kelly, Eric Schoch, Kelli Sterrett, Brendan Tansill

2023	Michael Hayford	David Wilkinson	—	Owen Sullivan, Tim Oliver, Brian Webb-Walsh, Kelly Moyer, Eric Schoch, Kelli Sterrett, Don Layden

2022	Michael Hayford	—	—	Owen Sullivan, Tim Oliver, Adrian Button, Don Layden

2021	Michael Hayford	—	—	Owen Sullivan, Tim Oliver, Adrian Button, Don Layden

(2)Amounts reflect "Total Pay" from the "Summary Compensation Table" for our NEOs for each corresponding year.

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Executive Compensation
(3)Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for 2025 the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	2025 (For Second PEO)	2025 (For Third PEO)	2025 (Average For Non- PEO NEOs)

Summary Compensation Table Total	$4,321,795	$6,421,112	$1,980,811

(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	$0	($5,712,168)	($1,105,579)

Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$0	$5,124,846	$991,904

Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($676,428)	($1,539,362)	($1,028,142)

Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0	$0

(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	($6,660,087)	$0	($478,626)

(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($2,392,012)	($111,201)	($210,635)

Compensation Actually Paid	($5,406,732)	$4,183,227	$149,733

(4)Fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under US GAAP, including the Black-Scholes formula for options granted at the money, and Monte Carlo simulation for premium-priced options and performance share RSUs. See “Stock Compensation Plans” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K. The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the "Summary Compensation Table."
(5)Total Shareholder Return ("TSR") represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day of 2020 through the end of the applicable year, assuming reinvestment of dividends.
(6)Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the S&P 500 Information Technology Index for the period beginning on the last trading day of 2020 through the end of the applicable year, assuming reinvestment of dividends.
(7)The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
(8)While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, Adjusted EBITDA is the financial performance measure that, in NCR Voyix’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to NEOs for the most recently completed year to Company performance. The amounts shown in this column for Adjusted EBITDA for 2021 and 2022 include certain costs historically allocated to NCR Atleos. To account for the transfer of the remaining countries to NCR Atleos in 2025, we recast Adjusted EBITDA for 2023 and 2024 to remove historical costs associated with the discontinued operations. Refer to the "Supplementary Non-GAAP Information" section of this proxy statement for the reconciliation of Adjusted EBITDA, which is a Non-GAAP measure.

2026 Proxy Statement	61

Executive Compensation
Relationship between CAP vs. Cumulative TSR of Company and Performance Measures
The charts below illustrate the alignment between CAP to our PEOs, and to the average of Non-PEO NEOs and (i) our TSR and Peer Group TSR performance, (ii) Net income performance, and (iii) Adjusted EBITDA performance for the past five years.

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Executive Compensation
The following chart illustrates the relationship between CAP for our PEOs and the average CAP for our Non-PEO NEOs against the Company’s Adjusted EBITDA. Note that to reflect the impact of discontinued operations for our Digital Banking sale and the spin-off of NCR Atleos, 2022 and 2023 Adjusted EBITDA was recast. However 2021 Adjusted EBITDA was not recast and therefore continue to reflect results for the combined entity.
 Most Important Performance Measures for Determining Executive Compensation
Following is an unranked list of the financial performance measures we consider most important in linking company performance and compensation actually paid to our NEOs for the most recently completed year. Further information on our performance measures is described in our "Compensation Discussion & Analysis" above.
•Adjusted EBITDA
•Recurring Revenue
•rTSR
•Free Cash Flow

2026 Proxy Statement	63

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the “median compensated” employee excluding our Chief Executive Officer (the “Median Compensated Employee”) and the annual total compensation of James G. Kelly, our Chief Executive Officer for 2025. The 2025 total annual compensation of the Median Compensation Employee was $45,059. The total compensation for our CEO, Mr. Kelly, for fiscal year 2025 as reported in the "Summary Compensation Table" was $6,421,112. In accordance with Item 402(u), we have annualized the salary and certain perquisite totals reported in the "Summary Compensation Table" in order to calculate the CEO Pay Ratio. Mr. Kelly’s 2025 annualized total compensation was $6,440,951. The ratio of these amounts was 1:143.
For purposes of the 2025 CEO pay ratio set forth above, we used the same median employee identified with respect to our 2024 CEO pay ratio, because there has not been a change in our employee population or employee compensation arrangements that we believe would significantly change the pay ratio disclosure.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. Because SEC rules for identifying the Median Compensated Employee and calculating the pay ratio based on his or her annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the Median Compensated Employee in 2024, we used Target Total Cash, which includes salary or base wages, target cash bonus incentives and other cash-based incentive allowances, such as housing, automobile, meal and other types of allowances, as reporting in our payroll data, as of December 31, 2024. For hourly employees, we calculated base wages based on a reasonable estimate of hours worked during 2024 and the relevant employees hourly wage rate as in effect on December 31, 2024. For salaried employees, we calculated salary using the relevant employee’s annual salary level as in effective on December 31, 2024. We annualized Target Total Cash for all permanent employees who did not work for all of 2024.
As of December 31, 2024, NCR Voyix employed approximately 13,502 employees, 3,754 US employees and 9,748 non-US employees. The listing excluded our CEO and all employees in the Philippines (approximately 525 employees), all employees from Brazil (approximately 65 employees), and all employees from Malaysia (approximately 82 employees). The excluded non-US employees in the aggregate represent less than 5% of our total employee population. The Median Compensated Employee identified from the list is an employee from the United States and we determined the individual’s annual total compensation in accordance with the requirements of the SEC Regulation S-K, Item 402(c)(2)(x).

64	2026 Proxy Statement

Executive Compensation
Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables
•“2017 Stock Plan” means the Company’s 2017 Stock Incentive Plan, as amended.
•“2024 Executive Severance Plan” means the Company’s 2024 Executive Severance Plan, adopted on March 13, 2024.
•“Adjusted EBITDA” is defined as the Company’s GAAP net income (loss) from continuing operations attributable to NCR Voyix plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization (excluding acquisition-related amortization of intangibles); plus stock-based compensation expense; plus pension mark-to-market adjustments and other special items, including amortization of acquisition-related intangibles, acquisition-related costs, loss (gain) on disposal of businesses, loss (gain) on extinguishment of debt, separation-related costs, cyber ransomware incident recovery costs net of insurance recoveries, fraudulent ACH disbursements costs net of recoveries, foreign currency devaluation, transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), strategic initiative costs and litigation costs, among others. The Company uses Adjusted EBITDA to manage and measure the performance of its business segments. The Company also uses Adjusted EBITDA to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. The Company believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. Refer to the table below in the "Supplementary Non-GAAP Information" section of this proxy statement for the reconciliations of net income (loss) from continuing operations attributable to NCR Voyix (GAAP) to Adjusted EBITDA (non-GAAP). For purposes of measuring our 2025 MIP results against plan, the performance metric equals Company Adjusted EBITDA as defined above, adjusted to eliminate the impact of foreign currency fluctuations during the performance period and to exclude the impact of material acquisitions and divestitures completed during 2025, and as otherwise adjusted in the sole discretion of the Committee.
•“MIP” means the Company’s Management Incentive Plan established pursuant to the Second Amended and Restated NCR Management Incentive Plan.
•“Revenue” means the Company's GAAP revenue. For purposes of measuring our 2025 MIP results against plan, targets equals the Company’s GAAP revenue, adjusted to eliminate the impact of foreign currency fluctuations during the performance period, adjusted to exclude any material unplanned acquisitions and divestiture activity during 2025. Further adjusted as determined in the sole discretion of the Committee.
•“CD&A” means the "Compensation Discussion and Analysis" section included herein.
•“Committee” means the Compensation and Human Resource Committee of the Company’s Board of Directors.
•“LTI” means long-term incentive.
•"LTIP” means the Company’s Long-Term Incentive Plan.
•“Named Executive Officers” or “NEOs” means our Named Executive Officers.
•“Pro Forma Free Cash Flow” means net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, less additions to capitalized software, plus/minus restricted cash settlement activity, plus acquisition related items, plus pension contributions and pension settlements), plus cash spend for Retail acceleration & Oracle ERP project, plus cash taxes related to Divestitures, plus cash activities related to environmental discontinued operations, plus restructuring and transformation cash outflow. Subject to adjustment as set forth below in the Committee’s discretion.

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Executive Compensation
•“Recurring Revenue” includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, SaaS solutions revenue, payment processing revenue, and certain professional services arrangements as well as term-based software license arrangements that include customer termination rights.
•“Software & Services Revenue” includes all software, services and payments revenue and excludes hardware revenue.
•“rTSR” means relative total shareholder return.
•“TSR” means total shareholder return.

66	2026 Proxy Statement

Audit Matters

PROPOSAL 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2026.	Board Recommendation FOR this proposal

Proposal Details
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required, the Board is asking that you ratify this appointment as a matter of good corporate governance.
PricewaterhouseCoopers has been the Company’s independent registered public accounting firm since 1993 and is a leader in providing audit services to companies in the high-technology industry. The Audit Committee believes that PricewaterhouseCoopers is well qualified to serve as the Company’s independent registered public accounting firm due to its experience, global presence with offices or affiliates in or near most locations where the Company does business and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR Voyix at least once every five years, and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates. Pursuant to its pre-approval policy, the Audit Committee considered whether the provision during 2025 of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining the independence of PricewaterhouseCoopers and concluded that it was.
PricewaterhouseCoopers representatives are expected to be present at the virtual Annual Meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
How Does the Board Recommend that I Vote on this Proposal?
The Board of Directors recommends that you vote "FOR" this proposal. Properly authorized proxies received by the Board will be voted "FOR" this proposal unless they specify otherwise. If Stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reconsider the appointment, but may elect to maintain it.

2026 Proxy Statement	67

Audit Matters
Vote Required for Approval
Under Maryland law and the Company’s charter and bylaws, a majority of all the votes cast by Stockholders is required to approve the ratification of the appointment of our independent registered accounting firm. Holders of our Series A Convertible Preferred Stock will vote on an “as-converted” basis and will vote together as a single class with holders of our common stock. Abstentions and broker “non-votes”, if any, will not be counted as votes cast and will have no effect on the approval of this proposal. As brokers generally have discretionary authority to vote on this proposal if they do not receive voting instructions, we do not expect any broker non-votes. The vote is not binding on the Board and Audit Committee, but the Board and Audit Committee will consider the voting results when evaluating selection of the Company’s independent registered public accounting firm in the future.
Fees Paid to Independent Registered Public Accounting Firm
The following table presents the approximate fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2025 and December 31, 2024, as well as the approximate worldwide fees for other services rendered by PricewaterhouseCoopers in such years:

Service	2025	2024

Audit Fees(1)	3,294,000	5,608,000

Audit-Related Fees(2)	—	1,700,000

Subtotal	3,294,000	7,308,000

Tax Fees(3)	53,000	320,000

All Other Fees(4)	2,000	2,000

Subtotal	55,000	322,000

Total Fees	3,349,000	7,630,000

(1)Includes fees required for the integrated audit of the Company’s consolidated financial statements, quarterly reviews of interim financial statements, statutory audits and review of other SEC filings in 2025 and 2024 and the incremental audit effort as a result of the Digital Banking sale in 2024.
(2)Includes fees related to the audit of the carve-out financial statements of the Digital Banking business in 2024.
(3)Generally, "Tax Fees" includes tax compliance, consulting and planning services. In 2025 and 2024, respectively, fees for tax services include: (a) $53,000 and $315,000 for tax consulting and advisory services; and (b) $0 and $5,000 for tax compliance, which includes, the preparation, review and filing of tax returns. These items were evaluated by the Audit Committee to be permissible services and determined not to impact the independence and objectivity of the independent registered public accounting firm.
(4)Includes fees for all other services or offerings performed by PricewaterhouseCoopers that does not meet the above category descriptions. In 2025 and 2024, this amount related to licenses to research applications. These items were evaluated by the Audit Committee to be permissible services and determined not to impact the independence and objectivity of the independent registered public accounting firm.

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Audit Matters
Audit Committee Pre-Approval Policies
The Audit Committee must approve any audit services and any permissible non-audit services provided by its independent public registered accounting firm prior to the commencement of the services and is responsible for the audit fee negotiations associated with the engagement. The Audit Committee has adopted policies and procedures regarding its pre-approval of these services (the "Pre-Approval Policy"), which are designed to ensure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm.
Unless a type of service to be provided, including, but not limited to non-audit services and tax consulting services, has already received general approval by the Audit Committee, that service requires specific pre-approval by the Audit Committee. Non-audit and tax consulting services also require a determination that such services would not impair the independence of the Company's independent registered public accounting firm. Any material changes or additions to the services already approved by the Audit Committee must also be pre-approved.
The Audit Committee Chair has limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services, including the fees for those services, and the Chair can further delegate such authority to another Audit Committee member. The Chair (or his or her delegate) must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

2026 Proxy Statement	69

Audit Matters
Audit Committee Report
The Audit Committee consists of four directors, each of whom is independent as determined by the Board of Directors based on independence standards set forth in the Company’s Corporate Governance Guidelines which meet the listing standards of the New York Stock Exchange (NYSE) and the applicable rules of the U.S. Securities and Exchange Commission (SEC). In accordance with NYSE rules, all members are “financially literate.” In addition, the Board of Directors has determined that Ms. Haugen and Messrs. Larsen and Sloan are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption Committees of the Board. The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter is available on our website under "Committee Memberships and Charters" at https://www.ncrvoyix.com/company/corporate-governance.
In general, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal controls over financial reporting. The Audit Committee oversaw the performance of these responsibilities by PricewaterhouseCoopers and management, including the processes by which these responsibilities are fulfilled.
The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the Company’s Chief Audit Executive. It also met privately on occasion with the Chief Financial Officer and Chief Accounting Officer, each of whom has unrestricted access to the Audit Committee.
In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers the Company’s audited financial statements as of and for the fiscal year ended December 31, 2025. The Audit Committee has discussed with PricewaterhouseCoopers each required matter as set forth by the Public Company Accounting Oversight Board and the SEC. The Audit Committee has discussed with PricewaterhouseCoopers their independence from the Company and management, including matters in the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
Based on the review and the discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.
Audit Committee
Janet Haugen, Chair
Kirk Larsen, Member
Laura Miller, Member
Jeffrey Sloan, Member

70	2026 Proxy Statement

Approval of NCR Voyix Corporation 2026 Stock Incentive Plan

PROPOSAL 4: Approval of the NCR Voyix Corporation 2026 Stock Incentive 2026 Plan

Consider and vote upon the approval of the NCR Voyix Corporation 2026 Stock Incentive Plan	Board Recommendation FOR this proposal

Proposal Details
On April 17, 2026, after considering the recommendation of the Compensation and Human Resource Committee and its independent compensation consultant, Meridian, the Board unanimously approved the NCR Voyix Corporation 2026 Stock Incentive Plan (the “2026 Stock Incentive Plan”), subject to approval by our stockholders at the Annual Meeting and effective upon the date of stockholder approval (the “Effective Date”).
The 2026 Stock Incentive Plan is intended to replace the 2017 Plan, which became effective on May 1, 2017. Stockholder approval of the 2026 Stock Incentive Plan is essential because the 2017 Plan will expire by its terms on May 1, 2027, prior to the expected date of our 2027 annual meeting of stockholders, and granting stock-based compensation to our employees and other service providers serves a critical part of the Company’s compensation strategy so that we remain competitive in our efforts to attract, retain and motivate eligible individuals in a manner that aligns with the long-term interests of the Company and our stockholders. If our stockholders approve the 2026 Stock Incentive Plan, 10,700,000 shares of our common stock, less one share of common stock for every share of common stock subject to an award granted under the 2017 Plan on or after March 16, 2026 and prior to the Annual Meeting, will be reserved and available for issuance under the 2026 Stock Incentive Plan, and no additional awards will be granted under the 2017 Plan on or after the Effective Date. Further background information and a summary of the material provisions of the 2026 Stock Incentive Plan are set forth below.
How Does the Board Recommend that I Vote on this Proposal?
The Board recommends that you vote "FOR" the approval of the 2026 Stock Incentive Plan. Properly authorized proxies received by the Board will be voted "FOR" this proposal unless they specify otherwise.
Vote Required for Approval
Under applicable NYSE rules, Maryland law and the Company’s charter and bylaws, a majority of all the votes cast by stockholders (whether in person via attendance at the virtual Annual Meeting or by proxy) is required to approve the 2026 Stock Incentive Plan. Holders of our Series A Convertible Preferred Stock will vote on an “as-converted” basis and will vote together as a single class with holders of our common stock. Under Maryland law, broker “non-votes” will not be counted as votes cast and will not affect the approval of this proposal. Under applicable NYSE rules, abstentions will be counted as votes cast and thus will have the same effect as a vote “against” this proposal.

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Management Proposal
Background Information
As noted above, the Company intends for the 2026 Stock Incentive Plan to replace the 2017 Plan, which became effective on May 1, 2017. As of March 16, 2026, 15,189,945 shares were available for future issuance under the 2017 Plan. The 2017 Plan was originally approved by our stockholders at the 2017 annual meeting of stockholders and was subsequently amended and approved by our stockholders at our 2021 and 2023 annual meetings of stockholders in order to increase the number of shares available for issuance thereunder. The 2017 Plan will expire by its terms on May 1, 2027, prior to the expected date of our 2027 annual meeting of stockholders.
As described in more detail below, the maximum number of shares of common stock requested for stockholder approval under the 2026 Stock Incentive Plan is 10,700,000, less one share of common stock for every share of common stock subject to an award granted under the 2017 Plan on or after March 16, 2026 and prior to the Annual Meeting (the "Interim Period"). As a result, any new awards granted under the 2017 Plan during the Interim Period will reduce the number of shares available for future issuance under the 2026 Stock Incentive Plan. The Board and Committee determined the size of the share reserve under the 2026 Stock Incentive Plan after careful consideration of the Company’s historical equity compensation practices, potential dilution and anticipated future equity grant needs.
If approved by our stockholders, the 2026 Stock Incentive Plan will become effective as of the Effective Date and will replace the 2017 Plan for any new grants made subsequent to the Effective Date. Accordingly, upon stockholder approval of the 2026 Stock Incentive Plan, (i) we will no longer grant awards under the 2017 Plan, and (ii) any awards granted under the 2017 Plan prior to the Effective Date will remain outstanding under the 2017 Plan and will continue to vest and/or become exercisable in accordance with their original terms and conditions. In addition, any shares subject to awards under the 2017 Plan that are forfeited, cancelled or cash settled after the Effective Date, and any shares delivered by the participant or withheld by the Company to pay the tax withholding obligations with respect to any award other than an option or stock appreciation right granted under the 2017 Plan, will become available for issuance under the 2026 Stock Incentive Plan.
If stockholders do not approve the 2026 Stock Incentive Plan, the 2017 Plan will remain in effect in its current form, and we will continue to grant equity awards under the 2017 Plan until the expiration of the 2017 Plan on May 1, 2027. Following the expiration of the 2017 Plan, we will be unable to maintain our current equity grant practices, placing us at a significant disadvantage to attracting, retaining and motivating critical talent who provide substantial contributions to our success. Further, if we are not able to issue stock-based awards to our employees, we may be compelled to replace such stock-based awards in whole or in part with cash-based awards, which may negatively impact our financial condition and hinder our ability to continue making significant investments into enhancing our offerings and innovating at pace with our competitors.
Reasons to Approve the 2026 Stock Incentive Plan
The primary purpose of the 2026 Stock Incentive Plan is to attract, retain and motivate employees and other service providers through an incentivization structure that permits these individuals, including our management team and senior leaders, to participate in the ownership and success of the Company in a manner that aligns with the long-term interests of the Company and our stockholders. Stock-based compensation drives a culture of high-performance, and it permits us to attract talented individuals who possess skills that are critical to our success, such as developers and strategists who have experience in artificial intelligence, and to retain and motivate key employees and other service providers by rewarding their performance. In 2025, we paid a majority of our executive officers’ pay in the form of stock-based compensation, as described in our "Compensation Discussion and Analysis" section above. In 2025, we granted equity awards to employees in the amount of 4,002,838 shares.

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Management Proposal
Historic Share Usage — Burn Rate and Overhang
As noted above, the Board believes that our continued ability to grant stock-based compensation to our employees and other service providers is critical to our long-term business strategy and directly serves the interests of our stockholders. Due to the expiration of the 2017 Plan by its terms, our current share reserve under the 2017 Plan will no longer be available for issuance after May 1, 2027. Our Board and Committee carefully considered our anticipated future equity needs and share usage, our historical equity compensation practices (including our historical “burn rate” under the 2017 Plan) and advice provided by Meridian in order to assess the appropriate design of the 2026 Stock Incentive Plan. The Compensation and Human Resource Committee also considered the increasingly competitive labor market in which we compete for talent, such as the market for developers and strategists involving the usage and adoption of artificial intelligence.
The Board believes that the number of shares of common stock requested under the 2026 Stock Incentive Plan is reasonable and appropriate in relation to our long-term strategy and growth objectives when also accounting for the amount of potential equity dilution. The Board believes that the shares requested under the 2026 Stock Incentive Plan would provide sufficient shares for the equity-based compensation needs of the Company for approximately one to two years after the Effective Date. This estimate is based on our historical average burn rate under the 2017 Plan, and it assumes that all performance-based awards that have in the past or will in the future be granted to certain eligible employees will be earned at target performance levels. The actual amount of time that these shares will be available for utilization under the 2026 Stock Incentive Plan will vary based on a number of currently unknown factors, such as the Company's future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash- and stock-based awards. As described below and in the “Compensation Discussion & Analysis” section above, NCR Voyix’s compensation practices emphasize stock-based compensation in alignment with the interests of our stockholders.
When approving the 2026 Stock Incentive Plan, the Board considered the potential dilutive impact on our stockholders of our share usage measured by our “burn rate” and “overhang”:
•Burn Rate. A measure of the annual number of shares of common stock subject to awards granted under the Company's equity compensation plans in each of the last three years, expressed as a percentage of our weighted average common shares outstanding in each of the last three years. Our burn rate in each of 2025, 2024 and 2023 was 2.9%, 4.0% and 2.0%, respectively, and our average burn rate over such period was 3.0%.
•Overhang. A dilution analysis quantifying the cumulative impact of equity grant practices and the Company’s equity compensation plans, determined by calculating the number of shares subject to outstanding awards plus the number of shares remaining available for new grants under the Company’s equity compensation plans, divided by the diluted common stock outstanding as of March 16, 2026. Our overhang as of March 16, 2026 (not counting the proposed 2026 Stock Incentive Plan) is approximately 22.6%. We anticipate that our overhang will decrease by 3.2% to approximately 19.4% upon stockholder approval of the 2026 Stock Incentive Plan, after which time no further awards will be granted under the 2017 Plan.
Our Board determined that our historic share usage levels measured by our burn rate and overhang were appropriate. The Board was cognizant of these matters when approving the 2026 Stock Incentive Plan, which will enable us to continue to incentivize eligible participants with stock-based compensation that aligns their interests directly with our stockholders' interests and fuel the continued success of the Company.

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Management Proposal
Burn Rate
This table shows our burn rate under the 2017 Plan for the past three years, resulting in a three-year average burn rate of approximately 3.0%:

Year	Stock Options or SARs Granted	Total Number of Full Value Awards Granted		Stock Options + Full Value Award	Weighted Average Basic Number of Shares of Common Stock Outstanding	Burn Rate
		RSUs Granted	Performance-based RSU Granted **

2025	—	3,241,296	761,542	4,002,838	138,577,756	2.9%

2024	—	3,723,250	2,059,837	5,783,087	144,713,113	4.0%

2023(1)	—	1,640,471	1,136,280	2,776,751	140,580,890	2.0%

(1)Excludes full-value awards based on NCR Atleos stock that were granted prior to the spin-off.
** Performance-based restricted stock units (“PB-RSUs”) granted under the 2017 Plan vested in each of the last three years as follows:

	Number of PB-RSUs
	2025	2024	2023

Granted (at target)	761,542	2,059,837	1,136,280

Vested	708,857	1,526,956	4,708,294

Forfeited(a)	743,751	191,019	412,809

Non-vested at December 31(b)	2,617,675	3,771,503	3,493,115

(a)Forfeited PB-RSUs do not reflect adjustments for performance achievement against the vesting criteria.
(b)As of Dec 31, 2022 the Company had 4,973,817 PB-RSUs that are non-vested and outstanding.
The Board believes that we have used equity in a reasonable manner, with a three-year average burn rate of approximately 3.0% of our outstanding shares of common stock.
Expected Share Pool Duration
Based on our historic and projected future use of equity-based compensation, we estimate that the shares of common stock requested under the 2026 Stock Incentive Plan will be sufficient to provide awards for approximately one to two years. However, as described above, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and stock-based awards.

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Management Proposal
Total Potential Dilution
This chart shows our overhang as of March 16, 2026, under the 2017 Plan, as well as our predecessor equity compensation plans under which awards are still outstanding (including the NCR Corporation 2011 Amended and Restated Stock Incentive Plan):

	Before Approval of the 2026 Stock Incentive Plan	Assuming Approval of the 2026 Stock Incentive Plan(1)

Number of outstanding stock option awards(2)	3,350,491	3,350,491

Number of outstanding full-value awards (includes restricted stock, RSUs, PB-RSUs and deferred stock units) (3)	12,973,563	12,973,563

Number of shares available for future issuance under the 2017 Plan(4)	15,189,945	—

Number of share available for future issuance under the 2026 Stock Incentive Plan(5)	—	10,700,000

Number of outstanding shares of common stock	139,526,064	139,526,064

Fully-Diluted Overhang	22.6%	19.4%

Incremental Potential Dilution	N/A	(3.2)%

(1)This column reflects data as of March 16, 2026, assuming the 2026 Stock Incentive Plan was in place as of that date.
(2)No stock appreciation rights were outstanding as of March 16, 2026.
(3)PB-RSUs are counted assuming achievement of target performance levels.
(4)Reflects shares of common stock remaining available for future issuance under the 2017 Plan. As noted above, the 2017 Plan will expire by its terms on May 1, 2027. Upon stockholder approval of the 2026 Stock Incentive Plan, we will no longer grant awards under the 2017 Plan.
(5)As noted above, the number of shares available for issuance under the 2026 Stock Incentive Plan will be reduced by one share of common stock for every share of common stock subject to an award (for any performance-based award, assuming achievement of target performance levels) granted under the 2017 Plan on or after March 16, 2026 and prior to the effective date of the 2026 Stock Incentive Plan.
Our approximate fully-diluted overhang as of March 16, 2026 was 22.6%. As noted above, the 2017 Plan will expire by its terms before the annual meeting of stockholders in 2027. If the 2026 Stock Incentive Plan is approved by our stockholders, our fully-diluted overhang will decrease by 3.2% to 19.4%.
Share Information on Equity Compensation Plans as of March 16, 2026
The following table provides information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of March 16, 2026 (except as otherwise noted):

Number of outstanding stock option awards(1)	3,350,491

Total number of outstanding full-value awards (includes restricted stock, RSUs, PB-RSUs and deferred stock units)(2)	12,973,563

Total number of shares available for future issuance under the 2017 Plan(3)	15,189,945

Total number of outstanding shares of common stock as of March 16, 2026	139,526,064

(1)The weighted-average exercise price of the stock options outstanding was $21.18 and the weighted-average remaining term of the stock options outstanding was 0.69 years. The Company did not have any stock appreciation rights outstanding as of March 16, 2026.
(2)Assumes performance-based awards will vest and pay out based on target performance levels being achieved.
(3)Represents the total number of shares available for future awards under the 2017 Plan reflecting performance-based awards at target payout. The 2017 Plan was our only active equity compensation plan as of March 16, 2026 except for the NCR Employee Stock Purchase Plan, which was approved by our stockholders and made effective on January 1, 2007.

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Management Proposal
Key Governance Features in the 2026 Stock Incentive Plan
The 2026 Stock Incentive Plan will continue to retain certain enhanced governance rules incorporated into the 2017 Plan, while certain other provisions were revised to enhance or clarify our policies to reflect current market practices in alignment with our current strategy and commitment to strong corporate governance. The key terms of the 2026 Stock Incentive Plan include, but are not limited to, the following:

No “evergreen” provision	There is no automatic increase in the number of shares authorized for issuance under the 2026 Stock Incentive Plan.

No liberal share recycling of options or stock appreciation rights
Shares cannot be recycled back into the share reserve for future issuance under the 2026 Stock Incentive Plan if any shares are (a) delivered by a participant or withheld by the Company to pay an exercise price or tax withholding obligation of an option or stock appreciation right, (b) delivered upon the exercise of a stock appreciation right or (c) repurchased by the Company with proceeds received from a participant’s exercise of an option.

Director Pay Cap
In any calendar year, a non-employee director cannot receive awards under the 2026 Stock Incentive Plan for service as a non-employee director that, when aggregated with non-employee director cash-based compensation, would exceed $1,000,000 in total value absent extraordinary circumstances whereby the Compensation and Human Resource may grant an exception.

One-year minimum vesting requirement
Except for cash awards, awards granted under the 2026 Stock Incentive Plan must have at least a one-year minimum vesting requirement with very limited exceptions. Those exceptions are: (i) awards representing, at most, 5% of the shares issued under the 2026 Stock Incentive Plan, (ii) shares delivered in lieu of earned cash obligations, and (iii) awards to non-employee directors that vest upon the earlier of the one-year anniversary of the grant date or the next annual meeting of stockholders, provided that, the annual meeting occurs at least 50 weeks after the most recently completed annual meeting. The Compensation and Human Resource Committee may accelerate the vesting of an award prior to the one-year mark in the event of a death, disability, retirement, leave of absence, termination of employment, divestiture, disaffiliation, reduction in force or sale, or any other similar event, or in connection with a change in control.

No dividends or dividend equivalents before award vesting
The 2026 Stock Incentive Plan bars the current payment of dividends or dividend equivalents before the underlying award vests, and completely bars the payment of dividends or dividend equivalents with respect to options or stock appreciation rights.

No repricing or cash buyout of options or stock appreciation rights
Absent stockholder approval, the 2026 Stock Incentive Plan prohibits amending or buying out awards of options or stock appreciation rights by (i) lowering than the then-current exercise price per share after the grant date, (ii) canceling an underwater award in exchange for cash, property or another award, (iii) taking any action that would constitute a "repricing": under GAAP or (iv) take any other action that has the same effect as any of the foregoing actions.

No discounted stock options or stock appreciation rights
Unless expressly provided in an award agreement, all stock options and stock appreciation rights must be granted with an exercise price that is greater than or equal to the fair market value of the Company’s stock as of the grant date of the option.

76	2026 Proxy Statement

Management Proposal

No “single-trigger” vesting
There is no automatic vesting of an award under the 2026 Stock Incentive Plan based solely upon the fact that there is a change in control, unless the awards are not assumed, converted or replaced. Where awards are assumed, converted or replaced, the 2026 Stock Incentive Plan describes certain "double-trigger" vesting protections relating to a change in control.

No tax gross ups	The 2026 Stock Incentive Plan does not provide for any tax gross-ups.

No liberal change-in-control provisions
The 2026 Stock Incentive Plan does not provide for a change in control upon the announcement or stockholder approval of a transaction (rather than completion), announcement or commencement of a tender offer or exchange offer, a change in less than half of the Board, or an acquisition of a low percentage of the Company's stock (15% or less).

Clawback Policy
Awards granted under the 2026 Stock Incentive Plan are subject to recovery under any clawback policy maintained by the Company and in effect on the grant date or as required by applicable law or regulation, including the NCR Voyix Corporation Clawback Policy.

Summary of the 2026 Stock Incentive Plan
The following is a summary of the principal features of the 2026 Stock Incentive Plan; however, please be advised that this summary does not purport to be complete and is subject to, and is qualified in its entirety by, the 2026 Stock Incentive Plan, a copy of which is being filed with this proxy statement as Appendix A.
Purpose
The purpose of the 2026 Stock Incentive Plan is to provide the Company with a competitive advantage in its efforts to attract, retain and motivate officers, employees, directors, independent contractors and consultants by offering an equity-based compensation plan with incentives that are directly linked to stockholder value.
Administration
The 2026 Stock Incentive Plan is designed to be administered by the Compensation and Human Resource Committee or another committee that may be designated by the Board. The Compensation and Human Resource Committee has broad authority to select eligible participants, interpret the 2026 Stock Incentive Plan, establish the terms and conditions of awards thereunder, modify or amend awards, make equitable adjustments, and establish administrative rules and guidelines. The Compensation and Human Resource Committee also has authority to delegate all or a part of its responsibilities and powers to any person or persons that it selects, to the extent permitted by applicable law or rules established by the NYSE or by such other exchange as may, at the applicable time, be the principal market for the Company’s common stock.
Award Eligibility
Individuals eligible to receive award grants under the 2026 Stock Incentive Plan include directors, officers, employees, independent contractors and consultants of the Company or of any subsidiary or affiliate of the Company, and it also includes and prospective employees, independent contractors or consultants who have accepted offers of employment or service from the Company or its affiliates or subsidiaries. The Compensation and Human Resource Committee may grant awards under the 2026 Stock Incentive Plan to eligible individuals who are foreign nationals or foreign persons who are otherwise subject to non-U.S. legal or regulatory provisions having different terms and conditions from those specified under the 2026 Stock Incentive Plan. The Compensation and Human Resource Committee is authorized to make such necessary

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Management Proposal
and/or advisable modifications, amendments, procedures or adopt any sub-plans or appendices to achieve compliance with foreign legal or regulatory requirements.
Any Eligible Individual may be selected by the Compensation and Human Resource Committee to receive awards under the 2026 Stock Incentive Plan. However, stock options that are intended to qualify as incentive stock options ("ISOs") may only be granted to employees. As of March 16, 2026, there were (i) 8 non-employee directors, (ii) approximately 13,500 employees (including 6 executive officers and 4 other officers) and (iii) 0 current independent contractors or consultants who would be eligible to participate in the 2026 Stock Incentive Plan. The Compensation and Human Resource Committee (or its authorized delegate) is responsible for determining, at its sole discretion, the basis for participating in the 2026 Stock Incentive Plan and whether to grant an award to an eligible individual in furtherance of the purpose of the 2026 Stock Incentive Plan.
Number of Shares Available for Issuance
Subject to certain adjustments, as described below, pursuant to the terms of the 2026 Stock Incentive Plan, the aggregate maximum number of shares of common stock that are authorized for issuance pursuant to awards as of the Effective Date will be 10,700,000, less one share of common stock for every one share of common stock subject to an Award granted under the 2017 Plan on or after March 16, 2026 and prior to the Annual Meeting.
The securities underlying the awards will be shares of common stock of NCR Voyix Corporation, having a par value of $0.01 per share. The closing price of our common stock on the NYSE as of March 16, 2026 was $6.89 per share.
Share Counting Rules
If any award under the 2026 Stock Incentive Plan is forfeited or terminates, expires, or lapses without being exercised, or is settled for cash, the unused shares subject to such award will be available again for future issuance under the 2026 Stock Incentive Plan. If any shares are delivered by a participant or withheld by the Company to pay the tax withholding obligation in connection with any award other than an option or stock appreciation right, the shares subject to such award will be available again for future issuance under the 2026 Stock Incentive Plan. However, shares will not be available again for future issuance under the 2026 Stock Incentive Plan if any shares are (a) delivered by a participant or withheld by the Company to pay the exercise price or tax withholding obligation of an option or stock appreciation right, (b) delivered upon exercise of a stock appreciation right or (c) repurchased by the Company with proceeds from a participant's exercise of an option.
No additional shares will be granted under the 2017 Plan after the Effective Date. However, if any award under the 2017 Plan is forfeited or terminates, expires, or lapses without being exercised, or is settled for cash, the unused shares subject to such award will become available for future issuance under the 2026 Stock Incentive Plan. If any shares are delivered by a participant or withheld by the Company to pay the tax withholding obligation in connection with any award other than an option or stock appreciation right granted under the 2017 Plan, only the net number of shares received by the participant will be deemed to have been issued under the 2017 Plan (and any shares delivered by the participant or withheld by the Company to pay the tax withholding obligation will become available for future issuance under the 2026 Stock Incentive Plan). However, shares will not become available for future issuance under the 2026 Stock Incentive Plan if any shares are (a) delivered by a participant or withheld by the Company to pay an exercise price or tax withholding obligation of an option or stock appreciation right granted under the 2017 Plan or (ii) delivered upon exercise of a stock appreciation right granted under the 2017 Plan.

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Management Proposal
In addition, the 2026 Stock Incentive Plan provides that the Compensation and Human Resource Committee may, in its sole discretion, make equitable substitutions or proportionate adjustments in connection with a Change in Capitalization (as defined below). Such an equitable substitution or proportionate adjustment made by the Compensation and Human Resource Committee may include a grant of awards in assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its subsidiaries or affiliates or with which the Company or any of its subsidiaries or affiliates combines without obtaining stockholder approval of such awards, subject to compliance with the applicable NYSE rules (or the rules of such other exchange as may, at the applicable time, be the principal market for the Company's common stock).
Award Limit on Non-Employee Director Compensation
Under the 2026 Stock Incentive Plan, non-employee directors may not be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $1,000,000 in total value, provided that the Compensation and Human Resource Committee may make exceptions to increase such limit for an individual non-employee director in extraordinary circumstances, such as where a non-employee director serves as the non-executive chairman of the Board or lead independent director, or as a member of a special litigation or transactions committee of the Board.
Types of Awards
The 2026 Stock Incentive Plan permits the grant of awards of stock options, including both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), shares of restricted stock (“Restricted Stock”), restricted stock units (“RSUs”), other stock-based awards (“Other Stock-Based Awards”) and cash-based awards.
Stock Options. Stock options entitle the participant to buy shares of common stock at a specified exercise price. Stock options are granted in the form of either ISOs that are intended to qualify for special tax treatment under Section 422 of the U.S. Internal Revenue Code, or NQSOs, which are not tax-qualified under Section 422 of the U.S. Internal Revenue Code. Unless expressly provided in an award agreement, stock options must be granted with an exercise price at least equal to the fair market value of one share of common stock on the grant date, and generally may not be exercisable for more than 10 years after granted.
Except for certain limited permissible adjustments (described below), the Company may not, without stockholder approval, reprice any stock option or buyout any underwater stock option by: (i) lowering its exercise price after the grant date; (ii) canceling it (at a time when the applicable exercise price per share exceeds the fair market value of the underlying shares) in exchange for cash, property or another award; (iii) taking any action that would be treated as a repricing under GAAP; or (iv) taking any other action that has the same effect as clause (i), (ii) or (iii) above.
Restricted Stock, Restricted Stock Units and Other Stock-based Awards. Shares of Restricted Stock are actual shares of common stock issued to a participant but are subject to certain transfer and forfeiture restrictions for a specific time period. A participant granted Restricted Stock generally will have all of the rights of a holder of common stock, including the right to vote and receive dividends, subject to the restrictions noted below. A participant with RSUs or Other Stock-Based Awards will not have rights as a stockholder. Unless otherwise determined by the Compensation and Human Resource Committee in the applicable award agreement, and subject to the provisions of the 2026 Stock Incentive Plan: (i) cash dividends on shares of common stock subject to an award of Restricted Stock will be automatically deferred and either accrued in cash or reinvested in additional Restricted Stock, held subject to the same vesting conditions as the underlying Restricted Stock, (ii) subject to any adjustment, dividends payable in common stock will be paid in the form of Restricted Stock, held subject to the same vesting conditions as the underlying Restricted Stock and (iii) in the case of an award of Restricted Stock subject to the achievement

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Management Proposal
of performance goals, the Compensation and Human Resource Committee may provide, as set forth in the award agreement, that the participant will not be entitled to receive payment for dividends with respect to such Restricted Stock unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed satisfied.
RSUs are unfunded, unsecured rights to receive cash, shares of common stock or both (as determined by the Compensation and Human Resource Committee) at the end of a specified time period and/or the achievement of certain performance goals. RSUs are also subject to certain transfer and forfeiture restrictions. A participant receiving an award of RSUs does not generally have rights as a stockholder. Unless otherwise determined by the Compensation and Human Resource Committee in the applicable award agreement, and subject to the provisions of the 2026 Stock Incentive Plan: (i) cash dividends on shares subject to an award of RSUs will be automatically deferred and either accrued in cash or reinvested in additional RSUs, held subject to the same vesting conditions as the underlying RSUs, (ii) subject to any adjustment, dividends payable in common stock will be paid in the form of RSUs, held subject to the same vesting conditions as the underlying RSUs and (iii) in the case of an award of RSUs subject to the achievement of performance goals, the Compensation and Human Resource Committee may provide, as set forth in the award agreement, that the participant will not be entitled to receive any payment for dividends with respect to such RSUs unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed satisfied.
Other Stock-Based Awards may be granted under the 2026 Stock Incentive Plan, valued in whole or in part by reference to shares of common stock, including but not limited to dividend equivalents, and may be granted as unrestricted shares, in each case either alone or in addition to other awards under the 2026 Stock Incentive Plan. Any dividend or dividend equivalent awarded under the 2026 Stock Incentive Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying award.
Stock Appreciation Rights. A SAR grants a participant a contractual right to receive, either in cash, common stock or both, an amount equal to the appreciation of one share of common stock from the grant date to the exercise date. SARs may be granted free-standing or in tandem with other types of awards. A SAR generally will be subject to the same terms and conditions that apply to stock options granted under the 2026 Stock Incentive Plan, while some SARs will have the same terms and conditions as the award to which it relates. The Compensation and Human Resource Committee will set the exercise price for SARs, which, unless expressly provided in an award agreement, will not be less than the fair market value of one share of our common stock on the grant date.
Except for certain limited permissible adjustments (described below), the Company may not, without stockholder approval, reprice any SAR or buyout any underwater SAR by: (i) lowering its exercise price after the grant date; (ii) canceling it (at a time when the applicable exercise price per share exceeds the fair market value of the underlying shares) in exchange for cash, property or another award; (iii) taking any action that would be treated as a repricing under GAAP; or (iv) taking any other action that has the same effect as clause (i), (ii) or (iii) above.
Cash Awards. A cash award under the 2026 Stock Incentive Plan is a contractual right as of the grant date for the participant to receive a specified cash amount.
Fair Market Value of Awards
Unless otherwise determined by the Compensation and Human Resource Committee, for purposes of the 2026 Stock Incentive Plan, the fair market value of a share of our common stock will mean the closing price of a share of our common stock on the NYSE or by such other exchange as may, at the applicable time, be the principal market for the Company’s common stock, on the trading date, or if shares were not traded on the applicable exchange on the trading date, then on the immediately preceding date on which shares were traded, all as reported by such source as the Compensation and Human Resource Committee may

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select. If the common stock is not listed on a national securities exchange, the fair market will be determined by the Compensation and Human Resource Committee in its good faith discretion.
Minimum Vesting Requirements
All awards under the 2026 Stock Incentive Plan must have at least a one-year minimum vesting period to discourage short-term windfalls, promoting alignment with the interests of the Company’s stockholders. The 2026 Stock Incentive Plan has an exception for the one-year minimum vesting period for (i) awards representing five percent (5%) of the shares of common stock available for issuance, (ii) shares delivered in lieu of earned cash obligations or (iii) awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the grant date or the next annual meeting of stockholders as long as it occurs at least fifty (50) weeks after the immediately preceding year’s annual meeting. The Compensation and Human Resource Committee also has discretion to accelerate the vesting of awards prior to the first anniversary of the grant date: (x) due to a participant’s death, disability, retirement, leave of absence or termination of employment, or (y) upon a divestiture, disaffiliation, reduction in force, or sale or similar event, or (z) as provided in connection with a change in control event under the 2026 Stock Incentive Plan (as described below).
No Rights as Stockholder; Non-Transferability of Awards
Except as provided under the 2026 Stock Incentive Plan (including with respect to Restricted Stock), no participant holding an award has any rights as a stockholder with respect to the common stock subject to an award, including, but not limited to, rights to vote the common stock or receive dividends or dividend equivalents thereto, until the award vests and the shares of common stock are delivered to the participant. Additionally, participants holding stock options or SARs are unable to transfer such holdings other than: (i) by will or by the laws of descent and distribution, or (ii) in the case of NQSOs or SARs, if the Compensation and Human Resource Committee expressly consents to the transfer to a participant’s family members.
Award Adjustments and Amendments; “Change in Capitalization” Events
If a “Change in Capitalization” event occurs, an equitable substitution or proportionate adjustment will be made, in each case, in the manner determined by the Compensation and Human Resource Committee, in its sole discretion, to (i) the aggregate number and kind of shares of common stock reserved for issuance and delivery under the 2026 Stock Incentive Plan, (ii) the number and kind of shares of shares of common stock or another security subject to outstanding awards, (iii) the exercise price of outstanding stock options and SARs, and (iv) the performance goals and performance periods applicable to any outstanding performance-based awards. In addition, other equitable substitutions or adjustments will be made in the manner determined by the Compensation and Human Resource Committee, in its sole discretion. The Compensation and Human Resource Committee also has sole discretion to cancel any outstanding awards in exchange for payment in cash or other property having an aggregate fair market value equal to the awards (minus any applicable exercise price), provided, however, that if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares, cash or other property covered by such award, the Compensation and Human Resource Committee may cancel such award without the payment of any consideration to the participant.
For purposes of the 2026 Stock Incentive Plan, a “Change in Capitalization” event includes, among other things, (a) a merger, consolidation, reclassification, recapitalization, spin-off, repurchase, or another reorganization, transaction or event, (b) a special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision or consolidation, (c) a combination or exchange of shares, or (d) another change to the corporate structure of the Company that the Compensation and Human Resource Committee determines in its sole discretion affects the shares of common stock such that an adjustment is appropriate.

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Awards Subject to Clawback
Any award granted to a participant under the 2026 Stock Incentive Plan is subject to any recovery, recoupment, clawback and/or forfeiture policy as adopted by the Company and in effect on the grant date of the applicable award or as required by applicable law or regulation, as may be amended from time to time, including, without limitation, the NCR Voyix Corporation Clawback Policy as may be amended from time to time, and any successor policy.
Definition of “Change in Control”
Unless otherwise provided for in an applicable award agreement, a “Change in Control” for purposes of the 2026 Stock Incentive Plan will mean, in summary, any of the following types of events:
•The acquisition by an individual, entity or group of 30% or more of either the outstanding shares or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;
•A change in the composition of a majority of the Board, which is not supported by the incumbent members of the Board;
•The consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets of another entity unless, immediately following such transaction (i)all or substantially all of the owners immediately prior to such transaction continue to own more than 50% of the outstanding shares or combined voting power of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction; (ii) no person owns 30% or more of the outstanding shares or combined voting power of the corporation resulting from such transaction and (iii) there has not been a change in the composition of a majority of the Board as in effect at the time of the initial agreement or Board action providing for such transaction; or
•Approval by the stockholders of a complete liquidation or dissolution of the Company.
Impact of a “Change in Control” Event
Unless otherwise provided for in an applicable award agreement, in the event of a “Change in Control” event, if the outstanding awards under the 2026 Stock Incentive Plan are not assumed, converted or replaced, the awards will immediately vest prior to such a Change in Control event. If the outstanding awards under the 2026 Stock Incentive Plan are assumed, converted or replaced, then, unless otherwise provided in an applicable award agreement, upon a participant’s termination of employment during the 24-month period following a Change in Control event (x) by the Company other than for ”cause” or “disability” or (y) to the extent applicable, by the participant for ”good reason” (in each case, as defined in the 2026 Stock Incentive Plan), any then outstanding awards that were also outstanding as of the date of the Change in Control event shall be treated as follows:
•Any stock options and SARs will become fully vested and remain exercisable for the remainder of their original terms;
•Any shares of Restricted Stock will become fully vested and transferable; and
•Any RSUs will be deemed earned and payable in full, with any performance goals deemed to be achieved at the greater of target and actual performance levels.

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Effective Date, Term, Amendments and Termination
The 2026 Stock Incentive Plan will become effective as of the date it is approved by our stockholders at the Annual Meeting, and it will expire upon the tenth (10th) anniversary of the Effective Date. Awards granted prior to the expiration of the 2026 Stock Incentive Plan will remain outstanding in accordance with their terms, including, but not limited to, the administration, adjustment and amendment provisions, as described below.
The Compensation and Human Resource Committee may amend, alter or discontinue the 2026 Stock Incentive Plan or amend the terms of any award granted thereunder at its sole discretion as long as the amendment, alteration or discontinuation does not materially impair the rights of participants with respect to a previously granted award without such participant’s consent or where such amendment is made to comply with applicable law.
New Plan Benefits
Because benefits or amounts under the 2026 Stock Incentive Plan will be made at the Compensation and Human Resource Committee’s discretion, subject to the terms of the 2026 Stock Incentive Plan, and based upon the fair market value of the shares of common stock at various future dates, it is not possible at this time to determine with precision the awards or amounts that might be received by eligible individuals if the 2026 Stock Incentive Plan is approved by our stockholders.
For information regarding awards granted to our directors and named executive officers for 2025, see the information included in the “Director Compensation Tables” and the “Summary Compensation Table” above. For additional information regarding outstanding awards previously granted under our equity compensation plans, see the information included in the “Equity Compensation Plan Information Table” above.
Registration with the U.S. Securities and Exchange Commission
If approved by our Stockholders, we intend to file a registration statement on Form S-8 with the U.S. Securities and Exchange Commission that covers the shares of common stock issuable under the 2026 Stock Incentive Plan.
U.S. Federal Income Tax Implications of Awards
The following is a brief summary of the current United States federal income tax consequences applicable to awards granted under the 2026 Stock Incentive Plan. The current tax consequences described herein are based on current law as of the date of these proxy materials. This summary is provided only as general information and is not, and should not be, construed as tax advice. It is not intended or written to be used, and expressly cannot be used: (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code applicable to U.S. federal income taxes; or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. This summary does not address every tax consideration that may be relevant to a particular participant and does not discuss state, local and foreign tax consequences, payroll taxes, or the alternative minimum tax. Tax consequences may vary depending on each participant’s unique circumstances, and the Company urges each participant to consult a tax advisor as to the specific tax consequences of participation in the 2026 Stock Incentive Plan under federal, state, local and other applicable laws.
No later than the date as of which an amount first becomes includible in the gross income of a participant for federal, state, local or foreign income or employment or other tax purposes with respect to any award under the 2026 Stock Incentive Plan, such participant will be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, at the statutory withholding

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rate determined to be applicable by the Company in its discretion (up to the participant’s maximum statutory rates in the participant’s jurisdiction) that will not trigger a negative accounting impact. Unless otherwise determined by the Company, withholding obligations generally may be settled with shares of common stock, including shares of common stock that are part of the award giving rise to the withholding requirement. The obligations of the Company will be conditional on such payment or arrangements, and the Company, including its subsidiaries and affiliates, will have the right to deduct any such taxes from any payment otherwise due to such participant to the extent permitted by applicable law. The Compensation and Human Resource Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of common stock. For purposes of calculating income and withholding amounts for transactions settling in shares of common shares, the Company will use the closing price of a share of common stock on the NYSE (or such other exchange as maybe the principal market for the Company’s common stock) on the trading date immediately preceding the distribution date of the common stock.
RSUs. A participant generally does not recognize income at the time a grant of a restricted stock unit (“RSU”) is made, and the Company is generally not allowed a tax deduction. When the RSUs vest and are settled for cash or shares of common stock, the participant generally will be required to recognize as income the amount equal to the fair market value of the shares of common stock received or the cash amount received on the date of settlement, and the Company will generally be allowed a corresponding tax deduction at this time. Where RSUs are settled in shares of common stock, any subsequent sale or exchange of such shares that results in a further gain or loss will generally be considered a capital gain or capital loss, which shall either be long-term or short-term depending on how long a participant holds the shares of common stock received as a result of the settlement of the RSUs.
Restricted Stock. No income generally will be recognized by a participant in connection with the grant of Restricted Stock. The participant generally will be subject to tax at ordinary income rates on the fair market value of the common stock held at the time the Restricted Stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Vesting Date”), reduced by the amount, if any, paid by the participant for the Restricted Stock (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). When a participant sells the common stock held upon vesting of the Restricted Stock, the participant generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in the shares (generally equal to the amount, if any, paid for the Restricted Stock and any ordinary income recognized on the Vesting Date). If the participant’s holding period for the shares, which begins on the Vesting Date, exceeds one year, such gain or loss will constitute long-term capital gain or loss.
A participant who so elects, pursuant to the express terms of the applicable award agreement or by action of the Compensation and Human Resource Committee in writing, under Section 83(b) of the U.S. Internal Revenue Code within thirty days of the date of transfer of the Restricted Stock to the participant will have taxable ordinary income on the date of transfer of the Restricted Stock (the “Transfer Date”) equal to the excess of the fair market value of the Restricted Stock on the Transfer Date (determined without regard to the risk of forfeiture or restrictions on transfer) over the amount, if any, paid for the Restricted Stock (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). If the Vesting Date occurs, the participant will not recognize any additional income on such date, and the gain or loss to the participant on a subsequent sale of the common stock (calculated as the difference between the fair market value of the shares on the date of sale and the participant’s tax basis in the shares, generally equal to the amount, if any, paid for the Restricted Stock and any ordinary income recognized on the Transfer Date) generally will be treated as capital gain or loss to the participant. If the participant’s holding period for the common stock, which begins on the Transfer Date, exceeds one year, such gain or loss will constitute long-term capital gain or loss.

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Nonqualified Stock Options. A nonqualified stock option (“NQSO”) is an option that does not meet the requirements of Section 422 of the U.S. Internal Revenue Code. A participant receiving an award of an NQSO generally will not recognize taxable income at the time the NQSO is granted, and the Company is not allowed a tax deduction at this time. When a participant exercises NQSOs, those NQSOs generally result in the recognition of taxable ordinary income by the participant in an amount equal to: (i) the fair market value on the exercise date minus the exercise price at the time of grant, multiplied by (ii) the number of shares with respect to which the NQSOs are being exercised. The tax basis of the participant for the shares of common stock acquired resulting from the exercise of the NQSOs shall be increased by the amount of such taxable income, and the Company will generally be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant recognizing the taxable ordinary income. Upon the disposition of the shares acquired resulting from the exercise of the NQSOs that results in a further gain or loss will generally be recognized by a participant as a capital gain or capital loss, which shall either be long-term or short-term depending on how long a participant holds the shares of common stock received as a result of the exercise of the NQSOs.
Incentive Stock Options. Where an Incentive Stock Option (“ISO”) is made in accordance with the requirements of Internal Revenue Code Section 422, a participant receiving a grant of an ISO or exercising an ISO will generally not have taxable income for purposes of U.S. federal income tax purposes for such an ISO (other than tax preference income for purposes of the federal alternative minimum tax on individual income).
If the participant exercises the ISO and does not dispose of the shares of common stock issued pursuant such exercise until the later of two years from the grant date and one year from the exercise date, then the entire gain, if any, will be realized by the participant will be taxable as a long-term capital gain. The Company would generally not be permitted a corresponding tax deduction with respect to that ISO for U.S. federal income tax purposes.
If shares of common stock that are acquired upon the exercise of an ISO were disposed of by the participant prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), the participant generally will be subject to the same U.S. federal income tax obligations that a participant would have as if the ISO were a NQSO. Accordingly, a participant exercising an ISO in a disqualifying disposition will generally have recognizable taxable ordinary income in an amount equal to: (i) the fair market value on the exercise date minus the exercise price at the time of grant, multiplied by (ii) the number of shares with respect to which an ISO subject to a disqualifying disposition is being exercised. The tax basis of the participant for the shares of common stock acquired from the exercise of the ISO subject to a disqualifying disposition shall be increased by the amount of such taxable income, and the Company will generally be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant recognizing the taxable ordinary income. Upon the disposition of the shares acquired resulting from the exercise of the ISO subject to a disqualifying disposition, any further gain or loss will generally be recognized by a participant as a capital gain or capital loss, which shall either be long-term or short-term depending on how long a participant holds the shares of common stock received as a result of the exercise of the ISO subject to the disqualifying disposition.
The foregoing summary of tax consequences associated with the exercise of an ISO assumes that the ISO is exercised during employment or within three months following a termination of employment. The exercise of an ISO more than three months following a termination of employment will result in the same tax consequences upon exercise as described above for NQSOs, except that special rules may apply in the case of a termination of employment due to disability or death.
Where the fair market value of the ISOs received by a participant exceeds $100,000, those ISOs will generally be treated for tax purposes as NQSOs rather than as ISOs when they first become exercisable during any calendar year.

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SARs. No income generally will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant generally will be required to include an amount equal to the excess of the fair market value of the shares of common stock subject to the SAR on the date of exercise over the aggregate exercise price of the SAR as ordinary income in the year of exercise. A participant who is an employee will be subject to income tax withholding on the ordinary income recognized as a result of the exercise of a SAR. The Company generally will be allowed a tax deduction equal to the amount of ordinary income a participant recognizes as a result of the exercise of a SAR. A participant’s aggregate tax basis for resale for any shares of common stock received upon the exercise of a SAR is the amount taxed as ordinary income upon receipt of such common stock, which generally equals the fair market value of the common stock on the date such shares are received. Any gain or loss resulting from a subsequent sale of the common stock will be treated as a capital gain or loss, which shall be either long-term or short-term depending on how long a participant holds the shares of common stock received resulting from a SAR’s exercise.
Shares. When fully vested shares of common stock are issued to a participant for no cash consideration, the amount equal to the fair market value of the shares of common stock on the date of issuance is taxable to the participant as ordinary income on that same date. The participant’s ordinary income tax obligation generally will be an allowable tax deduction for the Company. The participant’s aggregate tax basis in the common stock so received will be equal to the amount taxed as ordinary income upon receipt of the common stock. Any gain or loss on a subsequent sale of the common stock will be treated as capital gain or loss, which will either be long-term or short-term depending on how long a participant holds the shares of common stock.
Other Stock-Based Awards. When other stock-based awards are issued to a participant under the 2026 Stock Incentive Plan, the fair market value of any shares of common stock or other property received by the participant will generally be ordinary income to the participant when paid, and the participant’s ordinary income tax obligation generally will be an allowable tax deduction for the Company.
Cash Awards. When a cash-based award is issued to a participant for no cash consideration pursuant to the 2026 Stock Incentive Plan, the cash value of such award on the settlement date is taxable to the participant as ordinary income on the date of settlement. The participant’s ordinary income tax obligation generally will be an allowable tax deduction for the Company.

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Security Ownership of Certain Beneficial Owners and Management
The following table shows information as of March 31, 2026 (the “Table Date”), unless otherwise indicated, regarding the beneficial ownership of NCR Voyix common stock by: (i) each NEO listed in our "Summary Compensation Table" in the "Executive Compensation Tables" section; (ii) each non-employee director; and (iii) all current directors and executive officers as a group. Unless otherwise indicated, to the Company’s knowledge, each person named in the table below has sole voting and investment power over the shares reported. The information presented below is based on 138,543,119 shares of the Company’s common stock and 207,119 shares (or, on an as-converted basis, 11,959,516 shares of common stock) of our Series A Convertible Preferred Stock outstanding as of the Table Date.
None of the persons named in the table below owned, beneficially or of record, any shares of the Company’s Series A Convertible Preferred Stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o NCR Voyix Corporation, 864 Spring Street NW, Atlanta, Georgia 30308-1007. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Table Date are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding

Directors

Catherine L. Burke	52,412	*

Janet Haugen	21,809	*

Irv Henderson	14,185	*

Kirk Larsen	52,412	*

Laura Miller	21,809	*

Kevin Reddy	28,059	*

Laura Sen	52,203	*

Jeffrey Sloan	3,872	*

NEOs

James G. Kelly(2)	251,483	*

Brian Webb-Walsh	61,004	*

Kelli Sterrett	41,844	*

David Wilkinson(3)	532,741	*

Eric Schoch(4)	211,465	*

Darren Wilson	25,654	*

Beimnet Tadele	37,778	*

Current Directors and Executive Officers as a Group (14 persons)	678,347	*

*Less than 1%

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(1)Represents shares of NCR Voyix common stock held, and options and RSUs held that will become exercisable or vest, respectively, within 60 days of the Table Date. Fractional shares are rounded to the nearest whole number. Shares deferred under our Director Compensation Program include 48,100 shares for Mr. Larsen and 12,413 shares for Ms. Haugen.
(2)Includes 32,100 shares of NCR Voyix common stock held by the James G. Kelly Grantor Trust dated January 12, 2012. John Kelly, Mr. Kelly’s son, is the trustee of the James G. Kelly Grantor Trust dated January 12, 2012. Includes 105,630 shares of NCR Voyix common stock held by Maura M. Kelly Family Gift Trust dated September 13, 2011. Mr. Kelly is the trustee of the Maura M. Kelly Family Gift Trust.
(3)Mr. Wilkinson served as the Company's President and Chief Executive Officer until February 4, 2025. The number of shares beneficially owned by Mr. Wilkinson, as reflected herein, is based on information disclosed in a Form 4 filed by Mr. Wilkinson on August 12, 2024, plus subsequent vestings that occurred during 2025 and 2026. According to the Company's records, Mr. Wilkinson's beneficial ownership includes common stock underlying 207,006 stock options exercisable within 60 days of the Table Date. These stock options expired unexercised on April 5, 2026.
(4)Mr. Schoch served as the Company's Executive Vice President and President, Retail until February 11, 2025. The number of shares beneficially owned by Mr. Schoch, as reflected herein, is based on information disclosed in a Form 4 filed by Mr. Schoch on August 20, 2024, plus subsequent vestings that occurred during 2025 and 2026. According to the Company's records, Mr. Schoch's beneficial ownership includes common stock underlying 62,102 stock options exercisable within 60 days of the Table Date. These stock options are scheduled to expire on May 9, 2026.
Other Beneficial Owners of Common Stock
To the Company’s knowledge, and as reported as of the close of business on March 31, 2026 (except as otherwise specified), the following stockholders beneficially own more than 5% of the Company’s outstanding stock. The percentages below assume the amount of issued and outstanding common stock (including Series A preferred stock on an as-converted basis) as of the Table Date set forth above.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	23,013,600	15.3%

The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	19,855,172	13.2%

Greenhouse Entities(3) 605 S. Eden Street, Suite 250 Baltimore, MD 21231	17,969,516	11.9%

Shapiro Capital Management LLC(4) 3060 Peachtree Road, Suite 1555 Atlanta, GA 30305	8,448,810	5.6%

(1)The beneficial ownership information concerning BlackRock, Inc. ("BlackRock") is based on a Schedule 13G/A filed with the SEC on November 8, 2024, reporting beneficial ownership of 23,013,600 shares of common stock, including sole voting power with respect to 22,835,530 shares and sole dispositive power with respect to 23,013,600 shares as of September 30, 2024.
(2)The beneficial ownership information concerning The Vanguard Group, Inc. ("The Vanguard Group") is based on a Schedule 13G/A filed with the SEC on November 12, 2024, reporting beneficial ownership of 19,855,172 shares of common stock, including shared voting power with respect to 248,344 shares, sole dispositive power with respect to 19,450,457 shares and shared dispositive power with respect to 404,715 shares as of September 30, 2024. The Vanguard Group reports that its clients, including investment companies registered with the SEC and other managed accounts, have the right to receive or the power to direct the recipient of dividends from, or the proceeds from the sale of, the securities reported herein. According to the most recent 13G/A filed by The Vanguard Group with the SEC on March 27, 2026, The Vanguard Group beneficially owns 0.0% as of March 13, 2026, following an internal reorganization pursuant to which The Vanguard Group's beneficial ownership has been disaggregated. The Vanguard Group reports that it no longer has, and can no longer be deemed to have, beneficial ownership over securities beneficially held by certain subsidiaries and/or business divisions pursuant to The Vanguard Group's reliance on SEC Release No. 34-39538.

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(3)The beneficial ownership information concerning the Greenhouse Entities (as defined below) is based on a Schedule 13G/A filed with the SEC on November 13, 2025 by a group of reporting persons consisting of the Greenhouse Long Only Master Fund LP (the "Greenhouse Master Fund"), Joseph Milano, Greenhouse Fund GP LLC (the "Greenhouse Fund GP"), Greenhouse Funds LLLP (the "Greenhouse LLLP"), and Greenhouse GP LLC (the "Greenhouse GP") (hereinafter, collectively, the "Greenhouse Entities"). The Greenhouse Entities are reporting persons affiliated with the Greenhouse LLLP, a private investment firm. The shares of common stock shown as beneficially owned by the Greenhouse Entities are beneficially owned by the Greenhouse Master Fund, the Greenhouse Fund GP, the Greenhouse LLLP, the Greenhouse GP, and Joseph Milano. The Greenhouse Master Fund reported that it had beneficial ownership of and held shared voting power and shared dispositive power with respect to 8,337,703 shares of common stock as of September 30, 2025. The address of the Greenhouse Master Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Greenhouse Fund GP reported that it had beneficial ownership of and held shared voting power and shared dispositive power with respect to 14,027,368 shares of common stock as of September 30, 2025. The Greenhouse LLLP, Greenhouse GP, and Joseph Milano each reported shared voting power with respect to 16,123,377 shares of common stock and beneficial ownership of and shared dispositive power with respect to 17,969,516 shares of common stock as of September 30, 2025. The Schedule 13G/A filing concerning the Greenhouse Entities reports that all of the securities reported are directly owned by advisory clients of Greenhouse LLLP and that, other than the Greenhouse Master Fund, none of those private funds or managed accounts may be deemed to beneficially own more than 5% of our common stock. As reported in the Schedule 13G/A filing, as of September 30, 2025, each of the Greenhouse Entities other than the Greenhouse Master Fund expressly disclaims beneficial ownership of the reported securities except to the extent of his, her or its pecuniary interest therein. Pursuant to Exhibit B to the Schedule 13G/A filing on November 13, 2025, Greenhouse LLLP is the relevant entities for which the Greenhouse GP and Joseph Milano may be considered a control person, and the Greenhouse Master Fund is the relevant entity for which the Greenhouse Fund GP may be considered a control person.
(4)The beneficial ownership Information concerning Shapiro Capital Management LLC ("Shapiro Capital"), an investment adviser under the Investment Advisers Act of 1940, is based on a Schedule 13G/A filed with the SEC on February 17, 2026, reporting beneficial ownership of 8,448,810 shares of common stock, including sole voting power with respect to 7,543,226 shares, shared voting power with respect to 905,584 shares and sole dispositive power with respect to 8,448,810 shares as of December 31, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% or greater shareholders, to file with the SEC reports of ownership and changes in ownership of Common Stock of the Company. Based solely on our review of those reports and written representations that no other reports were required to be filed, the Company believes that all Section 16 reports for its directors and executive officers were timely filed during 2025 with the exception of six Form 4 reports that were filed seven days late on March 12, 2025 due to an administrative oversight. Each of the six Form 4 reports filed late were to report the 2025 annual equity grant made to each of the Company's then-current Section 16 officers: James G. Kelly, Anthony Radesca, Kelli Sterrett, Beimnet Tadele, Brian Webb-Walsh and Darren Wilson.

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Cost of Proxy Solicitation
We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person or by telephone, electronic or facsimile transmission. In accordance with SEC and NYSE rules, NCR Voyix will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR Voyix common stock and Series A Convertible Preferred Stock.
Procedures for Nominations Using Proxy Access
Stockholders interested in submitting nominations to the Board for inclusion in our 2027 proxy materials pursuant to the proxy access provisions in Article I, Section 9 of the Company’s current bylaws must follow the procedures found in the Company’s bylaws. Nominations (containing the information specified in the bylaws regarding the stockholders and the proposed nominee) must be received by NCR Voyix’s Corporate Secretary no earlier than November 22, 2026, no later than 5:00 p.m. Eastern Time on December 22, 2026.
Procedures for Stockholder Proposals and Nominations for 2027 Annual Meeting Pursuant to SEC Rule 14a-8
Stockholders interested in presenting a proposal pursuant to SEC Rule 14a-8 for possible inclusion in the proxy materials for the Company’s 2027 Annual Meeting of Stockholders must follow the procedures found in SEC Rule 14a-8 and the Company’s bylaws. To be eligible for possible inclusion in the Company’s 2027 proxy materials, all qualified proposals must be received by the Company’s Corporate Secretary no later than 5:00 p.m. Eastern Time on December 22, 2026.
Procedures for Stockholder Proposals and Nominations for 2027 Annual Meeting Outside of SEC Rule 14a-8 and Pursuant to SEC Rule 14a-19
Under the Company’s current bylaws, nominations for election of directors, including nominations pursuant to Rule 14a-19 under the Exchange Act, and proposals for other business to be considered by the stockholders at an annual meeting outside of SEC Rule 14a-8 may be made only: (i) pursuant to the Company’s notice of meeting; (ii) by or at the direction of the Board; or (iii) by any stockholder of the Company that was a stockholder of record both at the time of giving of notice as provided for in our bylaws and at the time of the annual meeting, that is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and that has provided the information required by our bylaws and delivered notice to the Company no earlier than 120 days, which is February 3, 2027, nor later than 5:00 p.m. Eastern Time 90 days, which is March 5, 2027, before the first anniversary of the previous year’s annual meeting. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, which notice must be received by the Company’s Corporate Secretary no later than April 4, 2027, which is 60 calendar days prior to the anniversary of this year’s meeting date.
A copy of the full text of the Company’s current bylaws may be obtained upon written request to the Corporate Secretary at the address provided on "Communications with the Board of Directors" section of this proxy statement and online under the “Corporate Governance” section of our website at https://www.ncrvoyix.com/company/corporate-governance.

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Questions Relating to this Proxy Statement — Information about Our Virtual Annual Meeting
What is the purpose of these proxy materials?
We are making this proxy statement, the notice of 2026 annual meeting and our 2025 annual report ("Annual Report") available to stockholders beginning on or about April 21, 2026 in connection with the solicitation by the Board of Directors (the “Board”) of NCR Voyix Corporation, a Maryland corporation (“NCR Voyix,” the “Company,” “we” or “us”), of proxies for the 2026 Annual Meeting of Stockholders, and any postponement or adjournment thereof (the “Annual Meeting”), to be held via a live webcast, for the purposes set forth in these proxy materials.
How do I attend and ask questions at the Annual Meeting?
The Annual Meeting will be held virtually, which allows stockholders the ability to more easily attend the Annual Meeting without incurring travel costs and other inconveniences. If you are a stockholder as of the close of business on March 16, 2026, the record date for the Annual Meeting (the “Record Date”), a proxy for a record stockholder or a beneficial owner of shares of either (i) NCR Voyix’s common stock or (ii) NCR Voyix’s Series A Convertible Preferred Stock, in either case with evidence of ownership, you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via our live webcast by registering at www.virtualshareholdermeeting.com/VYX2026 fifteen minutes prior to the meeting, which provides our stockholders with rights and opportunities to vote and ask questions equivalent to in-person meetings of stockholders. You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to vote and ask questions during the meeting. The Annual Meeting will convene at 9:30 a.m. Eastern Time, on June 3, 2026.
We recommend that you authorize a proxy to vote your shares as described below so that your vote will be counted if you later decide not to virtually attend the Annual Meeting.
How do I access the proxy materials?
We are providing access to our proxy materials (including this proxy statement, the notice of 2026 annual meeting and our Annual Report) over the Internet pursuant to rules adopted by the SEC. Beginning on or about April 21, 2026, we will send Notices of Internet Availability of Proxy Materials (each, a “Notice”) by mail to stockholders entitled to notice of or a vote at the Annual Meeting. The Notice includes instructions on how to view the electronic proxy materials on the Internet, which will be available to all stockholders beginning on or about April 21, 2026. The Notice also includes instructions on how to elect to receive future proxy materials by email. If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site, and you will continue to receive proxy materials in this manner until you terminate your election. We encourage you to take advantage of the availability of our proxy materials on the Internet.
Will I receive a printed copy of the proxy materials?
You will not receive a printed copy of the proxy materials unless you specifically request one. Each Notice includes instructions on how to request a printed copy of the proxy materials, including the proxy card for the Annual Meeting if you are a record holder or the applicable voting instruction form (or forms) if you are a beneficial owner, at no cost to you. By following the instructions on the Notice, you can elect to receive future proxy materials in printed form by mail. If you select to receive future proxy materials physically by mail, we will continue to send you printed materials pursuant to that election until you notify us otherwise.

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Can I access the proxy materials on the Internet?
Yes. The Company’s proxy statement and our Annual Report are accessible free of charge on the "Investor Relations" section of our website (https://investor.ncrvoyix.com/) under Financial Information | SEC Filings and www.virtualshareholdermeeting.com/VYX2026. You may also obtain these materials at the SEC website at www.sec.gov or by contacting the Company’s Corporate Secretary at NCR Voyix Corporation 864 Spring Street NW, Atlanta, Georgia 30308-1007. The Annual Report is not proxy soliciting material. Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this proxy statement.
What does it mean if I receive more than one Notice?
We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR Voyix stockholder.
If you have multiple common stock record accounts or multiple Series A Convertible Preferred Stock record accounts and you have received only one Notice with respect to your common stock or Series A Convertible Preferred Stock, and/or if you share an address with another NCR Voyix stockholder and you have received only one Notice:
•you may write us at 864 Spring Street NW, Atlanta, Georgia 30308-1007, Attn: Investor Relations, or call us at 1-800-225-5627, to request separate copies of the proxy materials at no cost to you; or
•if you no longer wish to participate in the householding program, please call 1-866-540-7095 to “opt-out” or revoke your consent.
If you have multiple NCR Voyix common stock record accounts or multiple Series A Convertible Preferred Stock record accounts and you have received multiple copies of the Notice with respect to either your common stock or Series A Convertible Preferred Stock, and/or if you share an address with another NCR Voyix stockholder and you have received multiple copies of the Notice, and you wish to participate in the householding program, please call 1-866-540-7095 to “opt-in.”
Please note that if you hold both common stock and Series A Convertible Preferred Stock, you can expect to receive a separate Notice for each class of stock. These notices are separate and will not be combined even if you have opted in or consented to householding. See “What if I hold both common stock and Series A Convertible Preferred Stock” below.
Who is soliciting my vote and who pays the cost of this proxy solicitation?
Your vote is being solicited by our Board. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal communication. In accordance with SEC and NYSE rules, NCR Voyix also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR Voyix common stock and Series A Convertible Preferred Stock.
Who will count the vote?
Broadridge Financial Solutions, Inc., an independent third party, will count the votes and act as the inspector of the elections.

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Who is entitled to vote at the Annual Meeting?
Record holders of our common stock and/or Series A Convertible Preferred Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting.
How many votes do I have?
Each record holder of common stock will have one vote for each share of common stock held at the close of business on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of common stock are entitled to vote. There were 139,526,064 shares of common stock outstanding at the close of business on the Record Date.
Each record holder of Series A Convertible Preferred Stock will have a number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Series A Convertible Preferred Stock are entitled to vote together with common stock as a single class. As of the close of business on the Record Date, each share of Series A Convertible Preferred Stock has a conversion rate equal to 57.5601 shares of common stock. As of the close of business on the Record Date, in the aggregate, there were 207,119 shares of Series A Convertible Preferred Stock outstanding, which were convertible into 11,932,569 shares of common stock.
Are there any requirements on how the holders of Series A Convertible Preferred Stock must vote?
Each record holder of Series A Convertible Preferred Stock is entitled to vote in his, her or its discretion on all matters described in this proxy statement.
How do I vote my shares?
Your vote is important. Your shares can be voted at the Annual Meeting only if you are present (via attendance at the virtual Annual Meeting) or if your shares are represented by proxy. Even if you plan to attend the Annual Meeting webcast, we urge you to authorize a proxy to vote your shares in advance.
If you hold both common stock and Series A Convertible Preferred Stock, you will need to vote, or authorize a proxy to vote, each class of stock separately. Please be sure to vote or authorize a proxy to vote for each class of stock separately so that all your votes can be counted. For more information, see “What if I hold both common stock and Series A Convertible Preferred Stock” below.
You can authorize a proxy to vote your shares of common stock or Series A Convertible Preferred Stock electronically by going to www.proxyvote.com, or by calling the toll-free number (for residents of the United States and Canada) listed on the proxy card. Please have your proxy card in hand when going online or calling. If you authorize a proxy to vote your shares electronically, you do not need to return the proxy card. If you received proxy materials by mail and want to authorize your proxy by mail, simply mark the proxy card, and then date, sign and return it in the applicable postage-paid envelope provided so it is received no later than May 20, 2026.
Your shares of common stock or Series A Convertible Preferred Stock will be voted at the Annual Meeting as directed by your electronic proxy or the instructions on your proxy card if: (i) you are entitled to vote those shares; (ii) your proxy for those shares was properly executed or properly authorized electronically; (iii) we received your proxy for those shares prior to the Annual Meeting; and (iv) you did not revoke your proxy for those shares prior to or at the Annual Meeting or provide a later dated proxy. The method by which you vote or authorize a proxy to vote your shares will in no way limit your right to attend and vote at the Annual Meeting webcast if you later decide to do so. However, attendance at the Annual Meeting

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webcast, by itself, will not cause your previously granted proxy to be revoked unless you specifically make that request or vote virtually at the Annual Meeting webcast.
If you properly submit your proxy card, your shares will be voted as you direct or will be voted as specified in the above Board recommendations if you do not direct a particular vote. With respect to director elections, should any nominee be unable to serve, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by properly authorized proxies that were voted in favor of the nominee that became unable to serve will be voted "FOR" the substitute nominee. With respect to any other matter that may be properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons designated as proxies reserve full discretion to vote in accordance with their judgment.
Please note that if you hold any of your shares through a bank, broker or other nominee (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other nominee to vote these shares. Also, if you hold any of your shares in street name, you must obtain a “legal proxy” executed in your favor from your bank, broker or nominee to be able to vote those shares in person via attendance at the virtual Annual Meeting. Obtaining a legal proxy may take several days.
What if I hold both common stock and Series A Convertible Preferred Stock?
Some of our stockholders may hold both common stock and Series A Convertible Preferred Stock. If you are a holder of both common stock and Series A Convertible Preferred Stock, you can expect to receive a separate Notice for each class of stock (or a separate set of printed proxy materials if you previously elected to receive proxy materials in printed form).
You will need to vote, or authorize a proxy to vote, each class of stock separately in accordance with the instructions set forth herein and on the proxy card or voting instruction forms. Voting, or authorizing a proxy to vote, only your common stock will not also cause your shares of Series A Convertible Preferred Stock to be voted, and, similarly, voting, or authorizing a proxy to vote, only your Series A Convertible Preferred Stock will not also cause your shares of common stock to be voted.
If you hold both common stock and Series A Convertible Preferred Stock, please be sure to vote or authorize a proxy to vote for each class of stock separately so that all of your votes can be counted.
If I authorized a proxy, can I revoke it and change my vote?
Yes, you may revoke a proxy at any time before it is exercised at the Annual Meeting by:
•authorizing a new proxy on the Internet or by telephone;
•properly executing and delivering another proxy card (dated as of a date later than the date of the original proxy card), which is received no later than 5:00 p.m. Eastern Time on the business day immediately prior to the Annual Meeting;
•voting by ballot at the Annual Meeting (attendance at the Annual Meeting alone without voting will not revoke a previously authorized proxy); or
•sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 864 Spring Street NW, Atlanta, Georgia 30308-1007. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary at or before the start of the Annual Meeting
Only the most recent, properly authorized proxy will be exercised, and all others will be disregarded regardless of the method by which the proxies were authorized.

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If shares of NCR Voyix’s voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions for those shares.
Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting (in person via attendance at the virtual Annual Meeting or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum.
What vote is required to approve each proposal?

Proposal		Vote required for approval(1)	Effect of Abstentions	Effect of Broker Non-Votes(2)(3)

1.	To elect the eight individuals to the Company's Board of Directors, as described in these proxy materials, each to serve until the next annual meeting of stockholders following his or her election and until his or her respective successor is duly elected and qualifies	Majority of votes cast "FOR" and "AGAINST" each nominee	No effect	No effect

2.	To approve, on a non-binding and advisory basis, the compensation of the Company's named executive officers (Say on Pay), as described in these proxy materials	Majority of votes cast	No effect	No effect

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026	Majority of votes cast	No effect	None expected

4.	To approve the NCR Voyix Corporation 2026 Stock Incentive Plan	Majority of votes cast	No effect	No effect

(1)“Majority of votes cast” means the affirmative vote of a majority of all votes cast by holders of our common stock and Series A Convertible Preferred Stock, voting together as a single class (in person via attendance at the virtual Annual Meeting or by proxy), with the holders of Series A Convertible Preferred Stock voting on an as-converted basis.
(2)Under Maryland law, abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the results of the votes in the election of directors, the Say on Pay proposal, and the proposal to ratify the appointment of our independent registered accounting firm.
(3)A broker “non-vote” occurs when a broker returns a properly executed proxy containing at least one routine matter but does not vote on a particular proposal because the broker does not have the discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner regarding the proposal. Under the rules of the NYSE, brokers have the discretionary authority to vote on the ratification of our independent registered public accounting firm, but not on the election of our directors, on the Say on Pay proposal or on the proposal to approve the NCR Voyix Corporation 2026 Stock Incentive Plan. As brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm if they do not receive voting instructions, we do not expect any broker non-votes on Proposal #3.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. An email address for support is provided during the registration process and a toll-free support number is provided in the email that registrants receive one hour prior to the meeting.

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Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?
No. None of the stockholders of the Company have any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.
When will you publish the results of the Annual Meeting?
We will include the results of the votes taken at the Annual Meeting in a Current Report on Form 8-K filed with the SEC following the Annual Meeting.

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Supplementary Non-GAAP Information
While the Company reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this proxy statement the Company also uses certain non-GAAP measures which are described below.
"Adjusted EBITDA" is defined as GAAP net income (loss) from continuing operations attributable to NCR Voyix plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization (excluding acquisition-related amortization of intangibles); plus stock-based compensation expense; plus pension mark-to-market adjustments and other special items, including amortization of acquisition-related intangibles, acquisition-related costs, loss (gain) on disposal of businesses, loss (gain) on extinguishment of debt, separation-related costs, cyber ransomware incident recovery costs net of insurance recoveries, fraudulent ACH disbursements costs net of recoveries, foreign currency devaluation, transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), strategic initiative costs and litigation costs, among others. The special items are considered non-operational or non-recurring in nature, so are excluded from the Adjusted EBITDA metric utilized by our chief operating decision maker in evaluating segment performance and are separately delineated to reconcile back to total reported income (loss) from continuing operations attributable to NCR Voyix. The Company believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments.
The Company determines "Non-GAAP Diluted EPS" by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles, acquisition-related costs, loss (gain) on disposal of businesses, loss (gain) on extinguishment of debt, separation-related costs, cyber ransomware incident recovery costs net of insurance recoveries, fraudulent ACH disbursements costs net of recoveries, foreign currency devaluation, transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), strategic initiative costs and litigation costs, among others, from the Company’s GAAP earnings per share. Due to the non-operational nature of these pension and other special items, the Company’s management uses these non-GAAP measures to evaluate year-over-year operating performance. The Company believes this measure is useful for investors because it provides a more complete understanding of the Company’s underlying operational performance, as well as consistency and comparability with the Company’s past reports of financial results.

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$ In millions	FY 2025	FY 2024

Net Income (Loss) from Continuing Operations Attributable to NCR Voyix (GAAP)	$42	($201)

Depreciation and amortization (excluding acquisition-related amortization of intangibles)	199	206

Acquisition-related amortization of intangibles	25	28

Interest expense	60	134

Interest income	(8)	(9)

Income tax expense (benefit)	(73)	4

Stock-based compensation expense	34	40

Transformation and restructuring costs	124	125

Separation costs	—	10

Loss (gain) on disposal of businesses	(3)	(14)

Foreign currency devaluation	—	15

Fraudulent ACH disbursements	—	(5)

Pension mark-to-market adjustments	(13)	(12)

Cyber ransomware incident recovery costs	—	(13)

Strategic initiatives	16	48

Litigation costs	22	—

Loss (gain) on debt extinguishment	—	(8)

Adjusted EBITDA (Non-GAAP)	$425	$348

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FY 2025

Diluted earnings per share from continuing operations (GAAP)(1)	$0.16

Acquisition-related amortization of intangibles	0.13

Stock-based compensation expense	0.21

Transformation and restructuring costs	0.58

Loss (gain) on disposal of businesses	(0.01)

Pension mark-to-market adjustments	(0.06)

Strategic initiatives	0.08

Litigation costs	0.11

Legal entity restructuring tax benefit	(0.42)

Non-GAAP Diluted EPS(1)	$0.90

(1)Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company’s Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

$ In millions except per share data	FY 2025	FY 2025 Non-GAAP

Income (loss) from continuing operations attributable to NCR Voyix common stockholders	—	—

Income (loss) from continuing operations (attributable to NCR Voyix)	$42	$140

Dividends on convertible preferred shares	(20)	—

Income (loss) from continuing operations attributable to NCR Voyix common stockholders	$22	$140

Weighted average outstanding shares	—	—

Weighted average diluted shares outstanding	141.1	141.1

Weighted as-if converted preferred shares	—	15.3

Total shares used in diluted earnings per share	141.1	156.4

Diluted earnings per share from continuing operations	$0.16	$0.90

The Company’s definitions and calculations of these non-GAAP measures may differ from similarly titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.
The Company also uses certain other terms in this proxy statement, such as AIP EBITDA, AIP Revenue, constant currency, LTI EBITDA, LTI Recurring Revenue and Recurring Revenue as defined in the "Glossary of Key Terms Used in Our CD&A and Executive Compensation Tables" section.

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan

NCR VOYIX CORPORATION
2026 STOCK INCENTIVE PLAN
ARTICLE I.
PURPOSE; DEFINITIONS
The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide the Company and its Subsidiaries and Affiliates with an equity plan providing incentives directly linked to stockholder value.
Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
(a)    “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.
(b)    “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(c)    “Award” means an Option, SAR, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Cash Award granted pursuant to the terms of the Plan.
(d)    “Award Agreement” means a written (including electronic) document or agreement setting forth the terms and conditions of a specific Award.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cash Award” means a cash-based award granted under Section 8.02.
(g)    “Cause” means, unless otherwise provided in the applicable Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under Federal law, the law of the state in which such action occurred or any comparable provision of foreign law, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s ethics and compliance program, or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the general rule of Section 2.03, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
(h)    “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Committee determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 3.04 is appropriate.
(i)    “Change in Control” has the meaning set forth in Section 9.02
(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the regulations promulgated thereunder.
(k)    “Committee” has the meaning set forth in Section 2.01.

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
(l)    “Common Stock” means the common stock, par value $0.01 per share, of the Company.
(m)    “Company” means NCR Voyix Corporation, a Maryland corporation, or any successor entity, as applicable.
(n)    “Disability” means, unless otherwise provided in the applicable Award Agreement (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define Disability: (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “Disability” as determined by the Committee. Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant will be considered to have a Disability only if such condition also constitutes a “disability” within the meaning of Section 409A(a)(2)(C).
(o)    “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(p)    “Effective Date” has the meaning set forth in Section 10.01.
(q)    “Eligible Individuals” mean directors, officers, employees, independent contractors and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees, independent contractors and consultants who have accepted offers of employment or service from the Company or a Subsidiary or Affiliate.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(s)    “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the trading date, or if Shares were not traded on the Applicable Exchange on the trading date, then on the immediately preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.
(t)    “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.
(u)    “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(v)    “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.
(w)    “Nonqualified Option” means any Option that is not an Incentive Stock Option.
(x)    “Option” means an Award granted under Article V that is not a SAR.
(y)    “Other Stock-Based Award” means Awards of Common Stock and other Awards granted under Section 8.01 that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including unrestricted stock, dividend equivalents, and convertible debentures.
(z)    “Participant” means an Eligible Individual to whom an Award is or has been granted.

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(aa)    “Performance Goals” means any performance goals established by the Committee in its sole discretion in connection with the grant of Awards under the Plan. The Committee shall have the authority to make equitable adjustments to the Performance Goals as may be determined by the Committee in its sole discretion.
(bb)    “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
(cc)    “Plan” means this NCR Voyix Corporation 2026 Stock Incentive Plan, as may be amended and/or restated from time to time.
(dd)    “Prior Plan” means the NCR Corporation 2017 Stock Incentive Plan, as amended.
(ee)    “Restricted Stock” means an Award granted under Article VI.
(ff)    “Restricted Stock Units” means an Award granted under Article VII.
(gg)    “SAR” means a stock appreciation right, as described in Section 5.02.
(hh)    “Share” means a share of Common Stock.
(ii)    “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least 50% of the voting shares or other similar interests of, or a sole general partner interest or managing member or similar interest in, such corporation, partnership, joint venture or other entity, is owned, directly or indirectly, by the Company or any successor to the Company.
(jj)    “Term” means the maximum period during which an Option or SAR may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
(kk)    “Termination of Employment” means, unless otherwise provided in the applicable Award Agreement, the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a nonemployee capacity, such change in status shall not be deemed a Termination of Employment. Unless otherwise determined by the Committee, a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.
ARTICLE II.
ADMINISTRATION
SECTION 2.01.        Committee. The Plan shall be administered by the Compensation and Human Resource Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:
(a)    to select the Eligible Individuals to whom Awards may from time to time be granted;

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(b)    to determine whether and to what extent Awards are to be granted hereunder;
(c)    to determine the number of Shares to be covered by each Award granted hereunder;
(d)    to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(e)    subject to Article X, to modify, amend or adjust the terms and conditions of any Award;
(f)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(g)    to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to define terms not otherwise defined herein or therein;
(h)    to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;
(i)    to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(j)    to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award granted under the Plan in the manner and to the extent the Committee determines appropriate to reflect the intended provisions of the Plan or that Award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply), including any provision of Federal or state law or comparable provision of foreign law; and
(k)    to otherwise make such other determinations as the Committee determines appropriate to administer the Plan.
SECTION 2.02.        Procedures.
(a)    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the rules of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.
(b)    Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
SECTION 2.03.    Discretion of Committee. Any determination made by the Committee or its delegate under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. Subject to Article I(g), all decisions made by the Committee or its delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.
SECTION 2.04.    Cancellation or Suspension. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be cancelled or suspended. In particular, but without limitation (except as otherwise required by applicable law), all outstanding Awards held by any Participant may be cancelled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or its delegate.

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SECTION 2.05.    Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Article X.
ARTICLE III.
COMMON STOCK SUBJECT TO PLAN
SECTION 3.01.        Plan Maximum. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be a total of 10,700,000 Shares (subject to the rules for calculating Shares delivered pursuant to Section 3.03 and any future adjustment as may be made pursuant to Section 3.04), less one Share for every one Share subject to an Award granted under the Prior Plan after March 16, 2026 and prior to the Effective Date. Shares subject to an Award under the Plan may be authorized and unissued Shares. No additional awards shall be granted under the Prior Plan on or after the Effective Date.
SECTION 3.02.    Annual Director Compensation Limit. No Participant who is a non-employee director shall, in respect of service as a non-employee director, be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The Committee may make exceptions to increase such limit for an individual non-employee director in extraordinary circumstances, such as where a non-employee director serves as the non-executive chairman of the Board or lead independent director, or as a member of a special litigation or transaction committee of the Board, as the Committee may determine in its sole discretion; provided, however, that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.
SECTION 3.03.    Rules for Calculating Shares Delivered.
(a)    To the extent that any Award is forfeited or cancelled, or any Option or SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.
(b)    If the tax withholding obligations relating to any Award (other than an Option or SAR) are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, only the net number of Shares received by the Participant with respect to such Award shall be deemed to have been issued for purposes of the maximum number of Shares set forth in Section 3.01. However, if the exercise price of any Option and/or the tax withholding obligations relating to any Option or SAR are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Option or SAR or if any Shares subject to a SAR are delivered upon the exercise of such SAR, the full number of Shares subject to such Option or SAR shall be deemed to have been issued for purposes of the maximum number of Shares set forth in Section 3.01. For the avoidance of doubt, any Shares repurchased by the Company on the open market with the proceeds of the exercise price of an Option or SAR (including any option or stock appreciation right granted under the Prior Plan that are outstanding on the Effective Date) shall not be added to the maximum number of Shares set forth in Section 3.01.
(c)    The provisions of Section 3.03(a) and 3.03(b) shall also apply to awards granted under the Prior Plan that are outstanding on the Effective Date such that (i) any Shares subject to such awards granted under the Prior Plan that are forfeited or terminated, expire, lapse without being exercised or are settled for cash shall again be available for Awards under the Plan, (ii) if the tax withholding obligations relating to any award (other than an option or stock appreciation right) granted under the Prior Plan are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such award, only the net number of

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Shares received by the Participant shall be deemed to have been issued for purposes of the maximum number of Shares set forth in Section 3.01 and (iii) if the exercise price of any option granted under the Prior Plan and/or the tax withholding obligations relating to any option or stock appreciation right granted under the Prior Plan are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such option or stock appreciation right or if any Shares subject to a stock appreciation right granted under the Prior Plan are delivered upon the exercise of such stock appreciation right, the full number of Shares subject to such option or stock appreciation right shall be deemed to have been issued for purposes of the maximum number of Shares set forth in Section 3.01.
SECTION 3.04.    Adjustment Provisions.
(a)    In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, in the manner determined by the Committee, in its sole discretion, in (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the number and kind of Shares or other securities subject to outstanding Awards, (C) the exercise price of outstanding Options and SARs, and (D) the Performance Goals and performance periods applicable to any outstanding Awards. Such other equitable substitutions or adjustments shall be made in the manner determined by the Committee, in its sole discretion.
(b)    Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Committee may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate exercise price thereof, if any; provided, however, that if the exercise price of any outstanding Award is equal to or greater than the Fair Market Value of the Shares, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the Participant.
(c)    Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or an entity acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in Section 5.03. The number of Shares underlying any Substitute Awards shall be counted against the maximum number of Shares set forth in Section 3.01; provided, however, that the Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines shall not be counted against the maximum number of Shares set forth in Section 3.01 (subject to the rules of the Applicable Exchange).
(d)    Notwithstanding anything in the Plan to the contrary: (i) any adjustments made pursuant to this Section 3.04 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 3.04 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to this Section 3.04 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.
SECTION 3.05.        One-Year Minimum Vesting Requirement. Any Awards (other than Cash Awards) granted under the Plan (other than (i) such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Section 3.01, (ii) Shares delivered in lieu of earned cash obligations and (iii) Awards granted to non-employee directors that vest on the earlier of the one-year

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anniversary of the Grant Date or the next annual meeting of stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting) shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards (or any portion thereof) shall vest prior to the first anniversary of the applicable Grant Date. Notwithstanding the foregoing, the Committee may accelerate the vesting of Awards prior to the first anniversary of the applicable Grant Date (i) due to the Participant’s death, Disability, retirement, leave of absence or termination of employment, or upon a divestiture, Disaffiliation, reduction in force or any other similar event, in each case as determined by the Committee or (ii) as provided in Section 9.01 in connection with a Change in Control.
ARTICLE IV.
ELIGIBILITY
Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code); provided, further, that Options or SARs that are intended to be exempt from Section 409A of the Code may be granted only to Eligible Individuals who are providing services to the Company or any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of Section 409A of the Code).
ARTICLE V.
OPTIONS AND STOCK APPRECIATION RIGHTS
SECTION 5.01.        Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and in the event the Award Agreement has no such designation, the Option shall be by default a Nonqualified Option).
SECTION 5.02.        Nature of Stock Appreciation Rights. A SAR may be granted free-standing, in relation to an Option being granted at the same time as the SAR is granted, or in relation to an Option both which is not an Incentive Stock Option and which has been granted prior to the grant of the SAR. Upon the exercise of a SAR, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable SAR, multiplied by (ii) the number of Shares in respect of which the SAR has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the SAR.
SECTION 5.03.    Exercise Price; No Repricing Absent Stockholder Approval.     The exercise price per Share subject to an Option or SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and, unless otherwise determined by the Committee and set forth in the applicable Award Agreement, shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. Other than pursuant to Section 3.04, in no event shall the Committee be permitted, without approval by the Company’s stockholders, to reprice Options or SARs or buyout underwater Options or SARs by (i) lowering the exercise price per Share of any outstanding Option or SAR after the Grant Date; (ii) cancelling an Option or SAR (at a time when the applicable exercise price per Share exceeds the Fair Market Value of the underlying Shares) in exchange for cash, property or another Award; (iii) taking any action that would be treated as a repricing under generally accepted accounting principles; or (iv) taking any other action that has the same effect as clause (i), (ii) or (iii), unless such amendment, cancellation, or action is approved by the Company’s stockholders. Unless otherwise determined by the Committee, any Option as to which a SAR is related shall no longer be exercisable to the extent the SAR has been exercised and the exercise of an Option shall cancel any related SAR to the extent of such exercise.

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SECTION 5.04.    Term. The Term of each Option and each SAR shall be fixed by the Committee, but shall not exceed 10 years from the Grant Date.
SECTION 5.05.    Vesting and Exercisability. Except as otherwise provided herein, Options and SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.
SECTION 5.06.    Method of Exercise. The method of exercising Options and SARs shall be set forth in the applicable Award Agreement.
SECTION 5.07.    Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefore has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or SAR (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 11.01 and (ii) in the case of an Option, has paid in full for such Shares. For the avoidance of doubt, the applicable Participant shall not have the right to receive dividends or dividend equivalents with respect to the Common Stock that is subject to the Option or SAR prior to the satisfaction of all of the conditions set forth in the preceding sentence.
SECTION 5.08.    Nontransferability of Options and Stock Appreciation Rights. No Option or SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or SAR and solely as expressly permitted by the Committee, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of the Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options or SARs shall be exercisable, subject to the terms of the Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or SAR is permissibly transferred pursuant to this Section 5.08, it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.
SECTION 5.09.    Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted under the Plan shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. All of the Shares reserved for issuance under the Plan as of the Effective Date pursuant to Section 3.01 (subject to adjustment as provided in Section 3.04) may be granted as Incentive Stock Options.
(a)    Notwithstanding anything to the contrary in the Plan, if an Incentive Stock Option is granted to a Participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code), the term of the Incentive Stock Option shall not exceed five years from the time of grant of such Incentive Stock Option and the exercise price shall be at least 110% of the Fair Market Value of a share of the Common Stock on the applicable Grant Date.
(b)    To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Options.

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(c)    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such Incentive Stock Option. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the Grant Date of the Incentive Stock Option and (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.
(d)    Neither the Company nor the Committee will be liable to a Participant, or to any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.
ARTICLE VI.
RESTRICTED STOCK
SECTION 6.01.        Nature of Restricted Stock. Shares of Restricted Stock are Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or stock certificates with such legends as the Committee shall specify. Notwithstanding anything in the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
SECTION 6.02.    Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
(a)    The Committee may condition the grant or vesting of an Award upon the attainment of one or more Performance Goals. The Committee may also condition the grant or vesting thereof upon the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Goals) need not be the same with respect to each recipient.
(b)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the Grant Date of such Restricted Stock Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(c)    Except as provided in this Article VI and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares; provided, however, that subject to Section 409A of the Code and Section 11.05, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and either (x) accrued in cash and paid to the Participant subject to, and at the same time as, the vesting of the underlying Restricted Stock or (y) reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3.04, dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock. Furthermore, notwithstanding any provision in the Plan to the contrary, in the case of a Restricted Stock Award the vesting of which is conditioned upon the achievement of Performance Goals, the

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Committee may provide, as set forth in the applicable Award Agreement, that a Participant shall not be entitled to receive payment for dividends with respect to such Restricted Stock Award unless, until and except to the extent that (i) the applicable Performance Goals are achieved or are otherwise deemed satisfied, and (ii) any time-based or service-based vesting conditions are satisfied.
ARTICLE VII.
RESTRICTED STOCK UNITS
SECTION 7.01.    Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.
SECTION 7.02.    Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:
(a)    The Committee may condition the vesting of Restricted Stock Units upon the attainment of one or more Performance Goals. The Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits in accordance with the requirements of Section 409A of the Code.
(b)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the Grant Date of such Restricted Stock Units for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(c)    Except as provided in the applicable Award Agreement, the applicable Participant shall generally not have the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock Units; provided, however, that subject to Section 409A of the Code and Section 11.05, the Committee may provide, as set forth in the applicable Award Agreement, that (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Units shall be automatically deferred and either (x) accrued in cash and paid to the Participant subject to, and at the same time as, the settlement of the underlying Restricted Stock Units or (y) reinvested in additional Restricted Stock Units, held subject to the vesting and settlement of the underlying Restricted Stock Units, and (B) subject to any adjustment pursuant to Section 3.04, dividends payable in Common Stock shall be paid in the form of Restricted Stock Units of the same class as the Common Stock with which such dividend was paid, held subject to the vesting and settlement of the underlying Restricted Stock Units. Furthermore, notwithstanding any provision in the Plan to the contrary, in the case of Restricted Stock Units the vesting of which is conditioned upon the achievement of Performance Goals, the Committee may provide, as set forth in the applicable Award Agreement, that a Participant shall not be entitled to receive payment for dividends with respect to such Restricted Stock Units unless, until and except to the extent that (i) the applicable Performance Goals are achieved or are otherwise deemed satisfied, (ii) any time-based or service-based vesting conditions are satisfied and (iii) the Restricted Stock Units are settled in the form of Shares.
ARTICLE VIII.
OTHER STOCK-BASED AWARDS; CASH AWARDS
SECTION 8.01.        Other-Stock Based Awards. Other Stock-Based Awards may be granted under the Plan, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including but not limited to dividend equivalents, and may be granted as unrestricted Shares, in each case either alone or in

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
addition to other Awards under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of Shares to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of Performance Goals) and all other terms and conditions of such Other Stock-Based Awards.
SECTION 8.02.    Cash Awards. The Committee may grant Awards that are payable solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.
ARTICLE IX.
CHANGE IN CONTROL PROVISIONS
SECTION 9.01.        Impact of Event. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control (as herein defined) unless Awards are assumed, converted or replaced, such Awards shall vest immediately prior to such Change in Control. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination of Employment during the 24-month period following a Change in Control (x) by the Company other than for Cause or Disability or (y) for Participants who are participants in the NCR Voyix Corporation 2024 Executive Severance Plan (the “Executive Severance Plan”), for Participants who are covered by an NCR severance plan, policy or guidelines (“Severance Policy”) at a level that provides the Participant with the opportunity to resign for “good reason,” and for other Participants to the extent set forth in an Award Agreement, by the Participant for Good Reason (as herein defined):
(a)    any Options and SARs outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the expiration of the Term of such Option or SAR;
(b)    the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and
(c)    all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be deemed to be and treated as earned and vested and payable in full, with any Performance Goals imposed with respect to such Awards deemed to be achieved at the greater of target and actual performance levels, and any deferral or other restriction shall lapse and be of no force or effect and such Restricted Stock Units shall be settled as promptly as is practicable after such Termination of Employment in (subject to Section 3.04) the form set forth in the applicable Award Agreement.
For purposes of this Article IX, “Good Reason” means if the Participant is a participant in the Executive Severance Plan or is subject to the Severance Policy, “Good Reason” as defined in the Executive Severance Plan or the Severance Policy, as applicable, or, if the Participant is not a participant in the Executive Severance Plan or the Severance Policy, as applicable, “Good Reason” as defined in the Award Agreement to which the applicable Participant is a party.
Notwithstanding any provision of this Article IX to the contrary, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, in the event of a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, then, to the extent required to avoid accelerated taxation and/

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
or tax penalties under Section 409A of the Code, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change in Control.
SECTION 9.02.    Definition of Change in Control. Unless otherwise provided in the applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 9.02(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 9.02(c); or
(b)    Individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
ARTICLE X.
TERM, AMENDMENT AND TERMINATION
SECTION 10.01.    Effectiveness. The Plan shall be effective on the date it is approved by the stockholders of the Company at a duly constituted meeting of the stockholders of the Company (the “Effective Date”).
SECTION 10.02.    Termination. The Plan will terminate on the tenth (10th) anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan and shall remain outstanding and subject to the terms and conditions of the Plan.
SECTION 10.03.    Amendment of Plan. The Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules.
SECTION 10.04.    Amendment of Awards. Subject to Section 5.03, the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
ARTICLE XI.
GENERAL PROVISIONS
SECTION 11.01.    Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares, if applicable, may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or any Award Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan.
SECTION 11.02.    Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees or other Eligible Individuals.
SECTION 11.03.    No Contract of Employment or Service. The Plan shall not constitute a contract of employment or service, and adoption of the Plan shall not confer upon any employee or other Eligible Individual any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee or service of any other Eligible Individual at any time for any reason or no reason.
SECTION 11.04.    Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant or becomes taxable to a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, at the statutory withholding rate determined to be applicable in the discretion of the Company (up to the Participant’s maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company) that will not result in an adverse accounting consequence or cost. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
be conditional on such payment or arrangements, and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. For purposes of calculating compensation income and withholding for transactions that settle in Common Stock, unless otherwise determined by the Committee, the Company shall use the closing price of a Share on the Applicable Exchange on the trading date immediately preceding the distribution date of the Common Stock.
SECTION 11.05.    Limitation on Dividends, No Rights as Stockholder. Reinvestment of dividends in additional Restricted Stock or Restricted Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Article III for such reinvestment or payment (taking into account then outstanding Awards). Subject to the terms of the Plan and the requirements of Section 409A of the Code, in the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 11.05. Except as otherwise expressly provided in the Plan, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) with respect to any Shares to be distributed under the Plan unless and until the Participant has become a holder of such Shares.
SECTION 11.06.    Designation of Death Beneficiary. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant, after such Participant’s death, may be exercised.
SECTION 11.07.    Subsidiary Employees. In the case of a grant of an Award to any employee or other Eligible Individual of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee or other Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or cancelled should revert to the Company.
SECTION 11.08.    Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.
SECTION 11.09.    Non-Transferability. Except as otherwise provided in Section 5.08 or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
SECTION 11.10.    Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
SECTION 11.11.    Deferrals. Subject to the requirements of Section 409A of the Code, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, including, subject to the provisions of the Plan (including Section 11.05) and the provisions of the applicable Award Agreement, any interest or dividends, or interest or dividend equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.
SECTION 11.12.    Compliance with Section 409A of the Code. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, and if the Participant holding the Award is a “specified employee” (as defined by Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined by Section 409A of the Code) or, if earlier, the date of the Participant’s death. In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Committee shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts; provided, however, that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries or Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.
SECTION 11.13.    Section 16(b) of the Exchange Act. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under the short-swing recovery rules of Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise or vesting of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
SECTION 11.14.    Clawback. Notwithstanding anything in the Plan to the contrary, any Award, including any Shares, cash or other property subject to or purchased or received pursuant to an Award, shall be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, or otherwise required by applicable law, including, without limitation, the NCR Voyix Corporation Clawback Policy as may be amended and/or restated from time to time, and any successor policy.

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Appendix A - NCR Voyix Corporation 2026 Stock Incentive Plan
SECTION 11.15.    Unfunded Status of the Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
SECTION 11.16.    Construction. All references to the Plan to “Section,” “Sections,” or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but shall be deemed to be followed by the words “without limitation,” except as expressly provided, and the word “or” shall not be deemed to be exclusive.

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